As filed with the Securities and Exchange Commission on April 13, 2022

Registration No. 333-255406

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 4

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NOBLE CORPORATION

(Exact name of registrant as specified in its charter)

Cayman Islands	98-1575532
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

13135 Dairy Ashford, Suite 800

Sugar Land, Texas 77478

(281) 276-6100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard B. Barker

Noble Corporation

13135 Dairy Ashford, Suite 800

Sugar Land, Texas 77478

(281) 276-6100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Clinton W. Rancher

Lakshmi Ramanathan

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

(713) 229-1234

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 13, 2022

PROSPECTUS

NOBLE CORPORATION

39,458,425 Ordinary Shares

This prospectus relates to the resale, from time to time, by the selling shareholders identified in this prospectus or in a subsequent prospectus supplement of up to 39,458,425 ordinary shares, par value $0.00001 per share (“Ordinary Shares”), of us, including up to 1,341,708 Ordinary Shares issuable upon the exercise of outstanding Tranche 1 Warrants, Tranche 2 Warrants and Penny Warrants (each as defined herein and, collectively, the “Warrants”). See “Description of Capital Stock” for more information on the Warrants. This prospectus also relates to an indeterminate number of Ordinary Shares that may become issuable upon exercise of the Warrants as a result of anti-dilution adjustments.

We are registering the offer and sale of the Ordinary Shares pursuant to registration rights we have granted under a registration rights agreement dated as of February 5, 2021 and a registration rights agreement dated as of April 15, 2021. We have agreed to bear all of the expenses incurred in connection with the registration of the Ordinary Shares. The selling shareholders will pay or assume brokerage commissions and similar charges, if any, incurred in the sale of the Ordinary Shares.

We are not selling any Ordinary Shares under this prospectus, and we will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholders under this prospectus. Our registration of the Ordinary Shares covered by this prospectus does not mean that the selling shareholders will offer or sell any of the Ordinary Shares. The Ordinary Shares to which this prospectus relates may be offered and sold from time to time directly by the selling shareholders or alternatively through underwriters, broker dealers, or agents. The selling shareholders will determine at what price they may sell the Ordinary Shares offered by this prospectus, and such sales may be made at fixed prices, at prevailing market prices at the time of the sale, at prices related to prevailing market prices or at negotiated prices. See “Plan of Distribution” and “Selling Shareholders.”

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

Our Ordinary Shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “NE.”

Investing in the Ordinary Shares involves risks. See “Risk Factors” beginning on page 8 of this prospectus for a discussion of the risks regarding an investment in the Ordinary Shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2022.

EXPLANATORY NOTE

As previously reported, on July 31, 2020 (the “Petition Date”), Noble Holding Corporation plc (formerly known as Noble Corporation plc), a public limited company incorporated under the laws of England and Wales (“Legacy Noble”), and certain of its subsidiaries filed voluntary petitions in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) seeking relief under chapter 11 of title 11 of the United States Code. On September 4, 2020, the Debtors (as defined herein) filed with the Bankruptcy Court the Joint Plan of Reorganization of Noble Corporation plc and its Debtor Affiliates, which was subsequently amended on October 8, 2020 and October 13, 2020 and modified on November 18, 2020 (as amended, modified or supplemented, the “Plan”), and the related disclosure statement. On September 24, 2020, six additional subsidiaries of Legacy Noble (together with Legacy Noble and its subsidiaries that filed on the Petition Date, as the context requires, the “Debtors”) filed voluntary petitions in the Bankruptcy Court. The chapter 11 proceedings were jointly administered under the caption Noble Corporation plc, et al. (Case No. 20-33826) (the “Chapter 11 Cases”). On November 20, 2020, the Bankruptcy Court entered an order confirming the Plan.

In connection with the Chapter 11 Cases and the Plan, on and prior to the Effective Date (as defined herein), Legacy Noble and certain of its subsidiaries effectuated certain restructuring transactions, pursuant to which Legacy Noble formed Noble Corporation, an exempted company incorporated in the Cayman Islands with limited liability (“Noble”), as an indirect, wholly-owned subsidiary of Legacy Noble and transferred to Noble substantially all of the subsidiaries and other assets of Legacy Noble. On February 5, 2021 (the “Effective Date”), the Plan became effective in accordance with its terms, the Debtors emerged from the Chapter 11 Cases and Noble became the new parent company. For a description of the events that occurred on the Effective Date, including the issuance of the Ordinary Shares and the Warrants, see “Note 2—Chapter 11 Emergence” to Noble’s consolidated financial statements included in Part II, Item 8 in the 2021 Form 10-K (as defined herein). In accordance with the Plan, Legacy Noble and its remaining subsidiary will in due course be wound down and dissolved in accordance with applicable law. Noble’s principal asset is all of the shares of Noble Finance Company (formerly known as Noble Corporation), an exempted company incorporated in the Cayman Islands with limited liability (“Finco”). The Bankruptcy Court closed the Chapter 11 Cases with respect to all Debtors other than Legacy Noble, pending its wind down. Finco has no public equity outstanding. The consolidated financial statements of Noble include the accounts of Finco and Noble conducts substantially all of its business through Finco and its subsidiaries. Finco was an indirect, wholly-owned subsidiary of Legacy Noble prior to the Effective Date and has been a direct, wholly-owned subsidiary of Noble since the Effective Date.

On the Effective Date, Noble entered into a registration rights agreement (the “Bankruptcy RRA”) with certain parties who received Ordinary Shares and Warrants under the Plan (the “Bankruptcy RRA Holders”). Under the Bankruptcy RRA, Bankruptcy RRA Holders have certain demand and piggyback registration rights, subject to the limitations set forth in the Bankruptcy RRA. Pursuant to their underwritten offering registration rights, Bankruptcy RRA Holders have the right to demand that Noble register underwritten offerings of any or all of their Registrable Securities (as defined in the Bankruptcy RRA) pursuant to an effective registration statement, subject to certain conditions, including that the aggregate proceeds expected to be received from such an offering is equal to or greater than $20 million, unless such demand is not pursuant to a shelf registration statement, in which case certain Bankruptcy RRA Holders may require that Noble register an underwritten offering for an amount that would enable all remaining Registrable Securities to be included in such offering. In addition, the Bankruptcy RRA requires Noble to register for resale such Registrable Securities pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), including by filing a registration statement on Form S-1 or Form S-3 by the applicable deadline set forth in the Bankruptcy RRA.

On March 25, 2021, Noble entered into an Agreement and Plan of Merger (the “Pacific Drilling Merger Agreement”) with Duke Merger Sub, LLC, a wholly-owned subsidiary of Noble (“Duke Merger Sub”), and Pacific Drilling Company LLC (“Pacific Drilling”), providing for the merger of Duke Merger Sub with and into Pacific Drilling (the “Pacific Drilling Merger”), with Pacific Drilling continuing as the surviving company and a

i

wholly-owned subsidiary of Noble. The board of directors of Noble (the “Board”) and the board of directors of Pacific Drilling unanimously approved and adopted the Pacific Drilling Merger Agreement.

On April 15, 2021, Noble completed the Pacific Drilling Merger with Pacific Drilling. In connection with the Pacific Drilling Merger, and pursuant to the terms and conditions set forth in the Pacific Drilling Merger Agreement, (a) each membership interest in Pacific Drilling (the “Membership Interests”) was converted into the right to receive 6.366 Ordinary Shares and (b) each of Pacific Drilling’s warrants outstanding immediately prior to the effective time of the Pacific Drilling Merger (the “Pacific Warrants”) was converted into the right to receive 1.553 Ordinary Shares. As part of the transaction, Pacific Drilling’s equity holders received 16,600,140 Ordinary Shares.

On April 15, 2021, in connection with the closing of the Pacific Drilling Merger, Noble entered into a registration rights agreement (the “Pacific Drilling Merger RRA”) with each of the holders identified therein (the “Pacific Drilling Merger RRA Holders”), pursuant to which, among other things, Noble is required to file with the Securities and Exchange Commission (the “SEC”) a registration statement registering for resale the Ordinary Shares issuable to the Pacific Drilling Merger RRA Holders upon consummation of the Pacific Drilling Merger, and subject to certain limitations set forth therein, certain Pacific Drilling Merger RRA Holders have customary shelf, demand and piggyback registration rights. In addition, pursuant to the Pacific Drilling Merger RRA, certain Pacific Drilling Merger RRA Holders have the right to require Noble, subject to certain limitations set forth therein, to effect a distribution of any or all of their Ordinary Shares by means of an underwritten offering. Noble is not obligated to effect any underwritten offering unless the dollar amount of the registrable securities of the Pacific Drilling Merger RRA Holder(s) demanding such underwritten offering to be included therein is reasonably likely to result in gross sale proceeds of at least $20 million.

Noble is filing the registration statement of which this prospectus forms a part pursuant to the foregoing registration obligations under the Bankruptcy RRA and the Pacific Drilling Merger RRA. The foregoing description of each of the Bankruptcy RRA and the Pacific Drilling Merger RRA is only a summary and does not purport to be complete, and such description is qualified in its entirety by reference to the full text of the Bankruptcy RRA and the Pacific Drilling Merger RRA, as applicable, each of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Unless otherwise expressly set forth or as the context otherwise indicates, all financial information and data and accompanying financial statements and corresponding notes, as of and prior to the Effective Date, contained or incorporated by reference herein reflect the actual historical consolidated results of operations and financial condition of Legacy Noble for the periods presented and do not give effect to the Plan or any of the transactions contemplated thereby or the adoption of fresh start accounting, which Noble adopted as of the Effective Date. Accordingly, such financial information may not be representative of Noble’s performance or financial condition after the Effective Date. Except with respect to such historical financial information and data and accompanying financial statements and corresponding notes or as otherwise suggested by the context, all other information contained herein relates to Noble following the Effective Date.

ABOUT THIS PROSPECTUS

Unless we otherwise indicate, or unless the context requires otherwise, references in this prospectus to “Noble,” the “Company,” “we,” “us” and “our” refer collectively to Noble and its consolidated subsidiaries when referring to periods following the Effective Date, and to Legacy Noble and its consolidated subsidiaries when referring to periods prior to the Effective Date. In the section “Description of Capital Stock,” references to “Noble,” the “Company,” “we,” “us” and “our” refer only to Noble and not to any of our subsidiaries.

This prospectus is part of a registration statement that we have filed with the SEC. This prospectus provides you with a general description of us and the securities that may be offered by the selling shareholders. Because each of the selling shareholders may be deemed to be an “underwriter” within the meaning of the Securities Act, each time securities are offered by the selling shareholders pursuant to this prospectus, the selling shareholders may be required to provide you with this prospectus and, in certain cases, a prospectus supplement that will contain specific information about the selling shareholders and the terms of the securities being offered. The prospectus supplement may also add to, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. Please carefully read this prospectus and any prospectus supplement, in addition to the information contained in the documents we refer to under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

We have not, and the selling shareholders have not, authorized anyone to provide you with any information or to make any representations other than those contained or incorporated by reference in this prospectus or in any free writing prospectuses we have prepared. We and the selling shareholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the selling shareholders are not, making any offer to sell the Ordinary Shares in any jurisdiction where the offer is not permitted. The information contained or incorporated by reference in this prospectus is accurate only as of the date on the cover of this prospectus or, in the case of information incorporated by reference, only as of the date of such information, regardless of the time of delivery of this prospectus or of any sale of the Ordinary Shares. Our business, financial condition, results of operations and prospects may have changed since such dates.

We have not, and the selling shareholders have not, taken any action to permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offer and sale of the Ordinary Shares and the distribution of this prospectus outside the United States.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the generally accepted accounting principles in the United States (“U.S. GAAP”) informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. These reports and other information filed by us with the SEC are available at the SEC’s website at www.sec.gov and are also available free of charge at our website at http://www.noblecorp.com. The information contained on or linked to or from our website is not part of, and is not incorporated by reference into, this prospectus.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act to register with the SEC the Ordinary Shares being offered in this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules to the registration statement. For further information about us and the Ordinary Shares, you should refer to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus regarding the contents of any contract, agreement or any other document referred to herein are summaries of certain terms thereof and are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract, agreement or other document filed as an exhibit to the registration statement. You can read the registration statement at the SEC’s website at www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows information to be “incorporated by reference” into this prospectus, which means that important information can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that we previously filed with the SEC (excluding information deemed to be furnished and not filed with the SEC). These documents contain important information about us and our financial condition:

•

our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 17, 2022, and Items 10 through 14 of Part III of Amendment No.  1 thereto on Form 10-K/A, filed with the SEC on March 11, 2022 (together, the “2021 Form 10-K”);

•	our Current Reports on Form 8-K filed with the SEC on April 16, 2021 (as amended on June 23, 2021), January 14, 2022 and April 12, 2022;

•	the description of our Ordinary Shares contained in our Registration Statement on Form 8-A filed with the SEC on June 8, 2021, as we may update that description from time to time; and

•

the historical consolidated financial statements of The Drilling Company of 1972 A/S as of December 31, 2021, 2020 and 2019, and for each of the years ended December  31, 2021, 2020 and 2019, included in the Registration Statement on Form S-4, initially filed by Topco (as defined herein) on December 20, 2021 and declared effective on April 11, 2022 (the “Form S-4 Registration Statement”).

We also incorporate by reference into this prospectus any future filings made by Noble with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including all such documents Noble may file with the SEC after the date of the initial registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement of which this prospectus forms a part, until the completion or termination of the offering of the securities. These documents may include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. We are not incorporating by reference any information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future Current Report on Form 8-K that we may file with the SEC, unless otherwise specified in such Current Report.

You may obtain copies of any of these filings as described below, through the SEC’s Internet website as described above or through our website as described above. Documents incorporated by reference are available from us without charge, excluding exhibits unless an exhibit has been specifically incorporated by reference in this prospectus. You may obtain without charge a copy of documents that are incorporated by reference in this prospectus by requesting them in writing or by telephone at the following address:

Richard B. Barker

Noble Corporation

13135 Dairy Ashford, Suite 800

Sugar Land, Texas 77478

(281) 276-6100

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus, is not complete and does not contain all the information that may be important to you in making an investment decision. You should read this entire prospectus carefully, including the Explanatory Note and the documents incorporated by reference herein, which are described under “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.” You should also read and carefully consider, among other things, the information under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” included in this prospectus and the documents incorporated by reference herein and the consolidated financial statements and the notes thereto included in our most recent Annual Report on Form 10-K before making an investment decision. Unless we otherwise indicate, or unless the context requires otherwise, references in this prospectus to “Noble,” the “Company,” “we,” “us” and “our” refer collectively to Noble and its consolidated subsidiaries when referring to periods following the Effective Date, and to Legacy Noble and its consolidated subsidiaries when referring to periods prior to the Effective Date.

Our Company

Noble is a leading offshore drilling contractor for the oil and gas industry. Noble provides contract drilling services to the international oil and gas industry with its global fleet of mobile offshore drilling units. Noble focuses on a high-specification fleet of floating and jackup rigs and the deployment of its drilling rigs in oil and gas basins around the world. Noble and its predecessors have been engaged in the contract drilling of oil and gas wells since 1921.

Business Combination with Maersk Drilling

On November 10, 2021, Noble entered into a Business Combination Agreement (the “Business Combination Agreement”) with Noble Finco Limited, a private limited company formed under the laws of England and Wales and an indirect, wholly owned subsidiary of Noble (“Topco”), Noble Newco Sub Limited, a Cayman Islands exempted company and a direct, wholly owned subsidiary of Topco (“Merger Sub”), and The Drilling Company of 1972 A/S, a Danish public limited liability company (“Maersk Drilling” or, together with its subsidiaries, the “Maersk Drilling Group”), pursuant to which, among other things, (i) (x) Noble will merge with and into Merger Sub (the “Maersk Drilling Merger”), with Merger Sub surviving the Maersk Drilling Merger as a wholly owned subsidiary of Topco, and (y) the Ordinary Shares will convert into an equivalent number of class A ordinary shares, par value $0.00001 per share, of Topco (the “Topco Shares”), and (ii) (x) Topco will make a voluntary tender exchange offer to Maersk Drilling’s shareholders as described below (the “Offer” and, together with the Maersk Drilling Merger and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”) and (y) upon the consummation of the Offer, if more than 90% of the issued and outstanding shares of Maersk Drilling, nominal value Danish krone (“DKK”) 10 per share (“Maersk Drilling Shares”), are acquired by Topco, Topco will redeem any Maersk Drilling Shares not exchanged in the Offer by Topco for, at the election of the holder, either Topco Shares or cash (or, for those holders that do not make an election, only cash), under Danish law by way of a compulsory purchase (the “Compulsory Purchase”). The Board and the board of directors of Maersk Drilling have unanimously approved and adopted the Business Combination Agreement. The Business Combination is subject to Noble shareholder approval, acceptance of the Offer by holders of at least 80% of Maersk Drilling Shares, merger clearance and other regulatory approvals, listing on the NYSE and Nasdaq Copenhagen A/S (“Nasdaq Copenhagen”) and other customary conditions.

Following the closing of the Business Combination, assuming all of the Maersk Drilling Shares are acquired by Topco through the Offer and no cash is paid by Topco in the Offer, Topco will own all of Noble’s and Maersk Drilling’s respective businesses and the former shareholders of Noble and former shareholders of Maersk

Drilling will each own approximately 50% of the outstanding Topco Shares. Topco will acquire a majority of the Maersk Drilling Shares following the closing of the Offer and it is possible that Topco will directly or indirectly own other assets and conduct other activities in the future at the discretion of Topco management. Topco will be renamed Noble Corporation Plc, will be a public limited company domiciled (tax resident) in the United Kingdom and will be headquartered in Houston, Texas. Topco is expected to have certain management functions relating to the holding of shares, financing, cash management, incentive compensation and other relevant holding company functions. The board of directors of Topco (the “Topco Board”) will initially be comprised of seven individuals: three individuals designated by Maersk Drilling (Claus V. Hemmingsen, the current Chairman of Maersk Drilling’s board of directors (the “Maersk Drilling Board”), Kristin H. Holth and Alastair Maxwell), three individuals designated by Noble (Charles M. (Chuck) Sledge, the current Chairman of the Board, who will become Chairman of the combined company, Alan J. Hirshberg and Ann D. Pickard) and Robert W. Eifler, the Chief Executive Officer of Noble, who will serve as the Chief Executive Officer of the combined company.

Topco will apply to have the Topco Shares listed on the NYSE and on Nasdaq Copenhagen.

At the effective time of the Maersk Drilling Merger (the “Maersk Drilling Merger Effective Time”), subject to the terms and conditions set forth in the Business Combination Agreement, (i) each Ordinary Share of Noble issued and outstanding immediately prior to the Maersk Drilling Merger Effective Time will be converted into one newly and validly issued, fully paid and non-assessable Topco Share, (ii) each Penny Warrant outstanding immediately prior to the Maersk Drilling Merger Effective Time will cease to represent the right to acquire Ordinary Shares and will be automatically cancelled, converted into and exchanged for a number of Topco Shares equal to the number of Ordinary Shares underlying such Penny Warrant, rounded to the nearest whole share, and (iii) each Emergence Warrant (as defined herein) outstanding immediately prior to the Maersk Drilling Merger Effective Time will be converted automatically into a warrant to acquire a number of Topco Shares equal to the number of Ordinary Shares underlying such Emergence Warrant, with the same terms as were in effect immediately prior to the Maersk Drilling Merger Effective Time under the terms of the applicable warrant agreement (each, a “Topco Warrant”). In addition, each award of restricted share units representing the right to receive Ordinary Shares, or value based on the value of Ordinary Shares (each, a “Noble RSU Award”) that is outstanding immediately prior to the Maersk Drilling Merger Effective Time will cease to represent a right to acquire Ordinary Shares (or value equivalent to Ordinary Shares) and will be exchanged for restricted share units representing the right to acquire, on the same terms and conditions as were applicable under the Noble RSU Award (including any vesting conditions), that number of Topco Shares equal to the number of Ordinary Shares subject to such Noble RSU Award immediately prior to the Maersk Drilling Merger Effective Time.

Subject to the terms and conditions set forth in the Business Combination Agreement, following the approval of certain regulatory filings with the Danish Financial Supervisory Authority (the “DFSA”), Topco has agreed to commence the Offer to acquire up to 100% of the then outstanding Maersk Drilling Shares and voting rights of Maersk Drilling, not including any treasury shares held by Maersk Drilling. The Offer is conditioned upon, among other things, holders of at least 80% of the then outstanding Maersk Drilling Shares and voting rights of Maersk Drilling tendering their shares in the Offer (which percentage may be lowered by Topco in its sole discretion to not less than 70%) (the “Minimum Acceptance Condition”). In the Offer, Maersk Drilling shareholders may exchange each Maersk Drilling Share for 1.6137 newly and validly issued, fully paid and non-assessable Topco Shares (the “Exchange Ratio”), and will have the ability to elect cash consideration for up to $1,000 of their Maersk Drilling Shares (payable in DKK), subject to an aggregate cash consideration cap of $50 million. A Maersk Drilling shareholder electing to receive the cash consideration will receive, as applicable, (i) $1,000 for the applicable portion of their Maersk Drilling Shares, or (ii) the amount corresponding to the total holding of their Maersk Drilling Shares if such holding of Maersk Drilling Shares represents a value of less than $1,000 in the aggregate, subject to any reduction under the cap described in the preceding sentence. A Maersk Drilling shareholder holding Maersk Drilling Shares exceeding a value of $1,000 in the aggregate cannot elect to receive less than $1,000 in cash consideration if the cash consideration in lieu of Topco Shares is elected. Each of Maersk Drilling and Topco will take steps to procure that each Maersk Drilling restricted stock unit award (a “Maersk Drilling RSU Award”) that is outstanding immediately prior to the acceptance time of the Offer (the “Acceptance Time”) is exchanged, at the Acceptance Time, with the right to receive, on the same terms and conditions as were applicable under the Maersk Drilling RSU Long-Term Incentive Programme for Executive Management 2019 and the Maersk Drilling RSU Long-Term Incentive Programme 2019 (together, the “Maersk Drilling LTI”) (including any vesting conditions), that number of Topco Shares equal to the product of (1) the number of Maersk Drilling Shares subject to such Maersk Drilling RSU Award immediately prior to the Acceptance Time and (2) the Exchange Ratio, with any fractional Maersk Drilling Shares rounded to the nearest whole share. Upon such exchange, such Maersk Drilling RSU Awards will cease to represent a right to receive Maersk Drilling Shares (or value equivalent to Maersk Drilling Shares).

The Business Combination Agreement contains customary warranties and covenants by Noble, Topco, Merger Sub and Maersk Drilling. The Business Combination Agreement also contains customary pre-closing covenants.

Topco’s obligation to accept for payment or, subject to any applicable rules and regulations of Denmark, pay for any Maersk Drilling Shares that are validly tendered in the Offer and not validly withdrawn prior to the expiration of the Offer is subject to certain customary conditions, including, among others, that the Minimum Acceptance Condition shall have been satisfied. Maersk Drilling may require that Topco does not accept for payment or, subject to any applicable rules and regulations of Denmark, pay for the Maersk Drilling Shares that are validly tendered in the Offer and not validly withdrawn prior to the expiration of the Offer if certain customary conditions are not met. Subject to the satisfaction or waiver of the conditions set forth in the Business Combination Agreement, the Business Combination is expected to close in mid-2022.

The Business Combination Agreement contains certain termination rights for both Noble and Maersk Drilling.

Irrevocable Undertaking

Concurrently with the entry into the Business Combination Agreement, APMH Invest A/S (“APMH Invest”), which holds approximately 41.6% of the issued and outstanding Maersk Drilling Shares, entered into an irrevocable undertaking (the “Undertaking”) with Noble, Topco and Maersk Drilling, pursuant to which APMH Invest has, among other things, agreed to (a) accept the Offer in respect of the Maersk Drilling Shares that it owns and not withdraw such acceptance; (b) waive the right to receive any cash consideration in the Offer; (c) not vote in favor of any resolution to approve a competing alternative proposal; and (d) subject to certain exceptions, be bound by certain transfer restrictions with respect to the Maersk Drilling Shares that it owns. The Undertaking will lapse if (i) the Business Combination Agreement is terminated in accordance with its terms; (ii) Topco announces that it does not intend to make or proceed with the Business Combination; or (iii) the Offer lapses or is withdrawn and no new, revised or replacement offer is announced within 10 business days.

Letters of Intent

In addition, certain other Maersk Drilling shareholders, together holding approximately 12% of the issued and outstanding Maersk Drilling Shares, have delivered letters of intent expressing their intention to accept or procure the acceptance of the Offer in respect of the Maersk Drilling Shares that they own.

Maersk Drilling Voting Agreements

Concurrently with the entry into the Business Combination Agreement, Noble and Maersk Drilling entered into voting agreements (collectively, the “Maersk Drilling Voting Agreements”) with certain Noble shareholders (each, a “Noble Supporting Shareholder”), which collectively held approximately 53% of the issued and outstanding Ordinary Shares as of the date of the Maersk Drilling Voting Agreements. Pursuant to the Maersk Drilling Voting Agreements, each Noble Supporting Shareholder has, among other things, agreed to (a) consent to and vote (or cause to be voted) its Ordinary Shares (i) in favor of all matters, actions and proposals contemplated by the Business Combination Agreement for which Noble shareholder approval is required and any other matters, actions or proposals required to consummate the Business Combination in accordance with the Business Combination Agreement, and (ii) among other things, against any competing alternative proposal; (b) be bound by certain other covenants and agreements relating to the Business Combination; and (c) subject to certain exceptions, be bound by certain transfer restrictions with respect to a portion of their securities. The Maersk Drilling Voting Agreements will terminate upon the earliest to occur of (x) the date that is ten months from the date of the Maersk Drilling Voting Agreements, (y) the closing date of the Business Combination and (z) the termination of the Business Combination Agreement pursuant to its terms. Notwithstanding the foregoing, each Noble Supporting Shareholder will have the right to terminate the applicable Maersk Drilling Voting Agreement if the Business Combination Agreement has been amended in a manner that materially and adversely affects such Noble Supporting Shareholder (including, without limitation, a reduction of the economic benefits to the Noble Supporting Shareholders contemplated thereby or an extension of the End Date (as defined herein) beyond the date (as such date may be extended) set forth in the Business Combination Agreement).

New Relationship Agreement

At the closing of the Business Combination, Topco will enter into a Relationship Agreement (the “New Relationship Agreement”) with certain funds and accounts (the “Existing Noble Investor”) party to the Bankruptcy Relationship Agreement (as defined herein) and APMH Invest, which will set forth certain director designation rights of such Topco shareholders following the closing of the Business Combination. In particular, pursuant to the New Relationship Agreement, each of the Existing Noble Investor and APMH Invest will be entitled to designate (a) two nominees to the Topco Board so long as the Existing Noble Investor or APMH Invest, as applicable, owns no fewer than 20% of the then outstanding Topco Shares and (b) one nominee to the Topco Board so long as the Existing Noble Investor or APMH Invest, as applicable, owns fewer than 20% but no fewer than 15% of the then outstanding Topco Shares. Each nominee of the Existing Noble Investor and APMH Invest will meet the independence standards of the NYSE with respect to Topco; provided, however, that APMH Invest shall be permitted to have one nominee who does not meet such independence standards so long as such nominee is not an employee of Topco or any of its subsidiaries.

Maersk Drilling Merger Registration Rights Agreement

At the closing of the Business Combination, Topco will enter into a Registration Rights Agreement (the “Maersk Drilling Merger RRA”) with APMH Invest pursuant to which, among other things, and subject to certain limitations set forth therein, APMH Invest will have customary demand and piggyback registration rights. In addition, pursuant to the Maersk Drilling Merger RRA, APMH Invest will have the right to require Topco, subject to certain limitations set forth therein, to effect a distribution of any or all of its Topco Shares by means of an underwritten offering. Topco is not obligated to effect any underwritten offering unless the dollar amount of the securities of APMH Invest to be sold is reasonably likely to result in gross sale proceeds of at least $20 million.

Regulatory Approvals

Antitrust Considerations

To complete the Business Combination pursuant to the terms of the Business Combination Agreement, Noble and Maersk Drilling must make filings with and obtain authorizations, approvals or consents from a number of antitrust regulatory authorities, including the United Kingdom Competition and Markets Authority (the “UK CMA”) and the Norwegian Competition Authority (Konkurransetilsynet or “NCA”). The parties have also agreed, among other things, to (i) file (in draft form where applicable) as promptly as practicable any required filings and/or notifications under applicable antitrust laws or under foreign direct investment laws, with respect to the transactions contemplated by the Business Combination Agreement, including using all reasonable endeavors to submit a merger notice (meldung) to the NCA pursuant to §18 and compliant with §18a of the Competition Act (Konkurranseloven) (Norway) by no later than January 14, 2022 and to submit a merger notice that complies with section 96(2) of the Enterprise Act 2002 (UK) to the UK CMA by no later than February 11, 2022, and use all reasonable endeavors to cause the expiration or termination of any applicable waiting periods and to obtain all necessary approvals or clearances (including clearance from the UK CMA) under any antitrust law or under foreign direct investment laws, and (ii) take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Business Combination Agreement, and to avoid or eliminate each and every impediment under any law that may be asserted by any governmental entity with respect to the transactions contemplated by the Business Combination Agreement so as to enable the closing of the Business Combination to occur as soon as reasonably possible (and in any event no later than the End Date).

In accordance with the Business Combination Agreement, the parties have submitted the applicable merger notices to the relevant governmental authorities, including the NCA and the UK CMA. The Business Combination has been unconditionally approved by the competition authorities in Brazil, Norway, and the Republic of Trinidad & Tobago. Accordingly, the only outstanding pre-closing merger control clearances are in Angola and the UK. The parties expect the competition authority in Angola to unconditionally approve the Business Combination during April 2022.

The merger control process for obtaining clearance in the UK remains ongoing with constructive discussions continuing between Noble, Maersk Drilling, and the UK CMA ahead of the UK CMA expectedly publishing their phase 1 decision on April 22, 2022. While the UK CMA is yet to take its phase 1 decision, the parties expect that it will be necessary to divest certain jackup rigs currently located in the North Sea (the “Remedy Rigs”) to obtain conditional antitrust clearance in phase 1 from the UK CMA. The parties currently expect the Remedy Rigs to comprise the Noble Hans Deul, Noble Sam Hartley, Noble Sam Turner, Noble Houston Colbert, and a CJ-70 design drilling rig which, at this point, the parties believe is likely to be the Mærsk Innovator, although it is possible the Noble Lloyd Noble could be required to achieve phase 1 clearance. On this basis, the parties have started to examine different options to divest the Remedy Rigs. Though the parties expect that they will be required to divest the Remedy Rigs in order to gain UK CMA clearance, the duration and outcome of the UK CMA review process remains uncertain.

Please see “Risk Factors—Risks Related to the Business Combination with Maersk Drilling—The Business Combination is conditioned on the receipt of certain required approvals and governmental and regulatory consents, which, if delayed, not granted or granted with unfavorable conditions, may delay or jeopardize the completion of the Business Combination, result in additional expenditures of money and resources and/or reduce the anticipated benefits of the Business Combination.”

Foreign Investment Screening Considerations

To complete the Business Combination pursuant to the terms of the Business Combination Agreement, Noble and Maersk Drilling must also make filings with and obtain authorizations, approvals or consents pursuant to the UK National Security and Investment Act 2021, and the Danish Act on Screening of Certain Foreign Direct Investments (Act no. 842 of 10 May 2021). On January 26, 2022, the Danish Business Authority’s (DBA) determined that the Business Combination does not require prior authorization under the Danish Act on Screening of Certain Foreign Direct Investments (Act no. 842 of 10 May 2021) or associated regulations. On March 2, 2022, the Secretary of State of the United Kingdom determined that it would not take any action in relation to the Business Combination in accordance with section 14 of the National Security and Investment Act 2021. No other approvals relating to foreign direct investment are required.

Risk Factors

Investing in the Ordinary Shares involves significant risks. Before making an investment decision, you should carefully consider the risks described in this prospectus, any prospectus supplement, our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports and documents we file with the SEC after the date of this prospectus that are incorporated by reference herein, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference. If any of these risks occur, our business, prospects, liquidity, financial condition and results of operations could be materially impaired, in which case the price of the Ordinary Shares could decline significantly, and you could lose all or part of your investment. The risks described in this prospectus include, among others, the following:

•	risks related to the Business Combination with Maersk Drilling, including the following:

•	the Business Combination may not be as successful as anticipated, and the combined company may not achieve the intended benefits;

•	the Business Combination remains subject to conditions that neither Noble nor Maersk Drilling can control;

•	each of Noble and Maersk Drilling may have liabilities that are not known to the other party;

•	our failure to consummate the Business Combination;

•	Noble shareholders and Maersk Drilling shareholders will have a reduced ownership and voting interest after the Business Combination;

•	future sales or the availability for sale of substantial amounts of the Topco Shares could adversely affect the trading price of the Topco Shares;

•	risks related to Topco and its business, including the following:

•	direct and indirect costs incurred as a result of the Business Combination;

•	failure to recruit and retain key personnel;

•	Topco may not be able to retain customers or suppliers, and customers or suppliers may seek to modify contractual obligations with Topco;

•	Topco’s actual financial position and results of operations may differ materially from the unaudited pro forma financial information included elsewhere in this prospectus;

•	changes to U.S., UK, Cayman and other non-U.S. tax laws;

•

the rights of holders of Topco Shares to be received by Noble shareholders in connection with the Business Combination will be different from the rights of holders of Ordinary Shares due to the difference between Cayman and English law;

•	the market price of Topco Shares may be volatile; and

•	risks related to Maersk Drilling Group’s business and operations, financial risks related to the Maersk Drilling Group and legal and regulatory risks related to the Maersk Drilling Group.

Our Offices

Our principal executive offices are located at 13135 Dairy Ashford, Suite 800, Sugar Land, Texas 77478, and our telephone number at that address is (281) 276-6100. Our website address is http://www.noblecorp.com. The information contained on or linked to or from our website is not part of, and is not incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, and you should not consider such information part of this prospectus or rely on any such information in making your decision whether to purchase the Ordinary Shares.

The Offering

The following summary contains basic information about the Ordinary Shares and is not intended to be complete. It does not contain all information that may be important to you. For a more complete understanding of the Ordinary Shares, see “Description of Capital Stock” in this prospectus.

Issuer	Noble Corporation, an exempted company incorporated in the Cayman Islands with limited liability.

Ordinary Shares to be Offered by the Selling Shareholders	39,458,425 Ordinary Shares, including up to 1,341,708 Ordinary Shares issuable upon the exercise of the Warrants.

Ordinary Shares to be outstanding as of March 28, 2022 and after giving effect to this offering (assuming exercise of all Warrants whose Ordinary Shares are being offered hereby)	64,433,873 Ordinary Shares.

Use of Proceeds	We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholders pursuant to this prospectus. See “Use of Proceeds.”

Trading Market and Ticker Symbol	Our Ordinary Shares are listed on the NYSE under the symbol “NE.”

Risk Factors	Investing in the Ordinary Shares involves significant risks. You should carefully read and consider the information beginning on page 8 of this prospectus under “Risk Factors” and all other information in this prospectus and the documents incorporated by reference herein before deciding to invest in the Ordinary Shares.

RISK FACTORS

Investing in the Ordinary Shares involves significant risks. Before making an investment decision, you should carefully consider the specific risk factors set forth below, the risks described elsewhere in this prospectus and the risks described under “Risk Factors” and elsewhere in any prospectus supplement, our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and other reports and documents we file with the SEC after the date of this prospectus that are incorporated by reference herein, together with all of the other information included in this prospectus, any prospectus supplement and the documents incorporated by reference herein. The risk factors set forth below include risks related to the Business Combination, Topco and its business and Maersk Drilling’s business, some of which may not be applicable if the Business Combination is not consummated. If any of the risks discussed in this prospectus or the documents incorporated by reference herein occur, our business, prospects, liquidity, financial condition and results of operations could be materially impaired, in which case the price of the Ordinary Shares could decline significantly, and you could lose all or part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to the Business Combination with Maersk Drilling

The Business Combination may not be as successful as anticipated, and the combined company may not achieve the intended benefits or do so within the intended timeframe and the integration costs may exceed estimates.

The Business Combination involves numerous operational, strategic, financial, accounting, legal, tax and other risks, including potential liabilities associated with the integrated businesses. Difficulties in integrating the business practices and operations of Noble and Maersk Drilling may result in the combined company performing differently than expected, in operational challenges or in the delay or failure to realize anticipated expense-related efficiencies, and could have an adverse effect on the financial condition, results of operations or cash flows of Noble and Maersk Drilling. Potential difficulties that may be encountered in the integration process include, among other factors:

•

the inability to successfully integrate the businesses of Noble and Maersk Drilling, operationally and culturally, in a manner that permits the combined company to achieve the cost savings anticipated from the Business Combination;

•	complexities, including demands on management, associated with managing a larger, more complex, integrated business;

•	difficulties in integrating Maersk Drilling’s and Noble’s restrictive enterprise resource planning software;

•	attempts by third parties to terminate or alter their contracts with the combined company, including as a result of change of control provisions;

•	the inability to retain key employees and otherwise integrate personnel from the two companies;

•	potential unknown liabilities and unforeseen expenses associated with the Business Combination;

•

regulatory authorities, including competition authorities may impose requirements, limitations or costs on, or require divestitures or place restrictions on the conduct of, Topco’s business after the completion of the Business Combination;

•	difficulty or inability to comply with the covenants of the debt of the combined company;

•

difficulty or inability in refinancing existing indebtedness of Noble or Maersk Drilling as it comes due, including certain indebtedness of Maersk Drilling that will become current in the fourth quarter of 2022 and is due to mature in the fourth quarter of 2023;

•	integrating relationships with customers, vendors and business partners;

•

performance shortfalls, including operating, safety, or environmental performance at one or both of the companies as a result of the diversion of management’s and employees’ attention caused by completing the Business Combination and integrating Noble’s and Maersk Drilling’s operations into the combined company; and

•	the disruption of, or the loss of momentum in, each company’s ongoing business or inconsistencies in standards, controls, procedures and policies.

Additionally, the success of the Business Combination will depend, in part, on the combined company’s ability to realize the anticipated benefits and cost savings from combining Noble’s and Maersk Drilling’s businesses. Although the parties expect to realize run-rate annual cost-synergies of $125 million within two years of the closing of the Business Combination, Noble’s ability to realize such synergies may be affected by a number of factors, including, but not limited to, the use of more cash or other financial resources on integration and implementation activities than anticipated; unanticipated increases in expenses unrelated to the Business Combination, which may offset the expected cost savings and other synergies from the Business Combination; and Noble’s ability to eliminate duplicative back office overhead and redundant selling, general, and administrative functions. The anticipated benefits and cost savings of the Business Combination may not be realized fully or at all, may take longer to realize than expected or could have other adverse effects that neither Noble nor Maersk Drilling currently foresee. In addition, the anticipated benefits and cost savings of the Business Combination as well as the related integration costs are based on a number of estimates and assumptions that are inherently uncertain and subject to risks that could cause the actual results to differ materially from those contained in such cost estimates. Some of the assumptions that Noble and Maersk Drilling have made, such as the achievement of certain synergies, may not be realized within the anticipated timeframe, or at all.

If the combined company fails to realize the anticipated synergies or other benefits or recognize further synergies or benefits, or the estimated integration costs of the Business Combination are exceeded, the business rationale of the Business Combination could not be realized and the value of the shareholders’ investment into the combined company could decrease.

The Business Combination is conditioned on the receipt of certain required approvals and governmental and regulatory consents, which, if delayed, not granted or granted with unfavorable conditions, may delay or jeopardize the completion of the Business Combination, result in additional expenditures of money and resources and/or reduce the anticipated benefits of the Business Combination.

The completion of the Business Combination is generally conditioned on, among other things, clearance by antitrust and foreign direct investment authorities in the United Kingdom and Norway and Denmark, as well as certain other jurisdictions as agreed between the parties. The governmental agencies from which the parties seek certain of these approvals and consents have broad discretion in administering the governing regulations. Neither Noble nor Maersk Drilling can provide any assurance that all required approvals and consents will be obtained. Moreover, as a condition to the approvals, the governmental agencies may impose requirements, limitations or costs on, or require divestitures or place restrictions on the conduct of, Topco’s business after the completion of the Business Combination. These requirements, limitations, costs, divestitures or restrictions could jeopardize or delay the completion of the Business Combination or reduce the anticipated benefits of the Business Combination. Further, no assurance can be given as to the terms, conditions and timing of the approvals. If Noble and Maersk Drilling agree to any material requirements, limitations, costs, divestitures or restrictions in order to obtain any approvals required to consummate the Business Combination, these requirements, limitations, costs, divestitures or restrictions could adversely affect Noble’s ability to integrate Maersk Drilling’s operations with Noble’s operations and/or reduce the anticipated benefits of the Business Combination. This could have a material adverse effect on Topco’s business and results of operations. For example, the merger control process for obtaining clearance in the UK remains ongoing with constructive discussions continuing between Noble, Maersk Drilling, and the UK CMA ahead of the UK CMA expectedly publishing their phase 1 decision on April 22, 2022. While the UK CMA is yet to take its phase 1 decision, the parties expect that it will be necessary to divest certain jackup rigs currently located in the North Sea (the “Remedy Rigs”) to obtain conditional antitrust clearance in phase 1 from the UK CMA. The parties currently expect the Remedy Rigs to comprise the Noble Hans Deul, Noble Sam Hartley, Noble Sam Turner, Noble Houston Colbert, and a CJ-70 design drilling rig which, at this point, the parties believe is likely to be the Mærsk Innovator, although it is possible the Noble Lloyd Noble could be required to achieve phase 1 clearance. On this basis, the parties have started to examine different options to divest the Remedy Rigs. Though the parties expect that they will be required to divest the Remedy Rigs in order to gain UK CMA clearance, the duration and outcome of the UK CMA review process remains uncertain. The Business Combination has received antitrust approvals from Norway, Brazil and the Republic of Trinidad & Tobago. The Business Combination has also received approval from the Danish Business Authority and the Secretary of State of the United Kingdom with respect to regulations pertaining to foreign direct investment, and no other approvals relating to foreign direct investment are required.

The Business Combination remains subject to conditions that neither Noble nor Maersk Drilling can control.

The Business Combination is subject to conditions, including, among others, the adoption of the Business Combination Agreement by the affirmative vote of at least two-thirds of the votes cast at Noble’s extraordinary general shareholder meeting (the “General Meeting”), the termination of waiting periods and the receipt of approvals or clearances under applicable antitrust laws and applicable foreign direct investment laws, the Business Combination occurring on or before August 10, 2022 (the “End Date”); provided, however, that if all of the conditions to the Offer, other than the condition relating to antitrust approvals, have been satisfied or are capable of being satisfied at such time, the End Date will automatically be extended to November 10, 2022; further provided that if all of the conditions to the Offer, other than the condition relating to antitrust approvals, have been satisfied or are capable of being satisfied at such time, the End Date will automatically be extended to February 10, 2023, and authorization of the listing of the combined company’s shares on the NYSE and Nasdaq Copenhagen. Noble’s obligation to consummate the Business Combination is also subject to the Minimum Acceptance Condition.

If the conditions to the Business Combination are not satisfied or waived, then the Business Combination may not be consummated.

Each of Noble and Maersk Drilling may waive one or more of the conditions to the Business Combination without shareholder approval.

Each of Noble and Maersk Drilling may determine to waive, in whole or in part, one or more of the conditions to its obligations to complete the Business Combination, to the extent permitted by applicable laws. Each of Noble and Maersk Drilling will evaluate the materiality of any such waiver and its effect on its shareholders in light of the facts and circumstances at the time to determine whether any amendment of the proxy statement/prospectus in the Form S-4 Registration Statement and the offering document relating to the Offer (the “exchange offer prospectus”) and, in the case of Noble, any resolicitation of proxies is required or warranted. Each of Noble and Maersk Drilling may waive any of these conditions prior to the General Meeting, and if any such waiver is material, the proxy statement/prospectus in the Form S-4 Registration Statement and the exchange offer prospectus will be amended as necessary to reflect such waiver. If either of Noble and Maersk Drilling determines to waive any conditions after receiving shareholder approval at the General Meeting, it may have the discretion to complete the Business Combination without seeking further shareholder approval.

Because the Exchange Ratios are fixed, the market value of the Topco Shares received by Noble shareholders or Maersk Drilling shareholders as part of the Business Combination may be less than the market value of the Ordinary Shares or Maersk Drilling Shares that such holder held prior to the completion of the Business Combination.

Noble shareholders will receive one Topco Share for each of their Ordinary Shares in the Maersk Drilling Merger and Maersk Drilling shareholders who tender their Maersk Drilling Shares in the Offer will receive 1.6137 Topco Shares for each Maersk Drilling Share tendered and not withdrawn. These Exchange Ratios are fixed and will not vary even if the market price of Ordinary Shares or Maersk Drilling Shares varies. Upon completion of the Business Combination, and assuming that all outstanding Maersk Drilling Shares are exchanged for Topco Shares in the Offer, former Noble and Maersk Drilling shareholders will each own approximately 50% of the outstanding Topco Shares on a fully diluted basis, i.e., taking into consideration Topco Shares still to be issued, immediately after completion of the Business Combination. The market value of Ordinary Shares and Maersk Drilling Shares at the time of the completion of the Business Combination may vary significantly from the value on the date of the execution of the Business Combination Agreement, the date of this document, the date on which Ordinary Shares vote on the Maersk Drilling Merger, the date on which Maersk Drilling shareholders tender their shares in the Offer or the expiration of the period commencing as soon as practically possible after the offering circular, which refers to one or more prospectuses (or similar exemption document prepared in reliance on an applicable exemption under Regulation (EU) 2017/1129 of the European Parliament and of the Council of June 14, 2017, as amended, and the rules and regulations promulgated thereunder (the “EU Prospectus Regulation”) and in accordance with the requirements of Commission Delegated Regulation (EU) 2021/528 of 16 December 2020) to be prepared by Topco and/or Noble pursuant to the EU Prospectus Regulation, and the Offer Document (as defined herein) have been approved by the DFSA with an expected duration of at least four weeks (the “Offer Period”). Because the Exchange Ratios will not be adjusted to reflect any changes in the market price of the Ordinary Shares or Maersk Drilling Shares, the value of the consideration paid to the Noble shareholders in the Maersk Drilling Merger or to the Maersk Drilling shareholders who tender their shares in the Offer may be lower than the market value of their Ordinary Shares or Maersk Drilling Shares, respectively, on earlier dates.

Changes in share prices may result from a variety of factors that are beyond the control of Topco, Noble or Maersk Drilling, including their respective business, operations and prospects, market conditions, economic development, geopolitical events, regulatory considerations, governmental actions, legal proceedings and other developments. Market assessments of the benefits of the Business Combination and of the likelihood that the Business Combination will be completed, as well as general and industry-specific market and economic conditions, may also have an adverse effect on share prices.

In addition, it is possible that the Business Combination may not be completed until a significant period of time has passed after the General Meeting and the expiration of the Offer Period. As a result, the market values of the Ordinary Shares or Maersk Drilling Shares may vary significantly from the date of the General Meeting or the expiration of the Offer Period to the date of the completion of the Business Combination.

Investors are urged to obtain up-to-date prices for Ordinary Shares, which are admitted to trading and official listing on the NYSE under the symbol “NE” and Maersk Drilling Shares, which are listed on Nasdaq Copenhagen under the symbol “DRLCO” and securities code DK0061135753.

If Maersk Drilling shareholders do not tender their Maersk Drilling Shares in the Offer, Maersk Drilling shareholders may receive consideration in the Compulsory Purchase that is substantially different in form and/or value from the consideration that they would have received in the Offer.

If the Business Combination is consummated and Topco holds more than 90% of the outstanding Maersk Drilling Shares, Topco will initiate a squeeze-out of the minority shareholders of Maersk Drilling. The Compulsory Purchase would eliminate any minority shareholder interests in Maersk Drilling remaining after the settlement of the Offer. Due to the statutory legal framework applicable to the Compulsory Purchase, holders of Maersk Drilling Shares who do not exchange their shares in the Offer may receive a different (including a lower) amount or a different form of consideration than they would have received had they exchanged their Maersk Drilling Shares in the Offer. Furthermore, if the value of Topco Shares offered as compensation in the context of a Compulsory Purchase has declined after the completion of the Business Combination, there may be no obligation of Topco to pay Maersk Drilling shareholders who did not exchange their shares in the Offer the implied value of the offer consideration received by Maersk Drilling shareholders who exchanged their shares in the Offer.

Any failure by Topco to acquire more than 90% of the Maersk Drilling Shares could lead to Maersk Drilling not becoming a wholly-owned subsidiary of Topco, and might prevent the delisting of Maersk Drilling Shares from Nasdaq Copenhagen.

The closing of the Business Combination and the completion of the Offer is conditioned upon the satisfaction of the Minimum Acceptance Condition, unless waived by Topco in accordance with the terms of an offer document with respect to the Offer approved by the DFSA in accordance with the DFSA’s Executive Order on Takeover Bids, Executive Order no 636/2020 of 15 May 2020 (the “Danish Takeover Order” and such document, the “Offer Document”). Thus, at the completion of the Offer, Topco may own more than 80% (or, if lowered by Topco in its sole discretion, more than 70%) but 90% or less of the share capital and voting rights of Maersk Drilling. Pursuant to the Danish Companies Act, Topco must own more than 90% of the share capital and voting rights of Maersk Drilling to implement a compulsory purchase of the remaining outstanding Maersk Drilling Shares (Maersk Drilling Shares held in treasury being excluded for the purpose of the calculation).

Whilst Topco may be able to exercise a Compulsory Purchase if it subsequently acquires more than 90% of the outstanding Maersk Drilling Shares and voting rights (excluding shares held in treasury), for instance where it acquires further Maersk Drilling Shares or where Maersk Drilling repurchases Maersk Drilling Shares, there can be no guarantee that this will happen. If Topco fails to acquire all of the issued and outstanding Maersk Drilling Shares, Maersk Drilling will not be a wholly-owned subsidiary of Topco and minority Maersk Drilling shareholders will have certain minority protection rights under Danish law and under the articles of association of Topco that will be adopted and take effect at the Acceptance Time. Any temporary or permanent delay in acquiring all Maersk Drilling Shares could adversely affect Topco’s ability to integrate Maersk Drilling’s business, including achieving targeted business benefits and synergies, as well as the market value of the Topco Shares and Topco’s access to capital and other sources of funding on acceptable terms.

Failure to acquire more than 90% of the Maersk Drilling Shares could also result in Topco not succeeding in removing the Maersk Drilling Shares from trading and official listing on Nasdaq Copenhagen. Nasdaq Copenhagen may refuse to delist the Maersk Drilling Shares, which would result in more onerous regulatory compliance obligations for the combined company and affect Topco’s ability to integrate the businesses and operations of Maersk Drilling and Noble. Further, refusal of the request to delist the Maersk Drilling Shares may increase the expenses of the Business Combination and the overall expenses of the combined company.

Each of Noble and Maersk Drilling’s directors and executive officers have interests in the Business Combination that are in addition to, or different from, any interests they might have as shareholders.

The directors and executive officers of each of Noble and Maersk Drilling have interests in the Business Combination that are in addition to, or different from, any interests they might have as shareholders, including the fact that Robert W. Eifler will serve as the President and Chief Executive Officer of Topco, Charles M. (Chuck) Sledge, the current Chairman of the Board, will become chairman of the Topco Board, and Alan J. Hirshberg and Ann D. Pickard, each a director on the Board, will be designated to the Topco Board by Noble upon the closing of the Business Combination, and similarly, that Claus V. Hemmingsen, the current Chairman of the Maersk Drilling Board, and Kristin H. Holth and Alastair Maxwell, each a director on the Maersk Drilling Board, will be designated to the Topco Board by Maersk Drilling upon the closing of the Business Combination.

Each of Noble and Maersk Drilling may have liabilities that are not known to the other party or to Topco.

Each of Noble and Maersk Drilling may have liabilities that the other party failed, or was unable, to discover in the course of performing its respective due diligence investigations. Noble or Maersk Drilling may learn additional information about the other party that materially adversely affects it, such as unknown or contingent liabilities and liabilities related to compliance with applicable laws. As a result of these factors, Noble, Maersk Drilling or Topco may incur additional costs and expenses and may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in Noble, Maersk Drilling or Topco reporting losses. Even if Noble’s and Maersk Drilling’s due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with its preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on Noble’s, Maersk Drilling’s or Topco’s financial condition and results of operations and could contribute to negative market perceptions about Noble’s, Maersk Drilling’s or Topco’s securities. Additionally, Noble and Maersk Drilling do not have any indemnification rights against the other party under the Business Combination Agreement. Accordingly, securityholders of Noble or Maersk Drilling could suffer a reduction in the value of their securities. Such securityholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by its directors or officers of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus and the exchange offer prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

Noble shareholders and Maersk Drilling shareholders are not entitled to appraisal or dissent rights in connection with the Business Combination or the Offer.

Appraisal or dissent rights are statutory rights that enable shareholders to dissent from certain extraordinary transactions, such as certain mergers, and to demand that the corporation pay the fair value for their Ordinary Shares or Maersk Drilling Shares, as applicable, as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the applicable transaction. Under Cayman law, holders of Ordinary Shares will not have rights to an appraisal of the fair value of their Ordinary Shares in connection with the Business Combination, and under Danish law, holders of Maersk Drilling Shares will not have rights to an appraisal of the fair value of their Maersk Drilling Shares in connection with the Offer.

Failure to consummate the Business Combination could negatively impact the share price and the future business and financial results of Noble and/or Maersk Drilling.

If the Business Combination is not completed, the ongoing businesses of Noble or Maersk Drilling, respectively, may be adversely affected and, without realizing any of the benefits of having consummated the Business Combination, each of Noble and Maersk Drilling will be subject to a number of risks, including (but not limited to) the following:

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each of Noble and Maersk Drilling may experience negative reactions from the financial markets, current equity and debt holders, bank relationships and other stakeholders, including negative impacts on the price of the Ordinary Shares and/or Maersk Drilling Shares;

•	each of Noble and Maersk Drilling may experience negative reactions from their respective customers, regulators and employees;

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the consideration, negotiation and implementation of the Business Combination (including integration planning) will have required substantial commitments of time and resources by Noble and Maersk Drilling management, which could otherwise have been devoted to other opportunities beneficial to Noble or Maersk Drilling, respectively;

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each of Noble and Maersk Drilling could be subject to litigation related to any failure to complete the Business Combination or related to any enforcement proceeding commenced against Noble or Maersk Drilling to perform their respective obligations under the Business Combination Agreement;

•	each of Noble and Maersk Drilling will be required to pay certain costs and expenses relating to the Business Combination, whether or not the Business Combination is completed;

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the fact that Maersk Drilling is restricted from refinancing its outstanding indebtedness, including certain indebtedness that will become current in the fourth quarter of 2022 and is due to mature in the fourth quarter of 2023, prior to the completion of the Business Combination and the risk that, in the event that the Business Combination Agreement is not completed, Maersk Drilling may be unable to negotiate the refinancing of such indebtedness on the same or more favorable terms, or to find acceptable alternative financing; and

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the Business Combination Agreement places certain restrictions on the conduct of the respective businesses of each of Noble and Maersk Drilling prior to completion of the Business Combination that may prevent each party from taking certain specified actions or otherwise pursuing business opportunities during the pendency of the Business Combination that such party would have taken or pursued if these restrictions were not in place.

If the Business Combination Agreement is terminated by Maersk Drilling because a final merger control decision by a governmental entity is issued that either prohibits one or more of the transactions contemplated by the Business Combination Agreement, or prevents the consummation of such transactions without the carrying out of certain actions, then Noble will be required to pay Maersk Drilling a termination fee of $50 million. Further, if the Business Combination Agreement is terminated under certain other specified circumstances, Noble or Maersk Drilling may be required to pay the other party a termination fee equal to $15 million.

There can be no assurance that the risks described above will not materialize. If any of those risks materialize, they may materially and adversely affect Noble’s and/or Maersk Drilling’s business, financial condition, financial results, ratings and share prices.

Noble shareholders and Maersk Drilling shareholders will have a reduced ownership and voting interest after the Business Combination and may exercise less influence over management in Topco than they currently have in Noble and Maersk Drilling, respectively.

Upon the completion of the Business Combination, Noble shareholders and Maersk Drilling shareholders will hold a percentage ownership of Topco that is smaller than such shareholder’s current percentage ownership of Noble or Maersk Drilling, respectively. Upon completion of the Business Combination, and assuming that all of the issued Maersk Drilling Shares are exchanged in the Offer, former shareholders of Noble as a group and former shareholders of Maersk Drilling as a group will each receive shares in the Business Combination constituting approximately 50% of the outstanding Topco Shares immediately after the consummation of the Business Combination. Because of this, current shareholders may have less influence on the management and policies of Topco than they currently have on the management and policies of Noble or Maersk Drilling, respectively.

Future sales or the availability for sale of substantial amounts of the Topco Shares, or the perception that these sales may occur, including following the Business Combination, could adversely affect the trading price of the Topco Shares and could impair the combined company’s ability to raise capital through future sales of equity securities.

Following the Business Combination, a relatively small number of shareholders will hold a large portion of the shares of the combined company and Topco will enter into the Maersk Drilling Merger RRA (as defined herein) upon the closing of the Business Combination to facilitate future sales of such shares.

Sales of a substantial number of the Topco Shares in the public markets, including sales of large blocks of Topco Shares by the parties entering into the Maersk Drilling Merger RRA, or even the perception that these sales might occur (such as upon the filing of registration statements in connection with such sales), could impair the combined company’s ability to raise capital for its operations through a future sale of, or pay for acquisitions using, Topco’s equity securities.

Topco Shares or other securities may be issued from time to time as consideration for future acquisitions and investments. If any such acquisition or investment is significant, the number of Topco Shares, or the number or aggregate principal amount, as the case may be, of other securities that Topco may issue may in turn be substantial. Registration rights may also be granted covering those Topco Shares or other securities in connection with any such acquisitions and investments.

Topco cannot predict the effect that future sales of Topco Shares will have on the price at which the Topco Shares trades or the size of future issuances of Topco Shares or the effect, if any, that future issuances will have on the market price of the Topco Shares. Sales of substantial amounts of the Topco Shares, or the perception that such sales could occur, may adversely affect the trading price of the Topco Shares.

Risks Related to Topco and its Business

Topco will incur direct and indirect costs as a result of the Business Combination.

Topco will incur costs and expenses in connection with and as a result of the Business Combination. These costs and expenses include professional fees incurred in connection with Topco’s compliance with UK corporate and tax laws and financial reporting requirements, costs and other administrative expenses related to the expanded global scope of Topco’s operations, as well as any additional costs Topco may incur going forward as a result of its new corporate structure. The combined company cannot assure you that it will realize all of the anticipated benefits of the Business Combination, including the synergies related to public company expenses, back-office support functions, sales and distribution, and integration of senior management and administration. Topco can also not assure you that its estimates of pre-tax cost savings are accurate. While direct and indirect costs incurred as a result of the Business Combination are not expected to have such an effect, the costs could exceed the costs historically borne by Noble and Maersk Drilling.

Failure to recruit and retain key personnel could hurt Topco’s operations.

Topco will depend on the continuing efforts of key members of management, as well as other highly skilled personnel, to operate and provide technical services and support for Topco’s business worldwide. Historically, competition for the personnel required for drilling operations has intensified as the number of rigs activated, added to worldwide fleets or under construction has increased, leading to shortages of qualified personnel in the industry and creating upward pressure on wages and higher turnover. In addition, the oil and gas industry generally has increasingly struggled to attract talented and qualified personnel. Topco may experience a reduction in the experience level of personnel as a result of any increased turnover, which could lead to higher downtime and more operating incidents, which in turn could decrease revenues and increase costs. If increased competition for qualified personnel were to intensify in the future Topco may experience increases in costs or limits on operations.

Topco may not be able to retain customers or suppliers, and customers or suppliers may seek to modify contractual obligations with Topco, either of which could have an adverse effect on Topco’s business and operations. Third parties may terminate or alter existing contracts or relationships with Topco as a result of the Business Combination.

As a result of the Business Combination, Topco may experience impacts on relationships with customers and suppliers that may harm the combined company’s business and results of operations, including, in the case of customers of Maersk Drilling, as a result of a loss of the Maersk Drilling name and branding or the departure of certain Maersk Drilling employees. Certain customers or suppliers may seek to terminate or modify contractual obligations following the Business Combination whether or not contractual rights are triggered as a result of the Business Combination. There can be no guarantee that customers and suppliers will remain with or continue to have a relationship with Topco or do so on the same or similar contractual terms following the Business Combination. If any customers or suppliers seek to terminate or modify contractual obligations or discontinue their relationships with Topco, then Topco’s business and results of operations may be harmed. If Topco’s suppliers were to seek to terminate or modify an arrangement with Topco, then Topco may be unable to procure necessary supplies or services from other suppliers in a timely and efficient manner and on acceptable terms, or at all.

Noble and Maersk Drilling also have contracts with vendors, landlords, licensors and other business partners which may require Noble and Maersk Drilling, as applicable, to obtain consent from these other parties in connection with the Business Combination. If these consents cannot be obtained, Topco may suffer a loss of potential future revenue, incur costs and lose rights that may be material to the business of Topco. In addition, third parties with whom Noble and Maersk Drilling currently have relationships may terminate or otherwise reduce the scope of their relationship with either party in anticipation of the Business Combination. Any such disruptions could limit Topco’s ability to achieve the anticipated benefits of the Business Combination. The adverse effect of any such disruptions could also be exacerbated by a delay in the completion of the Business Combination or by a termination of the Business Combination Agreement.

Topco’s actual financial position and results of operations may differ materially from the unaudited pro forma financial information included elsewhere in this prospectus.

The unaudited pro forma condensed combined financial information contained elsewhere in this prospectus is presented for illustrative purposes only, incorporates certain assessments and judgments made solely by Noble and may not be an indication of what Topco’s financial position or results of operations would have been had the Business Combination been completed on the dates indicated. The unaudited pro forma condensed combined financial information has been derived from the audited historical financial statements of Noble and Maersk Drilling and certain adjustments, including the conversion of certain of Maersk Drilling’s financial statements to U.S. GAAP, and Noble has made certain assumptions regarding the combined company after giving effect to the Business Combination. The assets and liabilities of Maersk Drilling have been measured at fair value by Noble based on various preliminary estimates using assumptions that management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities has required Noble to use judgment in determining the appropriate assumptions and estimates. Noble’s preliminary determination is subject to further assessment and adjustments pending additional information sharing between the parties, more detailed third-party appraisals, and other potential adjustments. These estimates and assumptions may be revised as additional information becomes available and as additional analyses are performed. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have a material impact on the pro forma financial information and the combined company’s financial position and future results of operations.

Noble and Maersk Drilling are not yet combined businesses, and there are limitations on the information available to prepare the pro forma financial information. The assumptions made by Noble in preparing the pro forma financial information may not prove to be accurate, and other factors may affect Topco’s financial condition or results of operations following the completion of the Business Combination. Acquisition accounting rules require evaluation of certain assumptions, estimates or determination of financial statement classifications which are completed during the measurement period as defined in current accounting standards. Accounting policies of Topco and acquisition accounting rules may materially vary from those of Maersk Drilling. Any changes in assumptions, estimates, or financial statement classifications may be material and have a material adverse effect on the assets, liabilities or future earnings of Topco. Any potential decline in Topco’s financial condition or results of operations may cause significant variations in the share price of Topco. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Changes to U.S., UK, Cayman and other non-U.S. tax laws could adversely affect Topco.

The U.S. Congress, the European Commission, the Organization for Economic Co-operation and Development (“OECD”) and other supranational institutions and/or government agencies in jurisdictions where Topco and its affiliates do business have had an extended focus on issues related to the taxation of multinational corporations and several tax reforms have been proposed, which, if adopted, could increase the tax liabilities and adversely affect the results of operations of Topco and its affiliates (including Noble and its affiliates after the Business Combination). One example is in the area of “base erosion and profit shifting,” including situations where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. The OECD has advanced reforms focused on “base erosion and profit shifting” and implementing a global minimum tax rate of at least 15% for large multinational corporations on a jurisdiction-by-jurisdiction basis, known as the “two pillar plan.” On October 8, 2021, the OECD announced an accord endorsed by 136 nations outlining the two pillar plan. While the implementation of the accord is uncertain, if legislation is enacted to implement the accord in the United States, the United Kingdom, Denmark and other countries in which Topco and its affiliates do business could change on a prospective or retroactive basis, and any such changes could adversely affect Topco and its affiliates (including Noble and its affiliates after the Business Combination). These changes could also affect the profitability prospects of Topco and the industry at large to the extent such cost increases cannot be reflected in day rates.

The tax rate that will apply to Topco is uncertain and may vary from expectations.

There can be no assurance that the Business Combination will improve Topco’s ability to maintain any particular worldwide effective corporate tax rate. Noble cannot give any assurance as to what Topco’s effective tax rate will be after the completion of the Business Combination because of, among other things, uncertainty regarding the tax policies of the jurisdictions in which Topco and its affiliates will operate. Topco’s actual effective tax rate may vary from Noble’s expectations, and such variance may be material. Additionally, tax laws or their implementation and applicable tax authority practices in any particular jurisdiction could change in the future, possibly on a retroactive basis, and any such change could have a material adverse impact on Topco and its affiliates. In particular, it should be noted that the main rate of corporation tax in the United Kingdom is set to increase from 19% to 25% with effect from April 1, 2023.

Transfers of Topco Shares outside the Depository Trust Company (“DTC”) may be subject to stamp duty or stamp duty reserve tax in the UK, which would increase the cost of dealing in the Topco Shares.

On completion of the Business Combination it is anticipated that the Topco Shares will be issued to Cede & Co. (as nominee for DTC) and corresponding book-entry interests credited in the facilities of DTC. On the basis of current UK tax law and published HM Revenue and Customs (“HMRC”) practice, no charges to UK stamp duty or stamp duty reserve tax (“SDRT”) are expected to arise on the issue of the Topco Shares into DTC’s facilities or on transfers of book-entry interests in Topco Shares within DTC’s facilities. A non-statutory, pretransaction clearance is being sought from HMRC to confirm, among other things, that no stamp duty or SDRT will be chargeable in respect of the issue of Topco Shares into the facilities of DTC.

A transfer of title in the Topco Shares from within the DTC system to a purchaser out of DTC, and any transfers of Topco Shares held in certificated form, will generally attract a charge to stamp duty or SDRT at a rate of 0.5% of any consideration. Any such duty must be paid (and the relevant transfer document, if any, stamped by HMRC) before the transfer can be registered in the company books of Topco. Any transfers of Topco Shares to an issuer of depository receipts or into a clearance system (including DTC) will generally be subject to stamp duty or SDRT at a rate of 1.5% of the consideration given or received or, in certain cases, the value of the Topco Shares transferred. The purchaser or transferee of the Topco Shares generally will be responsible for paying any stamp duty or SDRT payable.

In connection with the completion of the Business Combination, Topco expects to put in place arrangements to require that Topco Shares held in certificated form, or otherwise outside the DTC system, cannot be transferred into the DTC system until the transferor of the Topco Shares has first delivered the Topco Shares to a depositary specified by Topco so that any stamp duty (and/or SDRT) may be collected in connection with the initial delivery to the depositary. Any such Topco Shares will be evidenced by a receipt issued by the depositary. Before the transfer can be registered in the Topco company books, the transferor will also be required to put funds in the depositary to settle any resultant liability to stamp duty (and/or SDRT), which will generally be charged at a rate of 1.5% of the value of the shares.

If the Topco Shares and/or Topco Warrants are not eligible for deposit and clearing within the facilities of DTC, then transactions in the Topco Shares and/or Topco Warrants may be disrupted. Topco is expected to be required to indemnify DTC for any stamp duty and SDRT that may be assessed upon it as a result of its service as a depository and clearing agency for the Topco Shares and Topco Warrants.

The facilities of DTC are a widely-used mechanism that allow for rapid electronic transfers of securities between the participants in the DTC system, which include many large banks and brokerage firms. Topco expects that the Topco Shares and Topco Warrants will be eligible for deposit and clearing within the DTC system. Topco expects to enter into arrangements with DTC whereby Topco will agree to indemnify DTC for any stamp duty and SDRT that may be assessed upon it as a result of its service as a depository and clearing agency for the Topco Shares and Topco Warrants. Topco expects these actions, among others, should result in DTC agreeing to accept the Topco Shares and Topco Warrants for deposit and clearing within its facilities.

DTC is not obligated to accept the Topco Shares or Topco Warrants for deposit and clearing within its facilities in connection with this transaction and, even if DTC does initially accept the Topco Shares and Topco Warrants, it will generally have discretion to cease to act as a depository and clearing agency for the Topco Shares and Topco Warrants, including to the extent that any changes in UK law changes the stamp duty or SDRT position in relation to the Topco Shares or Topco Warrants. While Topco would pursue alternative arrangements to preserve the listing and maintain trading, any such disruption could have a material adverse effect on the market price of the Topco Shares.

A non-statutory, pre-transaction clearance is being sought from HMRC to confirm, among other things, that no stamp duty or SDRT will be chargeable in respect of the issue of Topco Shares or Topco Warrants into the facilities of DTC or in respect of any subsequent transfers of book-entry interests in Topco Shares and/or Topco Warrants within the DTC system. Whilst Topco expects to receive HMRC clearance on the relevant matters where clearance is being sought, in the event that there is any such liability in respect of stamp duty or SDRT for Topco (whether directly or indirectly as a result of the indemnity being provided to DTC), such liability will represent an additional cost for Topco and may consequently have an adverse effect on returns to shareholders.

Maersk Drilling currently is not subject to the internal controls and other compliance obligations of the U.S. securities laws, and Topco may not be able to timely and effectively implement controls and procedures over Maersk Drilling operations as required under the U.S. securities laws.

Maersk Drilling currently is not subject to the information and reporting requirements of the Exchange Act and other U.S. federal securities laws, including the compliance obligations relating to, among other things, the maintenance of a system of internal controls as contemplated by the Exchange Act. Subsequent to the completion of the Business Combination, Topco will need to timely and effectively implement the internal controls necessary to satisfy those requirements, which require annual management assessments of the effectiveness of internal control over financial reporting and a report by an independent registered public accounting firm addressing these assessments. Topco intends to take appropriate measures to establish or implement an internal control environment at Maersk Drilling aimed at successfully fulfilling these requirements. However, it is possible that Topco may experience delays in implementing or be unable to implement the required internal financial reporting controls and procedures, which could result in increased costs, enforcement actions, the assessment of penalties and civil suits, failure to meet reporting obligations and other material and adverse events that could have a negative effect on the market price for Topco Shares.

Topco intends to seek approval from the Court for a capital reduction to create distributable reserves in order to pay dividends.

As further described above, under English law, dividends may only be paid and share repurchases and redemptions must generally be funded only out of “distributable reserves.” In the absence of such distributable reserves, Topco may seek to create distributable reserves that involves a reduction in Topco’s share premium account, which requires the approval of the Court and, in connection with seeking such Court approval, the approval of Topco shareholders would be sought. Topco is not aware of any reason why the Court would not approve the creation of distributable reserves in this manner; however, the issuance of the required order is a matter for the discretion of the Court. There will also be no guarantee that the approvals by Topco shareholders will be obtained. In the event that distributable reserves of Topco are not created, no distributions by way of dividends, share repurchases or otherwise will be permitted under English law until such time as the group has created sufficient distributable reserves from its business activities.

The rights of holders of Topco Shares to be received by Noble shareholders in connection with the Business Combination will be different from the rights of holders of Ordinary Shares due to the difference between Cayman and English law.

Upon completion of the Business Combination, Noble shareholders will become Topco shareholders and their rights as shareholders will be governed by Topco’s Articles of Association and English law and regulation. The rights associated with the Ordinary Shares are different than the rights associated with Topco Shares. Differences between the rights of Noble shareholders before the Business Combination and the rights of Topco shareholders following the Business Combination include differences with respect to, among other things, distributions, dividends, share repurchases and redemptions, shareholder pre-emption rights, the duties of directors, the process for the election and removal of directors, conflicts of interests of directors, the indemnification of directors and officers, limitations on director liability, the convening of annual meetings of shareholders and special shareholder meetings, the advance notice provisions for meetings, voting rights and resolution approval thresholds, the quorum for shareholder meetings, the adjournment of shareholder meetings, shareholder proposals, shareholder suits, reporting requirements, inspection of books and records, disclosure of interests in shares, rights of dissenting shareholders, anti-takeover measures, provisions relating to the ability to amend the articles of association, forum and venue, and enforcement of civil liabilities against foreign persons. While Noble does not believe that these differences will have a materially adverse effect on Noble shareholders who become Topco shareholders, situations may arise where the rights associated with Ordinary Shares would have provided benefits to Noble shareholders that will not be available with respect to their holdings of Topco Shares.

As a result of different shareholder voting requirements in the United Kingdom relative to the Cayman Islands, Topco will have less flexibility with respect to certain aspects of capital management than Noble currently has.

Under English law, the directors of a public limited company may only, other than in certain limited circumstances, issue shares with prior shareholder authorization and pre-emption rights apply by default to any such share issues. Shareholder authorizations to allot shares and disapply pre-emption rights may be granted for a period of five years and so it is intended, prior to the Business Combination, for Topco to pass (i) an ordinary resolution to allot ordinary shares up to an aggregate nominal value; and (ii) a special resolution to disapply pre-emption rights in respect of the allotment of shares up to an aggregate nominal value, in each case for a period of five years from the date of the resolution. Under the Articles (as defined herein) and Cayman law, the board of directors may issue shares (within the limits authorized in the Articles) and pre-emption rights do not apply. In addition, under English law, a company is generally only authorized to repurchase its own shares when it has been authorized to do so by an ordinary resolution of the shareholders, whereas the current Articles, and Cayman law, permit share purchases in the circumstances agreed by Noble and the holder of the shares. Topco is expected to pass an ordinary resolution, prior to the Business Combination, authorizing the repurchase of up to 15% per annum of the issued share capital as of the beginning of each fiscal year for a five year period (subject to an overall aggregate maximum number of shares to be set forth in the resolution).

After the completion of the Business Combination, attempted takeovers of Topco will be governed by English law, and certain applicable Danish takeover restrictions could prevent existing Topco shareholders from participating in transactions regarding Topco Shares.

Cayman laws regarding directors’ fiduciary duties give the board of directors broad latitude to defend against unwanted takeover proposals. As a UK incorporated company, Topco is subject to English law. An English public company is potentially subject to the protections afforded by the Takeover Code if, among other factors, a majority of its directors are resident within the UK, the Channel Islands or the Isle of Man. Based upon Topco’s current and intended plans for its directors, it is anticipated that the Takeover Code will not apply to Topco. However, it is possible that, in the future, circumstances could change that may cause the Takeover Code to apply to Topco.

Further, it could be more difficult for Topco to obtain shareholder approval for a merger or negotiated transaction after the closing of the Business Combination because the shareholder approval requirements for certain types of transactions differ, and in some cases are greater, under English law than under Cayman law.

Following the listing of Topco Shares in Denmark on Nasdaq Copenhagen, certain Danish takeover restrictions will likely apply to attempted takeovers of Topco. The Danish Takeover Order includes rules concerning public tender offers for the acquisition of shares admitted to trading on a regulated market (including Nasdaq Copenhagen). Pursuant to the Danish rules on mandatory tender offers, if a shareholding is transferred, directly or indirectly, in a company with one or more share classes admitted to trading on a regulated market, to an acquirer or to persons acting in concert with such acquirer, the acquirer and the persons acting in concert with such acquirer, if applicable, shall give all shareholders of the company the option to dispose of their shares on identical terms, if the acquirer, or the persons acting in concert with such acquirer, as a result of the transfer, gains control over the company as a result of the transfer. Control exists if the acquirer, or persons acting in concert with such acquirer, directly or indirectly, holds at least one-third of the voting rights in the company, unless it can be clearly proven in special cases that such ownership does not constitute control. Exemptions from the mandatory tender offer rules may only be granted under special circumstances by the DFSA.

The application of the Danish mandatory tender offer rule could inter alia have a deterrent effect on potential acquirers of Topco Shares if such acquisition would result in a transfer of control over Topco, if this would trigger an obligation to make a mandatory tender offer.

English law requires that companies meet certain additional financial requirements before they can declare dividends or repurchase shares following the Business Combination.

Under English law, a company generally can declare dividends, make distributions or repurchase shares (other than out of the proceeds of a new issuance of shares made for that purpose) only out of distributable reserves. Distributable reserves are a company’s accumulated, realized profits, to the extent not previously utilized for distributions or capitalization, less its accumulated, realized losses, to the extent not previously written off in a reduction or reorganization of capital.

Prior to the effective time of the Business Combination, Noble, as the current sole shareholder of Topco, will pass resolutions to approve a proposed reduction of capital after completion of the Business Combination (which for this purpose means upon completion of the Offer), to: (i) cancel the shares which will be held by Noble prior to the Business Combination and to reduce its share premium account; (ii) cancel any Capitalization shares (as defined in the Form S-4 Registration Statement) which are issued by Topco after completion of the Business Combination; and (iii) reduce the share premium created by the issue of the Topco Shares in connection with the Maersk Drilling Merger and, if applicable, the Offer, in each case to create distributable reserves from which Topco may declare and pay dividends in the future. As soon as practicable following completion of the Business Combination (which for this purpose means upon completion of the Offer) Topco will seek the approval of the High Court of Justice in England and Wales (the “Court”) to such cancellation and reduction through a customary process, which is required for the creation of distributable reserves to be effective. The approval of the Court is expected to be received approximately four weeks after the completion of the Business Combination. Prior to the receipt of the approval, Topco will be unable to declare dividends, make distributions or repurchase any of its own shares. If the approval of the Court is not received, it is expected that Topco will be subject to such limitation on its ability to declare dividends, make distributions or repurchase shares for the foreseeable future.

The market price of Topco Shares may be volatile, and the value of a holder’s investment could materially decline.

Investors who hold Topco Shares may not be able to sell their shares at or above the price at which they purchased the Ordinary Shares. The prices of Ordinary Shares and Maersk Drilling Shares have fluctuated materially from time to time, and Topco cannot predict the price of the Topco Shares. Broad market and industry factors may materially harm the market price of Topco Shares, regardless of Topco’s operating performance. In addition, the price of Topco Shares may be dependent upon the projections, valuations and recommendations of the analysts who cover the Topco business, and if its results or financial guidance do not meet the analysts’ projections and expectations, Topco’s share price could decline as a result of analysts lowering their projections, valuations and recommendations or otherwise.

Following the completion of the Business Combination, Topco may be subject to UK corporation tax liabilities in the future under the UK derivative contracts regime in respect of the Topco Warrants.

Topco is expected to be subject to UK corporation tax pursuant to the UK derivative contracts regime in respect of the Topco Warrants, subject to any change in circumstances of the Topco Warrants. Under this regime, the profits chargeable to corporation tax in respect of the Topco Warrants, and the losses allowable by way of relief, would be calculated by reference to credits and debits which, as a general rule, follow the amounts that are recognized for accounting purposes in determining profit or loss in accordance with generally accepted accounting practice. Topco may therefore be subject to future charges to UK corporation tax depending on the movements in the fair value of the Topco Warrants from time to time, in line with the accounting treatment of the Topco Warrants.

Danish tax considerations could adversely affect Topco.

The Danish Tax Authorities may challenge whether Topco is entitled to a Danish withholding tax exemption on dividends from Maersk Drilling. Topco is a tax resident of the UK and will own a majority of the Maersk Drilling Shares following the closing of the Offer. Thus, Topco is expected to be entitled to the benefits under the double tax treaty between Denmark and the UK in regard to dividend distributions from Maersk Drilling, which would mean that dividends could be distributed from Maersk Drilling to Topco without Danish withholding tax.

In order to qualify for a withholding tax reduction with under the double tax treaty between Denmark and the UK, the recipient of dividends must be a treaty covered person and the beneficial owner of such dividends.

The view of the Danish Tax Authorities is that the beneficial ownership assessment is a transaction-based approach whereby the decisive factors include the level of activity and economic risk undertaken by the recipient and the ability to demonstrate real use and enjoyment rights in each case of any dividends received. Furthermore, Danish anti-avoidance provisions provide a legislative basis for the Danish tax authorities to deny a recipient of dividends, even though such recipient would otherwise qualify as the beneficial owner, the benefits of a double tax treaty in situations where the main purpose or one of the main purposes of an arrangement or transaction is to gain a tax advantage that would contradict the objective or purpose of a double tax treaty and the arrangement or transaction is considered artificial. An arrangement or transaction will be considered artificial if it has no valid commercial reasons. In practice, the Danish Tax Authorities consider whether a company is merely interposed for tax reasons and acts solely as a conduit.

Topco is a tax resident of the UK and is expected to conduct certain management functions relating to the holding of shares, financing, cash management, incentive compensation and other relevant holding company functions. In addition, Topco may in the future decide to invest in other assets and conduct other activities and, in such case, Topco management is expected to decide whether holding these assets or conducing these activities should be made directly at Topco, at Maersk Drilling or at any other subsidiary. Topco management believes that the characteristics of Topco as (i) a publicly listed company with numerous shareholders, (ii) management’s right to dispose of dividends received as it chooses and (iii) the economic risks born by Topco demonstrate that Topco is the beneficial owner of dividends from Maersk Drilling and not a conduit for distribution of such dividends to the shareholders and, accordingly, that the anti-avoidance rules are not expected to apply.

Topco will be a listed company on the NYSE and Nasdaq Copenhagen. Danish case law has shown that the Danish tax authorities and the Danish administrative courts have determined that there is a presumption of beneficial ownership at the level of a listed company, provided that (i) such company’s shares are listed on recognized markets, (ii) such company’s shares are held by a significant number of shareholders, (iii) the shares in the listed company are actually traded on the market, and (iv) there are viable commercial arguments supporting the establishment of the company.

The tests for beneficial ownership and application of Danish anti-avoidance rules are subjective and the ownership of Maersk Drilling will as such entail an inherent risk of a challenge from the Danish tax authorities.

The current Danish withholding tax rate is 27% of the distribution. In the event that the Danish tax authorities take the view that the Topco is not the beneficial owner of dividends distributed, and therefore that Danish withholding tax should have been paid, any such payment would increase Topco’s tax burden, and hence its cash flows and financial position, and may prejudice Maersk Drilling’s ability to pay dividends itself. In the event that the Danish tax authorities should regard an EU “blacklisted” entity as the beneficial owner, a proportionate part of any distributions could be subject to 44% Danish withholding taxation.

Risks Related to the Maersk Drilling Group’s Business and Operations

The Maersk Drilling Group’s business involves numerous operating hazards. If a significant accident or other event occurs, and is not fully covered by the Maersk Drilling Group’s insurance policies or any enforceable or recoverable indemnity, it could have a material adverse effect on the Maersk Drilling Group’s business, financial condition, and results of operations.

The Maersk Drilling Group’s operations are subject to hazards inherent in drilling for oil and natural gas, such as blowouts, reservoir damage, loss of production, loss of well control, punch through (for example, when one leg of the drilling rig breaks through the sea floor crust, destabilizing the rest of the rig), lost or stuck drill strings, equipment defects, craterings, fires, explosions and pollution. Offshore drilling and the provision of well services require the use of heavy equipment and exposure to hazardous conditions which carry inherent health and safety risks. The Maersk Drilling Group’s operations are also subject to hazards inherent in marine operations, such as capsizing, grounding, navigation errors, collision, oil and hazardous substance spills, extensive uncontrolled fires, damage from severe weather conditions, and marine life infestations. Such hazards could expose the Maersk Drilling Group to the risk of suspension or termination of operations, regulatory penalties or sanctions, property, environmental and other damage claims by customers or other third parties, which may in turn have a material adverse effect on the Maersk Drilling Group’s business, financial condition, results of operations, and reputation.

The Maersk Drilling Group’s insurance policies may not adequately cover losses, and the Maersk Drilling Group does not have insurance coverage or rights to an indemnity for all risks. In addition, the Maersk Drilling Group’s insurance coverage will not provide sufficient funds in all situations to protect the Maersk Drilling Group from all liabilities that could result from its operations, including because the amount of the Maersk Drilling Group’s insurance cover may be less than the related impact on enterprise value after a loss, and the Maersk Drilling Group’s coverage also includes policy limits. As a result, the Maersk Drilling Group retains the risk through paying directly for any losses in excess of these limits. The Maersk Drilling Group may also decide to retain substantially more risk through reduction of its insurance policies, and thus paying directly for potential losses in the future.

Although it is the Maersk Drilling Group’s policy to obtain contractual indemnities for as much as possible, it may not always be able to negotiate provisions to protect against all risks. Further, even when the Maersk Drilling Group receives indemnities from customers these may not be easily enforced and will be of limited value if the relevant customers do not have adequate resources to indemnify the Maersk Drilling Group.

No assurance can be made that the Maersk Drilling Group has, or the combined company will be able to maintain in the future, adequate insurance or indemnity against certain risks, and there is no assurance that such insurance or indemnification agreements will adequately protect the Maersk Drilling Group and the combined company against liability from all of the consequences of the hazards and risks described above. The occurrence of a significant accident or other adverse event which is not fully covered by the Maersk Drilling Group’s insurance or any enforceable or recoverable indemnity from a customer could result in substantial losses for the Maersk Drilling Group and could materially adversely affect the Maersk Drilling Group’s results of operations, cash flow and financial condition. The occurrence of a significant accident or other adverse event could also cause the cost of insurance to increase significantly and have a material adverse effect on the Maersk Drilling Group’s earnings, cash flow and financial condition.

The Maersk Drilling Group relies on third-party subcontractors to complete some parts of its projects and its operations may be adversely affected by the sub-standard performance or non-performance of those third-party subcontractors.

The Maersk Drilling Group engages third-party subcontractors to perform some parts of its projects and in respect of new business models a majority of the services under a project may be subcontracted to third-party subcontractors. Subcontractors are used to perform certain services and to provide certain input in areas where the Maersk Drilling Group does not have requisite expertise. The subcontracting of work exposes the Maersk Drilling Group to risks associated with planning interface non-performance, delayed performance or substantial performance by its subcontractors. Any inability to hire qualified subcontractors could hinder successful completion of a project. Further, the Maersk Drilling Group’s employees may not have the requisite skills to be able to monitor or control the performance of these subcontractors. The Maersk Drilling Group may suffer losses on contracts if the amounts it is required to pay for subcontractor services exceed its original estimates. Remedial or mitigating actions, such as requiring contractual obligations on subcontractors that are similar to those the Maersk Drilling Group has with its customers, and requesting parent guarantees to cover nonperformance by subcontractors, may not be available or sufficient to mitigate the risks associated with subcontractors. For example, the Maersk Drilling Group has experienced issues with the performance of some of its key suppliers in the past, in particular in relation to delays in the delivery and maintenance of its subsea well-control equipment. Such issues could have a negative effect on Maersk Drilling Group’s business, financial condition, and results of operations.

The Maersk Drilling Group relies on third-party suppliers to provide parts, crew and equipment, and its operations may be adversely affected by supplier production disruptions, quality and sourcing issues, price increases or consolidation of suppliers as well as equipment breakdowns.

The Maersk Drilling Group’s reliance on third-party suppliers, manufacturers and service providers to secure equipment and crew used in the Maersk Drilling Group’s drilling operations exposes it to volatility in the quality, price and availability of such items. Certain specialized parts, crew and equipment used by the Maersk Drilling Group in its operations may be available only from a single or a small number of suppliers. A disruption in the deliveries from such third-party suppliers, capacity constraints, production disruptions, price increases, defects or quality-control issues, recalls or other decrease in the availability or servicing of parts and equipment could adversely affect the Maersk Drilling Group’s ability to meet its commitments towards its customers, adversely impact operations and revenues by resulting in uncompensated downtime, reduced day rates under the relevant drilling contracts, cancellation or termination of contracts, or increased operating costs. In addition, consolidation of suppliers may limit the Maersk Drilling Group’s ability to obtain supplies and services when needed at an acceptable cost or at all.

Equipment deficiencies or breakdowns, whether due to faulty parts, quality control issues or inadequate installation, may result in increased maintenance costs and could adversely affect the Maersk Drilling Group’s operations and revenues by resulting in financial downtime. For example, the Maersk Drilling Group has a multi-year maintenance project to overhaul jacking gears on certain jack-up rigs involving significant costs. While the Maersk Drilling Group is pursuing recovery options in respect of certain of the project costs, there can be no assurance as to the extent to which Maersk Drilling will recover those costs. If mitigation measures put in place by the Maersk Drilling Group are not effective, it could lead to significant financial downtime, adversely affect the Maersk Drilling Group’s ability to meet its commitments towards its customers, potential cancellation or termination of drilling contracts, suspension or termination of operations, regulatory penalties or sanctions, property, environmental and other damage claims by customers or other third parties, which may in turn have a material adverse effect on the Maersk Drilling Group’s business, financial condition, results of operations, and reputation.

The Maersk Drilling Group faces risks associated with creating and executing new business models, particularly when such business models involve a risk profile, remuneration, or financial scheme that is different from a conventional drilling contract.

As an important part of its “Smarter Drilling for Better Value” strategy, the Maersk Drilling Group is exploring, and has in the past, implemented various degrees of innovative business models with customers and partners in order to expand its share of the value chain, while simultaneously creating better outcomes for its customers and long-term resilience of its business through increased customer collaboration, differentiation and utilization. Although such business model innovation is intended to offer further earnings opportunities for the Maersk Drilling Group, there are risks associated with creating and executing new business models, particularly when such business models involve a risk profile, remuneration, or financial scheme that is different from the Maersk Drilling Group’s conventional drilling contracts.

The Maersk Drilling Group is currently implementing two broad categories of business models including:

(i)

integrating new services into joint offerings to customers as an integrated service provider with the objective of removing waste in the well-delivery supply chain through better orchestration and alignment of incentives; and

(ii)

offering new financial models focused on risk and reward sharing through, among other things, deferred payments, fixed pricing or co-investments, enabling operators to develop fields that would otherwise be economically challenged. However, forecasting the success of any new business model is inherently uncertain and depends on a number of factors both within and outside of the Maersk Drilling Group’s control. The Maersk Drilling Group’s actual revenue and profit generated from such business models may be significantly greater or less than forecasts. In addition, the efficiencies anticipated from new business models may fail to be realized, the costs may be higher and the counterparty risk greater than expected. In addition, as the Maersk Drilling Group creates and executes more new business models and expands into other parts of the value chain, the Maersk Drilling Group’s risk profile may continue to shift. See also “—The Maersk Drilling Group relies on third-party subcontractors to complete some parts of its projects and its operations may be adversely affected by the sub-standard performance or non-performance of those third-party subcontractors”, “—Legal and Regulatory Risks Related to the Maersk Drilling Group—The Maersk Drilling Group’s international activities increase the compliance risk associated with applicable anti-corruption laws” and “—Legal and Regulatory Risks Related to the Maersk Drilling Group—The Maersk Drilling Group’s international activities increase the compliance risks associated with economic and trade sanctions imposed by the United States, the European Union and other jurisdictions.” Entering into new business models could have an adverse impact on the Maersk Drilling Group’s business, financial condition, and results of operations.

The Maersk Drilling Group’s drilling rigs are subject to damage or destruction by severe weather, and its drilling operations may be affected by severe weather conditions.

Some of the Maersk Drilling Group’s drilling rigs are located in areas that frequently experience hurricanes and other forms of severe weather conditions. For example, rigs located in certain parts of the North Sea may be subject to strong currents and low service temperatures, and rigs operating in the US Gulf of Mexico may, from time to time, be subject to tropical storm systems with high winds and waves. These conditions can cause damage or destruction to its drilling rigs. Further, high winds and turbulent seas could cause the Maersk Drilling Group to suspend operations on drilling rigs for significant periods of time. Even if its drilling rigs are not damaged or lost due to severe weather, the Maersk Drilling Group may experience disruptions in its operations due to evacuations, reduced ability to transport personnel or necessary supplies to the drilling unit, or damage to its customers’ platforms and other related facilities. Future severe weather could result in the loss or damage to the Maersk Drilling Group’s rigs or curtailment of its operations, which could adversely affect the Maersk Drilling Group’s business, financial condition, and results of operations.

The Maersk Drilling Group may experience reduced profitability or not fully realize its backlog of drilling revenue if its customers terminate, seek to renegotiate or fail to exercise an option to extend its drilling contracts, or if it fails to secure new drilling contracts.

The Maersk Drilling Group may be subject to the risk of its customers seeking to terminate or renegotiate their contracts. Customers’ financial positions, as well as restricted credit markets, may adversely affect their ability to perform their obligations under drilling contracts with the Maersk Drilling Group. As an example, the Maersk Drilling Group has experienced, as a result of events significantly adversely affecting customers’ demand for offshore drilling services (such as the COVID-19 pandemic), customers seeking to terminate or renegotiate their contracts. If the Maersk Drilling Group’s customers cancel or are unable or unwilling to renew some of their contracts, the Maersk Drilling Group will need to secure a new contract for that drilling rig and any time lag in doing so could lead to a period of non-utilization. In addition, where the Maersk Drilling Group tenders for new contracts, it is generally difficult to predict whether it will be awarded contracts on favorable terms or at all. The tenders are affected by a number of factors beyond the Maersk Drilling Group’s control, such as market conditions, competition (including the intensity of the competition in a particular market), financing arrangements and government approvals required by customers. If the Maersk Drilling Group is unable to secure new contracts on a timely basis and on substantially similar or better terms, if contracts are disputed or suspended for a period of time, or if a number of its contracts are renegotiated, such events would adversely affect the Maersk Drilling Group’s business, financial condition, and results of operations.

In addition, customers exploring for or producing oil and/or natural gas (“E&P Companies”) commonly ask for options to extend their drilling contracts to include additional work. Such options may expose the Maersk Drilling Group to risk as the customer may decide not to exercise the option and the Maersk Drilling Group may, in the meantime, have to decline other work. In order to mitigate this risk, options should be exercised with a reasonable notice, however, getting E&P Companies to agree to include adequate notice provisions is difficult to achieve in a weak market. The need for long notice periods reflects the long lead times that characterize the industry in which the Maersk Drilling Group operates. Drilling rigs are often contracted long in advance of the date on which drilling commences and without adequate notice periods for options, the Maersk Drilling Group’s ability to market the rig effectively for future contacts may be compromised. Even if the customer decides to exercise the option and provides adequate notice, the terms of the option may be less favorable than the Maersk Drilling Group may otherwise be able to secure with alternative contracts.

Most of the Maersk Drilling Group’s drilling contracts may be cancelled by the customer without a termination fee becoming payable upon the occurrence of events beyond the Maersk Drilling Group’s control such as the loss or destruction of the drilling rig, or the suspension of drilling operations for a specified period of time as a result of a breakdown of critical equipment. While most of its contracts require the customer to pay a termination fee in the event of an early cancellation without cause, early termination payments will in most cases not fully compensate the Maersk Drilling Group for the full revenue loss of the contract and could result in the drilling rig becoming idle for an extended period of time. If the Maersk Drilling Group or its customers are unable to perform under existing contracts for any reason, or if the Maersk Drilling Group replaces terminated contracts with new contracts having less favorable terms, the Maersk Drilling Group’s backlog of estimated revenue would decline, adversely affecting the Maersk Drilling Group’s business, financial condition, and results of operations.

Additionally, the Maersk Drilling Group’s customers may be entitled to pay a waiting, or standby, rate lower than the full operational day rate if a drilling rig is not available to be fully operational for the customer. In addition, if a drilling rig is taken out of service for maintenance and repair for a period of time exceeding the scheduled maintenance periods set forth in the drilling contract, the Maersk Drilling Group may not be entitled to payment of day rates until the rig is able to work. If the interruption of operations were to exceed a determined period, the Maersk Drilling Group’s customers may have the right to pay a rate that is significantly lower than the waiting rate for a period of time or may terminate the drilling contracts related to the subject rig. Prolonged payment of reduced rates or termination of any drilling contract as a result of an interruption of operations could materially adversely affect the Maersk Drilling Group’s business, financial condition, and results of operations.

The announcement and pendency of the Business Combination, and uncertainty about the effects of the Business Combination, may increase the risks outlined above and may adversely affect the Maersk Drilling Group’s ability to pursue otherwise attractive business opportunities as suppliers, vendors, partners, customers and other counterparties defer entering into contracts with, or making other decisions concerning the Maersk Drilling Group or seek to modify or terminate existing relationships with the Maersk Drilling Group.

The Maersk Drilling Group has certain customer concentrations, and the loss of a significant customer would adversely impact its financial results.

For the year ended December 31, 2021, six customers accounted for 77% of the Maersk Drilling Group’s consolidated revenue. Many of these relationships have lasted over 10 years. Of the $1.9 billion in contracted backlog as of December 31, 2021 (backlog represents expected revenues for 2022 and beyond and excludes Maersk Inspirer), 93% is attributable to six customers. The loss or material reduction of business from a significant customer could therefore have a material adverse impact on the Maersk Drilling Group’s results of operations and cash flows. Moreover, the Maersk Drilling Group’s drilling contracts subject it to counterparty risks. See “—The Maersk Drilling Group is exposed to the credit risks of key customers and certain other third parties.” The ability of each of the Maersk Drilling Group’s counterparties to perform its obligations under a contract with it will depend on a number of factors that are beyond its control such as the overall financial condition of the counterparty. Should a significant customer fail to honor its obligations under an agreement with the Maersk Drilling Group, the Maersk Drilling Group could sustain losses, which could have a material adverse effect on its business, financial condition, and results of operations.

Loss of key personnel or the failure to obtain or retain highly skilled personnel could have a material adverse effect on the Maersk Drilling Group’s operations.

The Maersk Drilling Group’s success depends on its retention of key personnel and its ability to recruit, retain and develop skilled personnel for its business. The demand for personnel with the capabilities and experience required in the oil and natural gas services industries is high, and even higher when market conditions are strong, and success in attracting and retaining such employees is not guaranteed. In addition, the oil and gas industry generally has increasingly struggled to attract talented and qualified personnel. There is intense competition for skilled personnel and there are, and may continue to be, shortages in the availability of engineers and other appropriately skilled people at all levels. Shortages of qualified personnel or the Maersk Drilling Group’s inability to obtain and retain qualified personnel could have a material adverse effect on the Maersk Drilling Group’s business, financial condition, and results of operations.

In addition, uncertainty about the effect of the Business Combination on employees may impair the Maersk Drilling Group’s ability to retain and motivate key personnel. If the key employees depart because of uncertainty about their future roles and the potential complexities of the Business Combination, the Maersk Drilling Group’s business, financial condition and results of operations could be materially and adversely affected. See also “—Labor interruptions could have a material adverse effect on the Maersk Drilling Group’s operations.”

Labor interruptions could have a material adverse effect on the Maersk Drilling Group’s operations.

As of December 31, 2021, the Maersk Drilling Group had approximately 1,700 offshore and approximately 800 onshore employees. Labor interruptions may materially impact the Maersk Drilling Group. Certain of the Maersk Drilling Group’s employees and contractors in international markets, such as Norway and to a lesser extent Denmark, are represented by labor unions and work under collective bargaining or similar agreements, which are subject to periodic renegotiation. Although the Maersk Drilling Group has not experienced any labor disruptions in connection with its own personnel, there can be no assurance that labor disruptions by the Maersk Drilling Group’s employees will not occur in the future. Further, unionized employees of third parties on whom the Maersk Drilling Group relies may be involved in strikes or other forms of labor unrest, causing operational disruptions for the Maersk Drilling Group. Such industrial actions could result in additional costs to the Maersk

Drilling Group, as well as limitations on the Maersk Drilling Group’s ability to operate its drilling rigs or provide services to its customers, which may have a material adverse impact on its business, financial condition, and results of operations. Further strikes are considered a possibility each year during annual salary negotiations. If future labor strikes force Maersk Drilling Group to shut down any of its operations, it could have a material adverse impact on its business, financial condition, and results of operations.

In addition, the Maersk Drilling Group will be required to reduce the size of its workforce post-Business Combination. Even if the process is implemented in accordance with the labor law practices in the relevant jurisdictions, there is a risk that certain redundancies may be challenged by employees or labor unions, and thus leading to multiple negotiations or legal proceedings. Such legal proceedings would result in additional costs for legal fees and, if unfavorable decisions were to be made against the Maersk Drilling Group, fines or damages. There is also a risk that the process will give rise to labor actions. Furthermore, major redundancies may also negatively affect the remaining personnel’s work environment and thereby harm daily operations.

The market value of equipment currently owned by the Maersk Drilling Group, including rigs, newbuilds and any further rigs the Maersk Drilling Group may acquire in the future may decrease. This could cause the Maersk Drilling Group to incur losses due to impairment of book values or if it decides to sell assets.

The fair market value of the drilling rigs and equipment currently owned by the Maersk Drilling Group and/or those the Maersk Drilling Group may acquire in the future, may increase or decrease depending on a number of factors, including:

•	general economic and market conditions affecting the offshore contract drilling industry, including competition from other offshore contract drilling companies;

•	types, sizes and ages of the drilling rigs and equipment;

•	supply and demand for drilling rigs and equipment;

•	cost of newbuilds;

•	impact on financing by way of certain covenants under the Maersk Drilling Facilities Agreements (as defined herein);

•	prevailing level of drilling services contract day rates and utilization;

•	operational cost levels of rigs;

•	future expectations of contract day rates, utilization, and operational cost levels;

•	discount rate used for future earnings;

•	government laws and regulations, including environmental protection laws and regulations and such laws becoming more stringent; and

•	technological advances.

The Maersk Drilling Group evaluates its book values on a regular basis based on the factors above and if drilling rig and equipment values fall significantly, the Maersk Drilling Group may have to record an impairment loss in its financial statements, which could adversely affect the Maersk Drilling Group’s financial results and condition. In 2021, the Maersk Drilling Group recognized an impairment reversal of $11 million in connection with the sale of Maersk Gallant.

Upgrade, refurbishment and repair projects are subject to risks, including delays and cost overruns, which could have an adverse impact on the Maersk Drilling Group’s available cash resources and results of operations.

The Maersk Drilling Group incurs upgrade, refurbishment and repair expenditures for its rigs from time to time, typically when upgrades are required by industry standards and/or by law. Such expenditures are also necessary in response to requests by customers, inspections, regulatory or certifying authorities or when a rig is damaged. Upgrade, refurbishment and repair projects are subject to execution risks, including cost overruns or delays resulting from, for example:

•	unexpected long delivery times for, or shortages of, key equipment, parts and materials as has occurred from time to time;

•	shortages of skilled labor and other shipyard personnel necessary to perform the work;

•	unforeseen increases in the cost of equipment, labor and raw materials, particularly steel as has occurred from time to time;

•	unforeseen design and engineering problems;

•

latent damages to or deterioration of hull, equipment and machinery in excess of engineering estimates and assumptions, as may occur as a result of operating in a harsh environment such as certain parts of the North Sea;

•	health, safety, security and environment (“HSSE”) incidents occurring during the project;

•	disputes with shipyards and suppliers;

•	changes to a particular customers’ specifications;

•	failure or delay in obtaining acceptance of a rig from a customer;

•	adverse weather conditions, such as the harsh environments found in certain parts of the North Sea or extreme weather conditions found from time to time in the US Gulf of Mexico; and

•	inability or delay in obtaining flag-state, classification society, certificate of inspection, or regulatory approvals.

Significant cost overruns and/or delays have in the past and could in the future adversely affect the Maersk Drilling Group’s business, financial condition, and results of operations. Additionally, capital expenditures and deferred costs for upgrading and refurbishment projects, including any planned refurbishments, upgrades or conversions of the rigs, could exceed the Maersk Drilling Group’s planned capital expenditures. Failure to complete an upgrade, refurbishment, repair or conversion projects on time may, in some circumstances, result in the delay, renegotiation or cancellation of a drilling contract and could put at risk planned arrangements to commence operations on schedule. The Maersk Drilling Group could also be exposed to contractual penalties for failure to complete an upgrade, refurbishment or repair project and consequentially a failure to commence operations in a timely manner. Rigs undergoing upgrade, refurbishment or repairs generally do not earn a day rate during the period they are out of service. Failure by the Maersk Drilling Group to minimize lost day rates resulting from the immobilization of its rigs may materially adversely impact the Maersk Drilling Group’s business, financial condition, and results of operations.

There may be limits to the Maersk Drilling Group’s ability to mobilize rigs between geographic areas, and the duration, risks and associated costs of such mobilizations may be material to the Maersk Drilling Group’s business.

The offshore drilling industry is a global market as rigs can, depending on the technical capability of a rig to relocate and operate in various environments, as well as a rig’s regulatory compliance with local technical requirements, be moved from one area to another. However, mobilization of rigs is expensive and time-consuming and can be impacted by several factors including, but not limited to, governmental regulation and customs practices, availability of tugs and dry tow vessels, weather, currents, political instability, civil unrest, and military actions and rigs may as a result become stranded. Some jurisdictions, such as Norway, enforce strict technical requirements on the rigs, requiring substantial physical modification to the rigs before they can be utilized. Such modifications may require significant capital expenditures, and as a result, may limit the use of the rigs to those jurisdictions in the future. In addition, mobilization always caries the risk of damage to the rig. Failure to mobilize a rig in accordance with the deadlines set by a specific customer contract could result in a loss of compensation, liquidated damages or the cancellation or termination of the contract. In some cases, the Maersk Drilling Group may not be paid for the time that a rig is out of service during mobilization. In addition, in the hope of securing future contracts, the Maersk Drilling Group may choose to mobilize a rig to another geographic market without a customer contract in place. If no customer contracts are acquired, Maersk Drilling Group would be required to absorb these costs. Mobilization and relocating activities could therefore potentially have a material adverse effect on the Maersk Drilling Group’s business, financial condition, and results of operations.

Reactivation of stacked rigs is subject to risks, including delays and cost overruns, which could have an adverse impact on the Maersk Drilling Group’s available cash resources and results of operations.

As of December 31, 2021, the Maersk Drilling Group had one jack-up rig stacked in Denmark and one semisubmersible rig stacked in the Caspian Sea. The Maersk Drilling Group expects to reactivate those of its rigs that are currently stacked once those rigs are contracted and may consider reactivating additional rigs in anticipation of expected positive economic returns on such reactivation. Reactivation projects are subject to execution risks, including cost overruns or delays, which may adversely affect the Maersk Drilling Group’s business, financial condition, and results of operations. Capital expenditures and deferred costs for reactivation of stacked rigs could also exceed the Maersk Drilling Group’s planned capital expenditures. Failure to complete a reactivation on time may, in some circumstances, result in the delay, renegotiation or cancellation of a drilling contract and could put at risk planned arrangements to commence operations on schedule, exposing the Maersk Drilling Group to contractual penalties. A successful reactivation project could be impacted if incorrect or insufficient preservation processes were used during the stacking period, causing increased costs and/or delays for reactivation beyond that budgeted.

Physical infrastructure and logistics systems in some of the areas where the Maersk Drilling Group operates are underdeveloped.

Physical infrastructure and logistics systems, such as roads, air transport facilities and lines of communication, in certain areas of the world where the Maersk Drilling Group operates, are underdeveloped and may not have been adequately funded and maintained. For example, the Maersk Drilling Group operates in certain areas that are concurrently developing infrastructure around the oil and gas industry, such as West Africa, and such infrastructure is not always fully developed at the time that the Maersk Drilling Group is operating in the region. This may have an effect on the efficiency and safety of the Maersk Drilling Group’s operations in these regions due to reduced efficiency, predictability, reliability, and safety in the transportation of equipment and personnel. Breakdowns or failures of any part of the physical infrastructure or logistics systems in the areas where the Maersk Drilling Group operates may disrupt the Maersk Drilling Group’s normal business activities, cause the Maersk Drilling Group to suspend operations, or make Maersk Drilling Group operations impossible. Such circumstances, or any further deterioration of the physical infrastructure in the areas where the Maersk Drilling Group operates, may increase the costs of doing business and interrupt business operations, any or all of which could have a material adverse effect on the Maersk Drilling Group’s business, financial condition, and results of operations. In addition, as many new areas for drilling for oil and natural gas are made in areas of the world that may still be developing the relevant infrastructure, the Maersk Drilling Group’s exposure to this risk may increase in the future.

The Maersk Drilling Group’s business, financial condition, and results of operations may be adversely affected if it does not make accurate assumptions and estimates when tendering for new drilling contracts.

The Maersk Drilling Group must make certain assumptions and estimates when it tenders for new contracts, as well as identify key issues and risks (including, but not limited to, the degree of complexity of the project assumptions regarding rig efficiency or utilization of equipment, HSSE performance requirements, operational expenses, mobilization costs, tax payments, availability of skilled personnel and availability of critical equipment with long lead times). Assumptions are particularly necessary when tendering for a new client or entering new product or geographic markets. Even when a risk is properly identified, the Maersk Drilling Group may be unable to or may not accurately quantify it. Unforeseen or unanticipated risks and incorrect assumptions when bidding for a contract may lead to increased costs and/or loss of revenue for the Maersk Drilling Group and could adversely affect its business, financial condition, and results of operations.

The Maersk Drilling Group is exposed to the credit risks of key customers and certain other third parties.

The Maersk Drilling Group is subject to risks of loss resulting from the non-payment or non-performance by third parties of their obligations. Although the Maersk Drilling Group monitors and manages counterparty risks, some of the Maersk Drilling Group’s customers and other parties may be highly leveraged and subject to their own operating, financial and regulatory risks. For example, some of the Maersk Drilling Group’s contractual counterparts are special purpose vehicles created for the purpose of carrying out a specific offshore oil and gas project. These special purpose vehicles typically have limited assets or capital, and the Maersk Drilling Group is not always able to obtain parent or third-party performance or financial guarantees for such counterparts’ obligations. During more challenging market environments, the Maersk Drilling Group will be subject to an increased risk of customers seeking to repudiate contracts. The ability of the Maersk Drilling Group’s customers to perform their contractual obligations may also be adversely affected by restricted credit markets and economic downturns. Any bankruptcy, insolvency or inability by the Maersk Drilling Group’s customers to settle their debts or honor their obligations to the Maersk Drilling Group when they fall due may adversely affect the Maersk Drilling Group’s business, financial condition, and results of operations.

The Maersk Drilling Group may also have considerable risk in relation to joint-venture partners and other parties with whom the Maersk Drilling Group does and will collaborate with, in particular related to the possible non-performance of such parties of their obligation towards the Maersk Drilling Group. See “—The Maersk Drilling Group faces risks associated with joint ventures and investments in associates.”

The Maersk Drilling Group’s labor costs and related operating costs could increase as a result of a number of factors.

A number of factors could increase the Maersk Drilling Group’s labor costs and potentially affect other costs of operations. For example, during historic periods of high growth within the industry, the cost of qualified personnel and equipment has increased dramatically. Even during periods of low growth within the industry, personnel and operating costs related to specific operations may increase as a result of increasingly-stringent local content requirements, which require personnel, services, and equipment to be sourced from the local jurisdiction (see also “—Legal and Regulatory Risks Related to the Maersk Drilling Group—The Maersk Drilling Group is subject to complex laws and regulations in various jurisdictions that can adversely affect the cost, manner or feasibility of conducting its business.”).

Although the Maersk Drilling Group’s longer term contracts (those over 12 months in length) with customers typically include price escalation clauses, which establish agreed annual rate increases typically linked to a relevant index to cover the Maersk Drilling Group’s increased costs, there can be no assurance that such clauses will be sufficient to fully compensate the Maersk Drilling Group for higher personnel expenses or related operational costs. Further, certain countries where the Maersk Drilling Group operates may lack a suitable price escalation index, which makes it difficult for the Maersk Drilling Group to negotiate an acceptable escalation clause. Additional labor and related operating costs could have a material adverse effect on the Maersk Drilling Group’s business, financial condition, and results of operations.

The Maersk Drilling Group’s operating and maintenance costs will not necessarily fluctuate in proportion to changes in operating revenues.

The majority of Maersk Drilling’s operating revenues are derived from day rates which are subject to fluctuations depending on external factors that include, but are not limited to, the general level of oil and gas prices and the demand and supply of drilling rigs. The same cannot be said for the Maersk Drilling Group’s operating and maintenance costs which are largely fixed in nature. Since record high day rates in 2014, day rates included in new contracts for Maersk Drilling Group’s drilling rigs have declined. In response, the Maersk Drilling Group has implemented cost reductions, however operating and maintenance costs have not declined in line with day rates during the same period. From 2017 into 2020, gradual improvements in day rates were observed, reflecting an upturn in the general market. In March 2020, in conjunction with the spread of a global pandemic, day rates and demand for drilling rigs fell to all-time lows. Since then, in the backdrop of the strongest oil price since 2014, demand for drilling rigs has rebounded and day rates have seen meaningful recoveries, although they still remain below levels observed in 2014. In a situation where a drilling rig faces longer idle periods, reductions in costs may not be immediate as some of the crew may be required to prepare drilling rigs for the idle period and the Maersk Drilling Group may not be able to successfully redeploy crew members who are not required to maintain the drilling rig. Accordingly, there can be no assurance that the Maersk Drilling Group will be successful in reducing its costs proportionately under circumstances where its revenues may also have decreased. To the extent that changes in the Maersk Drilling Group’s operating and maintenance costs are not proportionate to changes in operating revenues there may be a material adverse effect on the Maersk Drilling Group’s business, financial condition, and results of operations.

The Maersk Drilling Group may not be able to keep pace with a significant step-change in technological development.

The market for the Maersk Drilling Group’s services is affected by significant technological developments that have resulted in, and will likely continue to result in, substantial improvements in equipment functions and performance throughout the industry. As a result, the Maersk Drilling Group’s future success and profitability will be dependent in part upon its ability to:

•	improve existing services, rigs and rental equipment;

•	address the increasingly sophisticated needs of its customers;

•	anticipate major changes in technology and industry standards and respond to technological developments on a timely basis.

If the Maersk Drilling Group is not successful in acquiring new equipment or upgrading its existing drilling rigs, rental equipment, or the technical skill set of its employees on a timely and cost-effective basis in response to technological developments or changes in industry standards, or if a significant step-change in technology provides an alternative method for drilling, this could have a material adverse effect on the Maersk Drilling Group’s business, financial condition, and results of operations.

The Maersk Drilling Group’s success depends to a large extent on IT systems, and the occurrence of an attack or other IT systems incident or break down could result in operational disruption, theft or data corruption and could cause financial or reputational harm to the Maersk Drilling Group.

The Maersk Drilling Group’s ability to timely and correctly obtain, process and transmit data related to its operations and products is critical to the effective management of its business. A breakdown of or disruption to any of the Maersk Drilling Group’s IT systems could materially impact its relationships with customers, its reputation and its operating costs and margins.

As dependence on digital technologies has increased, cyber incidents, including deliberate attacks or unintentional events, have also increased. A cyberattack could include gaining unauthorized access to digital systems for purposes of misappropriating assets or sensitive information, corrupting data or causing operational disruptions and denial-of-service. In June 2017, A.P. Moller Maersk A/S and its consolidated subsidiaries (together, the “Maersk Group”), and many other firms and organizations in Europe and the United States, experienced a malicious ransomware-based cyberattack which resulted in significant and extended disruptions to critical IT systems and infrastructure. As a part of the Maersk Group at the time, the Maersk Drilling Group relied on certain of the Maersk Group’s IT systems. The cyberattack resulted in an effective lock down of infected computers on the Maersk Group’s network, with files and documents on affected systems involuntarily encrypted and rendered inaccessible. The cyberattack significantly limited computer access on the administrative side of the Maersk Drilling Group’s IT systems and infrastructure. However, due to information security counter-measures, the Maersk Drilling Group’s operations were unaffected by the cyberattack.

The Maersk Drilling Group’s technologies, systems and networks, and those of third parties on which the Maersk Drilling Group relies, could be the target of future cyberattacks or information security breaches. Any such event could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of proprietary and other information, or other disruption to the Maersk Drilling Group’s business and operations. In addition, certain cyber incidents, such as surveillance, could remain undetected for an extended period of time. There can be no assurance that the Maersk Drilling Group will not be the target of cyberattacks in the future or suffer losses related to any such cyber incident.

Such attacks could lead to IT systems downtime, loss of access to business applications, inability to meet legal, regulatory or contractual requirements, loss of business information and/or intellectual property through destruction or theft and adversely impact production networks and production capabilities. If the Maersk Drilling Group is not successful in achieving additional operational efficiencies and enhanced IT security through ongoing maintenance, improvement and development of its IT systems, its ability to maintain operational efficiencies and cost structure relative to its competitors and to defend against such cyber incidents could deteriorate, which could have a material adverse effect on the Maersk Drilling Group’s business, financial condition, and results of operations.

The Maersk Drilling Group has engaged in divestments that may subject it to associated risks and liabilities.

The Maersk Drilling Group has provided, and may in the future provide, certain representations, warranties and indemnities in connection with the businesses it sells. For example in connection with the divestment of Maersk Inspirer in 2021 to Havila Sirius and the sale of the jack-ups Maersk Guardian and Maersk Gallant to New Fortress Energy in the first half of 2021, Maersk Drilling provided certain standard representations and warranties to the respective buyers. As a result, the Maersk Drilling Group may be subject to the risk of liability for breach of representations and warranties and/or indemnity obligations in favor of the respective buyers. While the Maersk Drilling Group does not currently believe there will be any material claims under the representations, warranties and indemnities it has provided, it is possible that claims could be made against the Maersk Drilling Group in the future. If such a claim or claims were successful, it could have a material adverse effect on the Maersk Drilling Group’s results of operations, cash flows and financial position.

The Maersk Drilling Group faces risks associated with joint ventures and investments in associates.

The Maersk Drilling Group has made investments in joint ventures and associates. Such investments are often entered into to satisfy local requirements in certain jurisdictions and the terms of the investment agreements vary depending on the counterparty and jurisdiction involved. For example, the Maersk Drilling Group enters into joint ventures with local partners in the ordinary course of business to satisfy local content requirements in certain African countries in which it operates. Additionally, in April 2018, Maersk Drilling entered a joint venture agreement with Maersk Supply Service A/S to establish Maersk Decom A/S, for the purpose of providing bundled decommissioning solutions to global oil and natural gas operators.

Investments in joint ventures or associates over which the Maersk Drilling Group has partial or joint control are subject to the risk that the other shareholders of the joint venture or associate, who may have different business or investment strategies than the Maersk Drilling Group or with whom the Maersk Drilling Group may have a disagreement or dispute, may have the ability to block business, financial, or management decisions (such as the decision to distribute dividends or appoint members of management) which may be crucial to the success of the Maersk Drilling Group’s investment in the joint venture or associate, or could otherwise implement initiatives which may be contrary to the Maersk Drilling Group’s interests. The Maersk Drilling Group’s partners may be unable, or unwilling, to fulfil their obligations under the relevant shareholder agreements (for example by non-contributing working capital or other resources), or may experience financial, operational, or other difficulties that may adversely impact the Maersk Drilling Group’s investment in a particular joint venture or associate. In addition, the Maersk Drilling Group’s partners may lack sufficient controls and procedures which could expose the Maersk Drilling Group to risk. If any of the foregoing were to occur, such occurrence could have a material adverse effect on the Maersk Drilling Group’s business, financial condition, and results of operations.

Financial Risks Related to the Maersk Drilling Group

The Maersk Drilling Group operates in a capital-intensive industry and its future sources of financing are not necessarily secured.

The Maersk Drilling Group operates in a capital-intensive industry and thus may have substantial capital needs in order to be able to cover its obligations in connection with maintaining its fleet of drilling rigs and any potential future growth strategies.

The Maersk Drilling Group finances its capital expenditures through a combination of operating cash flow and debt financing. It is not certain that the Maersk Drilling Group will generate enough free cash flow to enable it to cover all its financing needs without resorting to debt financing or that its capital expenditures and other investments will yield the returns that it anticipates. The Maersk Drilling Group has an undrawn revolving credit facility (the “Maersk Drilling Revolving Credit Facility”) in an aggregate principal amount of $400,000,000. Although it is expected that the Maersk Drilling Revolving Credit Facility will provide the Maersk Drilling Group with sufficient liquidity in case of potential downside scenarios, the available amount under the facility may not sufficiently cover the needs of the Maersk Drilling Group in situations where risk factors relating to, inter alia, idle periods, lower rates, lower payments for downtime, project cost overruns and cost increases materialize in a manner not foreseen and catered for by the Maersk Drilling Group. Moreover, it may not be possible, irrespective of the general level of interest rates, to obtain additional required debt financing or it may only be possible to do so with difficulty, with delay or at unfavorable commercial terms.

If the Maersk Drilling Group’s degree of leverage is too high, it could become more vulnerable in the event of a downturn in business or the economy generally. In addition, if the Maersk Drilling Group is unable to comply with the restrictions and the financial covenants in the Maersk Drilling Facilities Agreements or any future agreement governing its indebtedness, there could be a default under the terms of these agreements, which could result in an acceleration of repayment of funds that have been borrowed.

The Maersk Drilling Group has incurred, and may in the future incur, significant amounts of debt. As of December 31, 2021, the Maersk Drilling Group had total outstanding interest-bearing debt with a carrying amount of $1.05 billion. The Maersk Drilling Group’s degree of leverage could make it more vulnerable to a downturn in business or the economy generally. The Maersk Drilling Group could default on its debt service obligations, or, if it becomes more leveraged in the future, the resulting increase in debt service requirements could cause it to default on its obligations, any of which could have a material adverse effect on the Maersk Drilling Group’s business, financial condition, and results of operations.

If the Maersk Drilling Group is unable to comply with the restrictions and covenants in the term and revolving facilities agreement with, inter alia, (i) DNB Bank ASA and Nordea Bank Abp, Filial i Norge as bookrunners, mandated lead arrangers and coordinators, (ii) BNP Paribas, Danske Bank A/S and ING Bank N.V. as bookrunners and mandated lead arrangers, (iii) Commerzbank Aktiengesellschaft and Nykredit Bank A/S as mandated lead arrangers, (iv) Barclays Bank PLC and Skandinaviska Enkilda Banken AB (publ) as lead arrangers, (v) Clifford Capital Pte. Ltd., Citibank N.A., Jersey Branch, JPMorgan Chase Bank, N.A., London Branch and Sumitomo Mitsui Banking Corporation Europe Limited as arrangers, (vi) certain of the subsidiaries of MDH as guarantors, (vii) the financial institutions listed therein as lenders, and (viii) DNB Bank ASA as agent and security agent (as amended and supplemented from time to time, the “Syndicated Facilities Agreement”), the $350 million term loan facility (the “DSF Facility”) originally dated December 10, 2018 with, inter alia, Danmarks Skibskredit A/S as arranger, original lender and security agent (the “DSF Facility Agreement” and, together with the Syndicated Facilities Agreement, the “Maersk Drilling Facilities Agreements”), or any other future debt financing agreements, there could be a default or cancellation under the terms of those agreements and lenders could terminate their commitments to lend or accelerate the outstanding loans and declare all amounts borrowed due and payable. The Maersk Drilling Group’s ability to comply with these restrictions and covenants, including meeting financial ratios and measures, is dependent on its future performance. Borrowings under debt arrangements that contain cross-acceleration or cross-default provisions may also be accelerated and become due and payable. In addition, each of the Syndicated Facilities Agreement and the DSF Facility Agreement include change of control provisions. If either of such change of control provisions is triggered, it could result in Maersk Drilling having to immediately prepay all amounts, including interest, accrued and owing under the facilities made available pursuant to the Syndicated Facilities Agreement and the DSF Facility Agreement, respectively. Moreover, the DSF Facility Agreement includes, with effect from, and subject to the occurrence of, the date of completion of the Offer, a provision to the effect that if A.P. Møller Holding A/S ceases to be represented on the Topco Board, this could result in the Maersk Drilling Group having to immediately prepay all amounts, including interest, accrued and owing under the facility made available pursuant to the DSF Facility Agreement.

In addition, the facilities under the Syndicated Facilities Agreement (the “Syndicated Facilities”) are secured, as of the date hereof, by (i) first priority mortgages on 17 of the Maersk Drilling Group’s 19 rigs/vessels (the “Syndicated Collateral Rigs”), (ii) first priority assignment of insurance of the Syndicated Collateral Rigs, (iii) first priority pledge of certain bank accounts, (iv) first priority share pledge in the group members being owners of the Syndicated Collateral Rigs and certain material intra-group charterers in respect of the Syndicated Collateral Rigs and (v) subordination of certain intra-group loans. In certain circumstances, earnings in respect of employment contracts for the Syndicated Collateral Rigs will be assigned in favor of the lenders under the Syndicated Facilities Agreement. The DSF Facility is secured by certain liens, including a first priority mortgage on Maersk Developer, Maersk Voyager and Maersk Venturer.

Accordingly, the Maersk Drilling Group’s degree of leverage, restrictive covenants in the Syndicated Facilities Agreement and the DSF Facility Agreement, respectively, or the fact that the majority of the Maersk Drilling Group’s existing assets have been pledged in favor of existing lenders could affect its ability to obtain additional financing for working capital, capital expenditures, acquisitions, development or other general corporate purposes.

If any of these events occur, the Maersk Drilling Group cannot guarantee that its assets will be sufficient to repay in full all of its outstanding indebtedness, and the Maersk Drilling Group may be unable to find alternative financing. Even if the Maersk Drilling Group could obtain alternative financing, that financing might not be on terms that are favorable or acceptable. The occurrence of such events may have a material adverse effect on the Maersk Drilling Group’s business, financial condition, and results of operations.

The Maersk Drilling Group’s results are affected by fluctuations in foreign exchange rates.

The Maersk Drilling Group’s income is primarily denominated in U.S. dollars, while the related expenses are incurred in a wide range of currencies, including U.S. dollars, Danish krone, pounds sterling, Australian dollars and Norwegian kroner. In order to manage foreign exchange rate exposure related to costs incurred in local currency, the Maersk Drilling Group has implemented a long-term hedging strategy, whereby costs associated with its head office in Denmark are hedged with financial transactions while in other jurisdictions the hedging strategy is to enter into customer contracts where an element of the contract value is in the local currency of the relevant jurisdiction to match, or hedge part of, the local costs.

There are complexities inherent in determining whether and when foreign currency exposure of the Maersk Drilling Group will materialize. The Maersk Drilling Group may also have difficulty in fully implementing its hedging strategy if its hedging counterparties are unwilling to increase derivative risk limits with it, and the Maersk Drilling Group is also exposed to the risk of non-performance or default by these hedging counterparties. The exchange rates at which the Maersk Drilling Group is able to hedge its foreign currency exposure may also deteriorate. Accordingly, its foreign currency hedging strategy may not protect it from significant changes in the exchange rate of the U.S. dollar to other currencies, in particular over the long term, which could have a negative effect on the Maersk Drilling Group’s results of operation and financial condition. In addition, in accordance with its hedging strategy, the Maersk Drilling Group estimates its local currency costs in order to hedge the local currency element of its non-U.S. dollar-denominated contracts and to the extent that any portion of such costs is not hedged, the Maersk Drilling Group will be exposed to changes in exchange rates, which may be significant. Failure to manage this cost/price exposure could have an effect on the Maersk Drilling Group’s business, financial condition, and results of operations. In addition to the foreign currency exposure that the Maersk Drilling Group faces in its operations, certain jurisdictions in which the Maersk Drilling Group operates may from time to time impose restrictions on the movement of cash thereby limiting the Maersk Drilling Group’s ability to move money from the local jurisdiction. Any such restrictions could have an adverse effect on the Maersk Drilling Group’s business, financial condition, and results of operations.

The Maersk Drilling Group is exposed to risks relating to interest rate fluctuations.

The facility made available under the DSF Facility Agreement and the majority of the facilities made available under the Syndicated Facilities Agreement have floating interest rates. In order to manage the Maersk Drilling Group’s exposure to interest rate fluctuations, the Maersk Drilling Group targets to have a portion of its gross debt at fixed interest rates either directly or through interest rate swaps over the duration of the Syndicated Facility.

If the Maersk Drilling Group is unable to effectively manage its interest rate exposure, any increase in market interest rates would increase the Maersk Drilling Group’s interest rate exposure, debt service obligations, earnings and cash flow. Such changes in interest rates could also have a material adverse effect on the Maersk Drilling Group’s business, financial condition, and results of operations.

Legal and Regulatory Risks Related to the Maersk Drilling Group

The Maersk Drilling Group is subject to complex laws and regulations in various jurisdictions that can adversely affect the cost, manner or feasibility of conducting its business.

The Maersk Drilling Group operates globally across multiple jurisdictions and is subject to numerous laws and regulations in the jurisdictions in which it operates, covering a variety of areas, including:

•	oil and natural gas exploration and development;

•	the equipment requirements for, and operation of, drilling rigs, and provision of well services;

•	customs duties on the importation of drilling rigs and equipment;

•

protection of the environment (see also “—The Maersk Drilling Group may be subject to liability under multifaceted environmental laws and regulations and contractual environmental liability, which could have a material adverse effect on the Maersk Drilling Group’s business, financial condition, and results of operations.”);

•

taxation of offshore earnings and the earnings of expatriate personnel (see also “—The complexity and continued development of local and international tax rules and interpretation thereof and the complexity of the Maersk Drilling Group’s business, together with increased political and public focus on multinational companies’ tax payments, may expose the Maersk Drilling Group to financial and reputational risks.”);

•	repatriation of foreign earnings;

•	HSSE performance requirements;

•	the employment and compensation of local employees; and

•	the use of local suppliers, contractors, representatives and/or agents by the Maersk Drilling Group.

In addition, some foreign governments favor or require: (i) the awarding of drilling contracts to contractors wholly or partially owned by their own citizens; (ii) the partial or complete ownership of drilling rigs and/or equipment by their own citizens; (iii) the local registration of companies or branches; (iv) the use of a local representative/agent; (v) the purchase of goods or services from local suppliers; (vi) ministerial or central bank approval for payments in a currency other than the local currency and/or (vii) the employment of their own citizens. These practices, known as “local content requirements,” may, to the extent that there is a limited supply of local suppliers, partners and contractors qualified for the Maersk Drilling Group’s services, materially adversely affect the Maersk Drilling Group’s ability to compete or to operate in those regions as well as the Maersk Drilling Group’s costs and ultimately its business, financial condition, and results of operations. To the extent local content requirements are only discovered or confirmed after operations have commenced, the Maersk Drilling Group may be restricted from receiving payments for its drilling services, incur substantial costs and may ultimately be required to cease operations in the local jurisdiction. Further, it is difficult to predict what laws or regulations may be enacted in the future or how the local authorities’ implementation, interpretation, or enforcement of such regulations could adversely affect the global drilling industry and the Maersk Drilling Group’s business.

Applicable laws and regulations can significantly affect the ownership and operation of the Maersk Drilling Group’s rigs, and failure to comply may subject the Maersk Drilling Group to exclusion from the relevant market, loss of future and existing contracts, and criminal sanctions or administrative or civil remedies, including fines, denial of export privileges, injunctions, or seizures of assets. While the Maersk Drilling Group maintains policies designed to comply with various foreign laws and regulations, it may not be possible for the Maersk Drilling Group to detect or prevent every violation in every jurisdiction in which its employees, agents, subcontractors or joint venture partners are located. Should such a violation occur, the Maersk Drilling Group or its directors, officers, and employees may therefore be subject to civil and criminal penalties and to reputational damage.

The Maersk Drilling Group may be subject to liability under multifaceted environmental laws and regulations and contractual environmental liability, which could have a material adverse effect on the Maersk Drilling Group’s business, financial condition, and results of operations.

The Maersk Drilling Group’s operations are subject to a variety of laws, regulations, and requirements in multiple jurisdictions controlling the discharge of various materials into the environment (including petroleum products, asbestos, polychlorinated biphenyls and other substances that may be present at, or released or emitted from, the Maersk Drilling Group’s operations), requiring removal and clean-up of materials that may harm the environment, controlling carbon dioxide emissions, or otherwise relating to the protection of the environment. Such laws, regulations and requirements vary from jurisdiction to jurisdiction. The application of these requirements or the adoption of new requirements could have a material adverse effect on the Maersk Drilling Group’s business, financial condition, and results of operations.

In general, the laws and regulations protecting the environment are becoming increasingly numerous, stringent, and complex. For example, the Maersk Drilling Group is subject to U.S. regulations (such as the Clean Water Act, and other regulations administered by the U.S. Coast Guard, the Environmental Protection Agency, and the Bureau of Safety and Environmental Enforcement), UK regulations (such as the requirement to have an Oil Pollution Emergency Plan pursuant to the Offshore Safety Directive), and other national and international regulations (such as the requirement to have a Shipboard Oil Pollution Emergency Plan pursuant to the International Maritime Organization). The Maersk Drilling Group incurs, and expects to continue to incur, significant capital and operating costs to comply with applicable environmental laws and regulations.

A failure to comply with applicable environmental laws and regulations, or to obtain or maintain necessary environmental permits or approvals, or a non-compliant release of oil or other hazardous substances in connection with the Maersk Drilling Group’s operations could subject the Maersk Drilling Group to significant administrative and civil fines and penalties, criminal liability, remediation costs for natural resource damages, third-party damages, and material adverse publicity, or may result in the suspension or termination of its operations. Some laws may expose the Maersk Drilling Group to liability for the conduct of, or conditions caused by, third parties (including customers and subcontractors), or for acts that were in compliance with all applicable laws at the time they were performed. Further, some of these laws and regulations may impose direct and strict liability, rendering a company or a person liable for environmental damage without regard to negligence. The Maersk Drilling Group is required to satisfy insurance and financial responsibility requirements for potential oil (including marine fuel) spills and other pollution incidents and the insurance may not be sufficient to cover all such risks and may at times become materially more costly to acquire.

The Maersk Drilling Group has generally been able to obtain some degree of contractual indemnification pursuant to which its customers agree to hold harmless and indemnify the Maersk Drilling Group against liability for pollution, well and environmental damage. However, generally in the oil and natural gas services industry there is increasing pressure from customers to pass on a larger portion of the liabilities to contractors, such as the Maersk Drilling Group, as part of their risk management policies. Further, there can be no assurance that the Maersk Drilling Group can obtain indemnities in its contracts or that, in the event of extensive pollution and environmental damage, its customers would have the financial capability to fulfil their contractual obligations. Further, such indemnities may be deemed legally unenforceable based on relevant law, including as a result of public policy.

Finally, if a major industry incident, such as the blowout of the Macondo well in the U.S. Gulf of Mexico in 2010, was to occur again, this could lead to a regulatory response which may result in further increased operating costs and exposures. The Maersk Drilling Group cannot predict with any certainty what further impact, if any, future serious incidents may have on the regulation of offshore oil and natural gas exploration and development activity and the cost and availability of insurance coverage to cover the risks of such activities. The enactment of new or stricter regulations in the United States and other countries and increased liability for companies operating in this sector plus increased cost or unavailability of insurance could adversely affect the Maersk Drilling Group’s operations.

Regulation of greenhouse gases (“GHGs”) and climate change related legislation, global decarbonization, and changes in the availability of financing for fossil fuel companies could have a negative impact on the Maersk Drilling Group’s business, financial condition, and results of operations.

Governments around the world are increasingly focused on enacting laws and regulations regarding climate change and regulation of greenhouse gases. Lawmakers and regulators in the jurisdictions where the Maersk Drilling Group operates have proposed or enacted regulations requiring reporting of greenhouse gas emissions and the restriction thereof. In addition, efforts have been made and continue to be made in the international community toward the adoption of international treaties or protocols that would address global climate change issues and impose reductions of hydrocarbon-based fuels, and encouraging the implementation of net-zero greenhouse gas emission pledges. The Norwegian government, for example, has declared that its goal is to achieve net-zero greenhouse gas emissions by 2030; to achieve that goal, Norway’s oil and gas producers may be required to lower their carbon output or purchase carbon credits to offset their emissions, which could unfavorably impact the Maersk Drilling Group’s customers and, in turn, the Maersk Drilling Group’s business. Laws or regulations incentivizing or mandating the use of alternative energy sources such as wind power and solar energy have also been enacted in certain jurisdictions. Numerous large cities globally and a few countries have mandated conversion from internal combustion engine-powered vehicles to electric-powered vehicles and placed restrictions on non-public transportation. Fuel conservation measures, alternative fuel requirements and increasing consumer demand for alternatives to oil could reduce demand for oil. These measures are aimed at reducing reliance on and future demand for oil, which could have a material impact on the Maersk Drilling Group’s business.

In recent years, federal, state and local governments have taken steps to reduce emissions of GHGs and encourage decarbonization. The EPA has finalized a series of GHG monitoring, reporting and emissions control rules, and the U.S. Congress has, from time to time, considered adopting legislation to reduce emissions. Several states have already taken measures to reduce emissions of GHGs primarily through the development of GHG emission inventories or regional GHG cap-and-trade programs. While we are subject to certain federal GHG monitoring and reporting requirements, our operations currently are not adversely impacted by existing federal, state and local climate change initiatives. Although Congress previously considered but did not adopt proposed legislation aimed at reducing GHG emissions, recent Congressional resolutions and the new Democratic majority in both the Senate and House of Representatives make it likely Congress will soon consider new legislation requiring decarbonization or use of renewable energy in much higher proportions. The likelihood of such legislation has increased due to the current administration. Recently, several states and local jurisdictions have pledged to remove internal combustion engines from their roads as early as 2035. Consequently, legislation and regulatory programs to reduce GHG emissions could have an adverse effect on our business, financial condition and results of operations.

Such environmental, social and governance activism and initiatives aimed at limiting climate change and reducing air pollution could impact our business activities, operations and ability to access capital. Furthermore, some parties have initiated public nuisance claims under federal or state common law against certain companies involved in the production of oil. As a result, private individuals or public entities may seek to enforce environmental laws and regulations against us and could allege personal injury, property damages or other liabilities. Although our business is not a party to any such litigation, we could be named in actions making similar allegations. An unfavorable ruling in any such case could significantly impact our operations and could have an adverse impact on our financial condition.

Laws, regulations, treaties, and international agreements related to greenhouse gases and climate change may unfavorably impact the Maersk Drilling Group’s business, its suppliers, and its customers, may result in increased compliance costs and operating restrictions, restrict the Maersk Drilling Group’s access to debt and equity capital or its ability to secure insurance coverage, and could reduce drilling in the offshore oil and natural gas industry generally, all of which would have a material adverse impact on the Maersk Drilling Group’s business, financial condition, and results of operations.

Finally, most scientists have concluded that increasing concentrations of GHGs in the Earth’s atmosphere and climate change may produce significant physical effects on weather conditions, such as increased frequency and severity of droughts, storms, floods and other climatic events. If any such effects were to occur, they could adversely affect or delay demand for the oil or natural gas produced or cause us to incur significant costs in preparing for or responding to the effects of climatic events themselves. Potential adverse effects could include disruption of our production activities, including, for example, damages to our facilities from winds or floods, increases in our costs of operation or reductions in the efficiency of our operations, impacts on our personnel, supply chain, or distribution chain, as well as potentially increased costs for insurance coverages in the aftermath of such effects. Our ability to mitigate the adverse physical impacts of climate change depends in part upon our disaster preparedness and response and business continuity planning.

The Maersk Drilling Group operates globally across multiple jurisdictions, and is thereby exposed to a number of risks inherent in international operations, including political, civil, or economic disturbance.

The Maersk Drilling Group currently operates globally across multiple jurisdictions and may operate in additional countries in the future, thereby exposing it to risks that are inherent to conducting international operations, some of which are due to factors beyond the Maersk Drilling Group’s control, including:

•	terrorist acts, war, civil disturbances and military actions;

•	seizure, nationalization or expropriation of property or equipment;

•	political unrest or revolutions;

•	acts of piracy, which have historically affected ocean-going vessels (as may be found when Maersk Drilling operates in certain parts of Africa);

•	actions by environmental organizations;

•	public health threats (such as the recent and ongoing COVID-19 pandemic);

•	the inability to repatriate income or capital;

•	complications associated with repairing and replacing equipment in remote locations (such as in certain areas of the North Sea harsh environment);

•	delays or difficulties in obtaining necessary visas and work permits for its employees (as employees may be relocated from time to time);

•	wage and price controls imposed by the relevant authorities; and

•	imposition of trade barriers, moratoriums or sanctions and other forms of government regulation and economic conditions.

Some of these risks could result in events that limit or disrupt the Maersk Drilling Group’s operations (for example, by requiring or resulting in evacuation of personnel, cancellation of contracts, or the loss of personnel or assets), impose practical or legal barriers to the Maersk Drilling Group’s continued operations, or negatively impact the profitability of those operations, and could therefore have a material adverse effect on the Maersk Drilling Group’s business, financial condition, and results of operations. For example, the United States government has initiated or is considering imposing tariffs on certain imports and/or trade counterparties, including China, and certain foreign governments, including China, have initiated or are considering imposing retaliatory tariffs on certain United States goods. A global trade disruption, whether as the result of a prolonged “trade war” or some other reason, could result in changes to the cost of oil or other goods, impacting E&P Companies’ demand for drilling services.

If the Maersk Drilling Group or its customers are unable to acquire or renew permits and approvals required for drilling operations or are unable to comply with regulations required to maintain such permits and approvals, the Maersk Drilling Group may be forced to suspend or cease its operations, and its profitability may be reduced.

Crude oil and natural gas exploration and production operations require numerous permits and approvals for the Maersk Drilling Group and its customers from governmental agencies in the areas in which it operates. Many governmental agencies have increased regulatory oversight and permitting requirements in recent years. If the Maersk Drilling Group or its customers are not able to obtain necessary permits and approvals in a timely manner, the Maersk Drilling Group’s operations will be adversely affected. Obtaining all necessary permits and approvals may necessitate substantial expenditures to comply with the requirements of these permits and approvals. Future changes to these permits or approvals or any adverse change in the interpretation of existing permits and approvals could result in further unexpected, substantial expenditures. Such regulatory requirements and restrictions could also delay or curtail the Maersk Drilling Group’s operations, require it to make substantial expenditures to meet compliance requirements, and could have a material impact on its business, financial condition, and results of operations and may create a risk of expensive delays or loss of value if a project is unable to function as planned.

In addition, the Maersk Drilling Group is subject from time to time to audits by regulators who assess conformity with regulations. For example, in 2018, the Petroleum Safety Authority Norway (“PSA”) conducted such an audit of the Maersk Drilling Group, together with other operators in the industry, to determine how they have established, verified and maintained the barrier function for evacuation to sea on all their units which hold an Acknowledgement of Compliance. Following a finding of deficiencies, the Maersk Drilling Group received an order from the PSA to (i) establish performance requirements for the specific technical, operational or organizational barrier elements required to ensure that the individual barrier is effective, know which barriers and barrier elements are non-functioning or weakened and (ii) initiate necessary measures for correcting or compensating for deficient or weakened barriers. In response to this, the Maersk Drilling Group initiated and imposed corrective measures to comply with the order. Failure to adequately comply with orders received from regulators could result in the requirement for further substantial expenditures, the imposition of operational restrictions on the Maersk Drilling Group and, potentially, the loss of required permits or approvals, all of which could have a material adverse effect on the Maersk Drilling Group’s business, financial condition, and results of operations.

The complexity and continued development of local and international tax rules and interpretation thereof and the complexity of the Maersk Drilling Group’s business, together with increased political and public focus on multinational companies’ tax payments, may expose the Maersk Drilling Group to financial and reputational risks.

The Maersk Drilling Group operates in multiple jurisdictions, which entails an inherent tax risk, with respect to corporate taxes, value added taxes and excise duties, as well as withholding taxes and taxes regarding specific rig taxation, and allocation between jurisdictions hereof.

Most of the Maersk Drilling Group’s operations are subject to potential changes in tax regimes in a similar manner as other companies in the industry. General changes to applicable tax laws and regulations at the national level, or changes to the interpretation of existing rules or case law, could adversely affect the Maersk Drilling Group’s business, financial condition, and results of operations. The Maersk Drilling Group’s business requires it to make significant long-term capital expenditures and commitments on the basis of forecasts, including forecasts of potential tax liabilities. Changes in tax regimes or changes to interpretation of existing rules may have a detrimental effect on the business cases for certain long-term investments.

As tax laws are complex and subject to interpretation, there is a risk that the Maersk Drilling Group may not be able to maintain a position as expressed in a tax return following the filing of such tax return. The Maersk Drilling Group recognizes provisions in its financial statements for known and material tax risks based on the assessed probability of such risks materializing. As a result, such provisions are generally lower than the potential maximum risks. If unknown tax risks were to materialize, this could result in a material amount of taxes payable, penalties, and interests. Any payment of taxes exceeding the amount recognized in provisions could negatively affect the Maersk Drilling Group’s cash flows and financial results.

As a result of the Maersk Drilling Group being a multi-jurisdiction business with assets owned in different jurisdictions, it is subject to complex and subjective transfer pricing rules. The Maersk Drilling Group takes part in a significant number of intercompany transactions on a yearly basis, which includes transactions in and across different tax regimes. Such transactions must be carried out at arm’s length to comply with local transfer pricing rules and the international standards set out by the OECD. The high number of transactions and the complexity of the business, together with compliance requirements, may cause non-compliance with transfer pricing rules. Any non-compliance could result in material tax expenses, interests and/or penalties, and in some instances, double taxation. Double taxation is, in particular, a risk when operating in countries outside the European Union.

The Maersk Drilling Group operates in several different value added tax or excise duty regimes and has taken part in a number of highly complex international and local transactions. The high number of transactions and the complexity of the business, together with compliance requirements, may cause non-compliance with value-added tax and excise duty rules. Any non-compliance could result in material tax expenses, interests and/or penalties.

The Maersk Drilling Group’s effective tax rate is impacted by the mix of income earned in different countries and the related corporate tax rate, as well as withholding taxes upon repatriation of profit locally. Local tax rules, interpretation of tax rules and case law in different jurisdictions change over time, and may be implemented with retroactive effect. Interest limitation rules may affect the ability to claim tax deductions for external and internal financial costs thus also increasing the effective tax rate. Changes in local tax legislation could impact the effective tax rate, as well as impose a risk of breach of such regulations.

The Maersk Drilling Group owns rigs directly or through subsidiaries in Denmark, Singapore and the United Kingdom. In Singapore, the income from rigs is subject to local shipping exemption rules imposing a tonnage based tax. However, based on prior tax cases the profit allocation between Denmark and Singapore could materially affect the effective tax rate and the underlying cash tax payments going forward. The OECD project on Base Erosion and Profit Shifting in general and also with respect to suggestions for taxation under Pillar I and Pillar II, in particular the proposed implementation of a global minimum tax rate of at least 15% for large multinational corporations on a jurisdiction-by-jurisdiction basis, may adversely affect the tax setup of the Maersk Drilling Group and result in additional cash taxes.

The political and public focus on multinational companies’ tax payments has increased in recent years, together with the complexity of the tax rules and business activities. As a result, Maersk Drilling Group’s decisions related to tax may be publicly criticized.

As a result of any of the above, the Maersk Drilling Group could experience material adverse effects on its business, financial condition, and results of operations, and could lead to reputational damage.

In addition, the Maersk Drilling Group’s tax positions are subject to audit by relevant tax authorities who may disagree with the Maersk Drilling Group’s interpretations or assessments of the effects of tax laws, treaties, or regulations, or their applicability to its corporate structure or certain of its transactions it has undertaken. Such challenges may arise even in relation to matters that have been the subject of agreement or settlements with the relevant tax authorities in the past, e.g., tax reorganizations. If any tax authority successfully challenges the Maersk Drilling Group’s operational structure, intercompany pricing policies, the taxable presence of its subsidiaries in certain countries, or if the Maersk Drilling Group loses a material tax dispute in any country, or any tax challenge of the Maersk Drilling Group’s tax payments is successful, the Maersk Drilling Group’s effective tax rate on its earnings could increase substantially and the Maersk Drilling Group’s earnings and cash flows from operations could be materially adversely affected. There are, for instance, several transactions taking place between the companies in the Maersk Drilling Group, which must be carried out in accordance with arm’s-length principles in order to avoid adverse tax consequences. Statutory documentation on a transfer pricing policy with the aim of determining arm’s-length prices for intercompany transactions has been established in order to minimize this risk. However, there can be no assurance that the tax authorities will conclude that the Maersk Drilling Group’s transfer pricing policy calculates correct arm’s-length prices for intercompany transactions. This could lead to an adjustment of the agreed price, which would in turn lead to an increased tax cost for the Maersk Drilling Group. The Maersk Drilling Group could therefore incur material amounts of tax cost in excess of currently recorded amounts if its positions are challenged and it is unsuccessful in defending them.

The Maersk Drilling Group’s international activities increase the compliance risk associated with applicable anti-corruption laws.

The Maersk Drilling Group currently operates in several countries, including in some where the risks associated with fraud, bribery, and corruption are significant, and may operate in additional countries in the future. The Maersk Drilling Group may be subject to the requirements of the U.S. Foreign Corrupt Practices Act, the United Kingdom Bribery Act 2010, and similar anti-corruption laws in other jurisdictions. The degree of compliance risk associated with such anti-corruption laws may vary from country to country, depending on the strength of the applicable legal and regulatory regime. The Maersk Drilling Group is committed to doing business in accordance with applicable anti-corruption laws and has adopted policies and procedures which are designed to promote legal and regulatory compliance therewith. However, the Maersk Drilling Group’s employees, agents and/or partners acting on its behalf may take actions determined to be in violation of such applicable laws and regulations. The Maersk Drilling Group in such cases may only be able to exercise limited control over the actions of its agents and partners, for example in the case of actions of employees of joint ventures, local partners, agents and sub-contractors. Any such violation could result in substantial fines, sanctions, deferred settlement agreements, civil and/or criminal penalties, or curtailment or prohibition of operations in certain jurisdictions, which might materially adversely affect the Maersk Drilling Group’s business, financial condition, and results of operations. In addition, actual or alleged violations could damage the Maersk Drilling Group’s reputation and ability to do business. Furthermore, detecting, investigating and resolving actual or alleged violations is expensive and could consume significant time and attention of senior management.

The Maersk Drilling Group’s international activities increase the compliance risks associated with economic and trade sanctions imposed by the United States, the European Union and other jurisdictions.

To support Maersk Drilling Group’s international operations, it sources labor, equipment, and parts from a variety of countries, including the U.S. and countries within the EU. Due to the international movement of assets, goods, people, and funds inherent in its operations, the Maersk Drilling Group is subject to economic and trade sanctions and export control laws and regulations imposed by the U.S. (including U.S. Department of Treasury, Office of Foreign Assets Control, U.S. Department of Commerce, and Bureau of Industry and Security), the EU, and other jurisdictions, as well as the United Nations.

Under economic and trade sanctions laws and regulations, relevant authorities may seek to restrict certain business practices and economic activities, which may consequently restrict the Maersk Drilling Group’s business, increase compliance costs, and, in the event of any violations, subject the Maersk Drilling Group to fines, penalties, costly mandatory monitoring of compliance program, and other sanctions.

The Maersk Drilling Group is committed to doing business in accordance with applicable sanctions and export control laws and regulations and has adopted policies and procedures which are designed to promote legal and regulatory compliance therewith. However, if the Maersk Drilling Group fails to comply with applicable sanctions through its foreign trade controls compliance programs, it could be subject to substantial fines, sanctions, deferred settlement agreements, civil and/or criminal penalties, or curtailment of operations in certain jurisdictions, which could materially adversely affect the Maersk Drilling Group’s business, financial condition, and results of operations. Similarly, the Maersk Drilling Group’s reliance on third-party subcontractors to perform some parts of its projects creates additional compliance risk, as such third-parties’ non-compliance may expose the Maersk Drilling Group to additional sanctions or penalties.

Expansion of sanctions programs, embargoes and other restrictions in the future (including additional designations of countries or groups subject to sanctions), or modifications in how existing sanctions are interpreted or enforced, could also place or increase restrictions on the Maersk Drilling Group’s operations in countries in which it currently conducts business or on planned and potential operations in countries in which it may conduct business in the future. If any of the risks described above materialize, it could have a material adverse impact on the Maersk Drilling Group’s business, financial condition, and results of operations.

The Maersk Drilling Group’s activities require the processing of personal data, thereby exposing it to compliance risks associated with relevant data protection laws.

In the regular course of business, the Maersk Drilling Group processes certain categories of personal data about its employees, consultants, and individual representatives of various third parties. For example, the Maersk Drilling Group processes personal data of its employees and employees of suppliers and subcontractors who enter and work on its rigs, which may include identifying information, professional qualifications and health information. The Maersk Drilling Group is subject to the requirements of various data privacy and protection laws and regulations in force in the areas in which it operates, including but not limited to the EU General Data Protection Regulation. The Maersk Drilling Group is committed to doing business in accordance with applicable data protection laws and regulations and has adopted policies and procedures which are designed to promote legal and regulatory compliance therewith. However, if the Maersk Drilling Group fails to comply with applicable legal requirements through its data protection compliance program, it could be subject to substantial fines, civil and/or criminal penalties, or curtailment of relevant data processing activities in certain jurisdictions, which might materially adversely affect the Maersk Drilling Group’s business, financial condition, and results of operations.

The Maersk Drilling Group’s operations are subject to the risks of litigation and other legal and regulatory proceedings.

At any given time, the Maersk Drilling Group is involved in litigation and other legal and regulatory proceedings, including with tax authorities, arising in the ordinary course of business or otherwise. Such proceedings may include claims related to commercial, labor, employment, securities, tax, HSSE, or other matters and may result in significant damages and/or fines. The process of managing such proceedings, even if the Maersk Drilling Group is successful, may be costly, and may approximate the cost of damages sought.

Actions against the Maersk Drilling Group could also expose it to adverse publicity, which might adversely affect its brand and reputation. The course and expenses of such proceedings, and the outcome of any given matter, cannot be predicted with certainty and adverse trends, expenses, and outcomes could adversely affect the Maersk Drilling Group’s business, financial condition, and results of operations.

Where provisions have already been recognized in financial statements for ongoing legal or regulatory matters, these have been recognized as the best estimate of the expenditure required to settle the obligation as at the reporting date. Such estimates are inherently uncertain and it is possible that the eventual outcomes may differ materially from current estimates, resulting in future increases or decreases to the required provisions, or actual losses that exceed or fall short of the provisions recognized. For further information, see Note 2.8 of the Maersk Drilling consolidated financial statements and notes for the fiscal year ended December 31, 2020 incorporated by reference in this prospectus.

Technology disputes involving the Maersk Drilling Group or the Maersk Drilling Group’s suppliers or sub-suppliers could impact the Maersk Drilling Group’s operations.

The services provided by the Maersk Drilling Group utilize patented or otherwise proprietary technology, and consequently involve a potential risk of infringement of third-party rights. It is not uncommon for industry participants to pursue legal action to protect their intellectual property and entities in the Maersk Drilling Group have been involved in such legal actions in the past. The Maersk Drilling Group is not currently aware of any patents that create a material risk of the Maersk Drilling Group infringing third-party rights. However, there can be no assurance that other industry participants will not pursue legal action against the Maersk Drilling Group to protect intellectual property that the Maersk Drilling Group may at least allegedly utilize. Such legal action could result in limitations on the Maersk Drilling Group’s ability to use the patented technology or require the Maersk Drilling Group to pay a fee for the continued use of intellectual property.

The majority of the intellectual property rights relating to the Maersk Drilling Group are owned by the Maersk Drilling Group’s suppliers or sub-suppliers and relate to the equipment installed on the drilling rigs. In the event that the Maersk Drilling Group or one of its suppliers or sub-suppliers becomes involved in a dispute over infringement of intellectual property rights relating to assets provided by suppliers or sub-suppliers to or otherwise used by the Maersk Drilling Group, the Maersk Drilling Group may lose access to repair services, replacement parts, or could be required to cease use of the relevant assets or intellectual property. The Maersk Drilling Group could also be required to pay royalties for the use of such assets or intellectual property. The consequences of technology disputes involving the Maersk Drilling Group or its suppliers could materially adversely affect the Maersk Drilling Group’s business, financial condition, and results of operations.

Certain of the Maersk Drilling Group’s contracts with its suppliers provide the Maersk Drilling Group with contractual rights to indemnity from the supplier against intellectual property lawsuits. However, such contractual rights to indemnity may not adequately cover losses or cover all risks, and no assurances can be given that the Maersk Drilling Group’s suppliers will be willing or financially able to indemnify the Maersk Drilling Group against these risks, or that such contractual indemnities will protect the Maersk Drilling Group from adverse consequences of such technology disputes.

In addition, the Maersk Drilling Group may choose to pursue legal action to protect its intellectual property. If the Maersk Drilling Group is unable to protect and maintain its intellectual property rights, or if there are any successful intellectual property challenges proceedings against the Maersk Drilling Group, its ability to differentiate its future service offerings could diminish. None of the Maersk Drilling Group’s current service offerings in operation relies on patented information for differentiation and there are currently no such cases ongoing, but there is no guarantee that such cases or claims will not be raised in the future. In addition, from time to time, the Maersk Drilling Group may pursue action to challenge patents of competitors, suppliers and others. Should these cases not succeed, the Maersk Drilling Group may be subject to legal costs and may not be able to use the patented technology or may have to pay a fee for the continued use of such patents. The consequences of any of the intellectual property disputes with third parties described above could materially adversely affect the Maersk Drilling Group’s business, financial condition, and results of operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes or incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts included or incorporated in this prospectus, including those regarding the impact of our emergence from bankruptcy on our business and relationships, the global novel strain of coronavirus (“COVID-19”) pandemic and agreements regarding production levels among members of the Organization of Petroleum Exporting Countries (“OPEC”) and other oil and gas producing nations (together with OPEC, “OPEC+”), and any expectations we may have with respect thereto, and those regarding rig demand, peak oil, the offshore drilling market, oil prices, contract backlog, fleet status, our future financial position, business strategy, impairments, repayment of debt, credit ratings, liquidity, borrowings under any credit facilities or other instruments, sources of funds, future capital expenditures, contract commitments, dayrates, contract commencements, extension or renewals, contract tenders, the outcome of any dispute, litigation, audit or investigation, plans and objectives of management for future operations, foreign currency requirements, results of joint ventures, indemnity and other contract claims, reactivation, refurbishment, conversion and upgrade of rigs, rig acquisitions and dispositions, industry conditions, access to financing, impact of competition, governmental regulations and permitting, availability of labor, worldwide economic conditions, taxes and tax rates, indebtedness covenant compliance, dividends and distributable reserves, timing, benefits or results of acquisitions or dispositions (including the Pacific Drilling Merger and the Business Combination and our plans, objectives, expectations and intentions related to the Pacific Drilling Merger and the Business Combination), and timing for compliance with any new regulations, are forward-looking statements. When used in this prospectus or in the documents incorporated by reference, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would,” “shall,” “will” and similar expressions are intended to be among the statements that identify forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will prove to be correct. These forward-looking statements speak only as of the date of the document in which they appear and we undertake no obligation to revise or update any forward-looking statement for any reason, except as required by law. We have identified factors, including but not limited to risks and uncertainties relating to the Pacific Drilling Merger (including the risk that the Pacific Drilling Merger disrupts the parties’ current plans and operations as a result of the consummation of the transactions contemplated by the Pacific Drilling Merger Agreement, the ability to recognize the anticipated benefits of the Pacific Drilling Merger, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees, costs related to the Pacific Drilling Merger, changes in applicable laws or regulations, the possibility that the combined company may be adversely affected by other economic, business, and/or competitive factors and the ability of the combined company to improve its operating structure, financial results and profitability and to maintain relationships with suppliers, customers, employees and other third parties), the Business Combination with Maersk Drilling (including the risk that the Business Combination may not be completed in a timely manner or at all, the failure to satisfy the conditions to the consummation of the Business Combination, the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement, the effect of the announcement or pendency of the Business Combination on Noble’s or Maersk Drilling’s business relationships, performance and business generally, the risk that the proposed Business Combination disrupts current plans of Noble or Maersk Drilling and potential difficulties in Noble’s or Maersk Drilling’s employee retention as a result of the proposed Business Combination, the outcome of any legal proceedings that may be instituted against Noble or Maersk Drilling related to the Business Combination Agreement or the proposed Business Combination, requirements, conditions or costs that may be imposed on Noble or Maersk Drilling in connection with obtaining regulatory approvals of the Business Combination, the ability of Topco to list the Topco Shares on the NYSE or Nasdaq Copenhagen, volatility in the price of the securities of the combined companies (Noble and Maersk Drilling) due to a variety of factors, including changes in the competitive markets in which Topco plans to operate, variations in performance across competitors, changes in laws and regulations affecting Topco’s business and changes in the combined capital structure, the ability to implement business plans, forecasts, and other expectations (including with respect to synergies and financial and operational metrics, such as EBITDA and free cash flow) after the completion of the proposed Business Combination, and to identify and realize additional opportunities, the failure to realize anticipated benefits of the proposed Business Combination, the potential impact of announcement or consummation of the proposed Business Combination on relationships with third parties, and risks associated with assumptions that parties make in connection with the parties’ critical accounting estimates and other judgments), the effects of public health threats, pandemics and epidemics, such as the ongoing outbreak of COVID-19, and the adverse impact thereof on our business, financial condition and results of operations (including but not limited to our growth, operating costs, supply chain, availability of labor, logistical capabilities, customer demand for our services and industry demand generally, our liquidity, the price of our securities and trading markets with respect thereto, our ability to access capital markets, and the global economy and financial markets generally), the effects of actions by or disputes among OPEC+ members with respect to production levels or other matters related to the price of oil, market conditions, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, the actual amount of downtime, factors that reduce applicable dayrates, operating hazards and delays, risks associated with operations outside the United States (“US”), actions by regulatory authorities, credit rating agencies, customers, joint venture partners, contractors, lenders and other third parties, legislation and regulations affecting drilling operations, compliance with or changes in environmental, health, safety, tax and other regulations or requirements or initiatives (including those addressing the impact of global climate change or air emissions), violations of anti-corruption laws, shipyard risk and timing, delays in mobilization of rigs, hurricanes and other weather conditions, and the future price of oil and gas, that could cause actual plans or results to differ materially from those included in any forward-looking statements. Actual results could differ materially from those expressed as a result of various factors. These factors include those referenced or described under “Risk Factors” in this prospectus and in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, or in our other filings with the SEC. We cannot control such risk factors and other uncertainties, and in many cases, we cannot predict the risks and uncertainties that could cause our actual results to differ materially from those indicated by the forward-looking statements. You should consider these risks and uncertainties when you are evaluating an investment in the Ordinary Shares.

USE OF PROCEEDS

The Ordinary Shares offered hereby are being registered for the account of the selling shareholders identified in this prospectus or in a subsequent prospectus supplement. See “Selling Shareholders.” All net proceeds from the sale of the Ordinary Shares will go to the selling shareholders. We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholders pursuant to this prospectus. The selling shareholders will pay any underwriting fees, discounts or commissions and transfer taxes relating to the sale of the Ordinary Shares. We will pay all other costs, fees and expenses incurred in effecting the registration of the Ordinary Shares covered by this prospectus, including, without limitation, the SEC registration fee with respect to the Ordinary Shares covered by this prospectus, reasonable fees and expenses of our counsel, auditors and accountants and reasonable fees and expenses of underwriters to the extent customarily paid by issuers or sellers of securities.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Topco is a private limited company incorporated under the laws of England and Wales to be the ultimate parent company of Noble and Maersk Drilling. As of the filing of this prospectus, Topco has no material assets and does not operate any businesses. Accordingly, Topco’s historical financial information has not been included in this prospectus or the pro forma financial information presented below. The unaudited pro forma condensed combined financial information of Topco and the accompanying footnotes (the “Pro Forma Financial Information”) reflects the impact of the following contemplated transaction:

•

Business Combination: On November 10, 2021, Noble entered into the Business Combination Agreement with Topco, Merger Sub and Maersk Drilling, pursuant to which, among other things, (i) (x) Noble will merge with and into Merger Sub, with Merger Sub surviving the Maersk Drilling Merger as a wholly owned subsidiary of Topco, and (y) the ordinary shares, par value $0.00001 per share, of Noble (solely for purposes of this section, the “Noble Shares”) will convert into an equivalent number of Topco Shares, and (ii) (x) Topco will make the Offer to Maersk Drilling’s shareholders and (y) upon the consummation of the Offer, if more than 90% of the issued and outstanding Maersk Drilling Shares are acquired by Topco, Topco will redeem any Maersk Drilling Shares not exchanged in the Offer by Topco for, at the election of the holder, either Topco Shares or cash (or, for those holders that do not make an election, only cash), under Danish law by way of the Compulsory Purchase. The Business Combination is accounted for as a business combination pursuant to Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”), where Noble is the accounting acquirer. Refer to Note 2 of the Pro Forma Financial Information for more information on the terms of the Business Combination Agreement, the purchase price consideration provided in connection with the Business Combination, and Noble’s determination of the accounting acquirer.

The Pro Forma Financial Information also reflects the impact of the following transactions that have been completed since January 1, 2021 but have not been included in the results of operations for the entire period presented for the pro forma condensed combined statement of operations (collectively, the “Completed Transactions”):

•

Noble Rig Disposal: On November 3, 2021, Noble completed the sales of jackup rigs Noble Roger Lewis, Noble Scott Marks, Noble Joe Knight, and Noble Johnny Whitstine in Saudi Arabia to ADES International Holding Limited (“Noble Rig Disposal”).

•

Maersk Drilling Rig Disposal: On October 27, 2021, Maersk Drilling completed the divesture of the combined drilling and production unit Maersk Inspirer in Norway to Havila Sirius (“Maersk Drilling Rig Disposal”).

•

Pacific Drilling Merger: On April 15, 2021, Noble completed the acquisition of Pacific Drilling Company LLC (solely for purposes of this section, “Pacific” and the acquisition, the “Pacific Drilling Merger”). The Pacific Drilling Merger was accounted for as a business combination pursuant to ASC 805, where Noble was the accounting acquirer.

•

Noble Reorganization: On February 5, 2021, Noble successfully consummated its plan of reorganization (solely for purposes of this section, the “Noble Plan”) and emerged from bankruptcy reorganization under Chapter 11 (the “Noble Reorganization”).

The Pro Forma Financial Information has been prepared under the following assumptions:

•

The unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2021 assumes that the Business Combination and the Completed Transactions had occurred on January 1, 2021.

•	The unaudited pro forma condensed combined balance sheet as of December 31, 2021 assumes that the Business Combination had occurred on December 31, 2021. The impacts from the Completed

Transactions have already been reflected in the historical consolidated balance sheets of either Noble or Maersk Drilling as of December 31, 2021; therefore, no pro forma adjustments were made for these transactions in the unaudited pro forma condensed combined balance sheet as of December 31, 2021.

•

The Pro Forma Financial Information presented below assumes that Topco acquires 100% of the outstanding Maersk Drilling Shares and voting rights of Maersk Drilling at closing of the Business Combination. Refer to Note 2. Business Combination with Maersk Drilling and Estimated Purchase Consideration – Minimum Acceptance Condition, for an analysis of the impact on the Pro Forma Financial Information if only 70% or 90% of the outstanding Maersk Drilling Shares and voting rights of Maersk Drilling are acquired by Topco under alternate Business Combination acceptance scenarios.

The Pro Forma Financial Information does not represent what the actual consolidated results of operations or the consolidated financial position of Topco would have been had the Business Combination and the Completed Transactions occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. The assumptions made by Noble underlying the pro forma adjustments are described in the accompanying notes to these unaudited pro forma condensed combined financial statements. Adjustments are based on information available to Noble’s management during the preparation of the Pro Forma Financial Information and assumptions that Noble’s management believes are reasonable and supportable. The pro forma adjustments, which are described in the accompanying notes, may be revised by Noble as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments upon the completion of the Business Combination will differ from the pro forma adjustments, and it is possible the differences may be material.

Noble’s management has not presented the effects of anticipated costs or savings associated with certain restructuring, severance, termination-related benefits, or other integration activities resulting from the Business Combination as the specificity of the timing and nature of such items is still under evaluation as of the date of this prospectus.

The Pro Forma Financial Information should be read in conjunction with the following:

•	The Noble consolidated financial statements and notes included in the 2021 Form 10-K.

•	The historical Maersk Drilling consolidated financial statements and notes for the year ended December 31, 2021 included in the Form S-4 Registration Statement.

•	The Pacific condensed consolidated financial statements and notes for the interim period ended March 31, 2021 included in Noble’s Current Report on Form 8-K/A, filed with the SEC on June 23, 2021.

Unaudited Pro Forma Condensed Combined Statement of Operations

Twelve Months Ended December 31, 2021

(in thousands, except per share amounts)

		Maersk Drilling Historical
	Noble Pro Forma (Note 7)	Maersk Drilling Historical (IFRS) (Note 4)	Maersk Drilling Rig Disposal (IFRS) (Note 5)		Maersk Drilling IFRS-to-GAAP Adjustments (Note 6)		Maersk Drilling Historical Adjusted (U.S. GAAP)	Business Combination Transaction Accounting Adjustments (Note 3)		Topco Pro Forma Combined
Operating revenues
Contract drilling services	$723,319	$1,267,136	$(45,869	) (A)	$—		$1,221,267	$—		$1,944,586
Reimbursables and other	65,541	30,000	—		—		30,000	—		95,541

	788,860	1,297,136	(45,869)		—		1,251,267	—		2,040,127
Operating costs and expense
Contract drilling services	676,275	848,805	(29,790	) (A)	17,999	(C) (D)	837,014	2,640	(EE)	1,515,929
Reimbursables	58,651	11,000	—		—		11,000	—		69,651
Depreciation and amortization	95,811	213,202	(7,967	) (A)	227,491	(C) (E)	432,726	(308,724	) (AA)	219,813
General and administrative	94,447	80,106	—		2,794	(C)	82,900	—		177,347
Merger and integration costs	24,792	—	—		7,592	(D)	7,592	50,718	(BB)	83,102
Gain on sale of operating assets, net	(185,934)	(256,292)	—		—		(256,292)	—		(442,226)
Hurricane losses	23,350	—	—		—		—	—		23,350
Special items	—	20,533	194	(A)	(20,727	) (D)	—	—		—

	787,392	917,354	(37,563)		235,149		1,114,940	(255,366)		1,646,966

Operating income (loss)	1,468	379,782	(8,306)		(235,149)		136,327	255,366		393,161
Other income (expense)
Interest expense, net of amounts capitalized	(24,799)	(64,358)	1,198	(A) (B)	1,072	(C)	(62,088)	5,769	(DD)	(81,118)
Interest income and other, net	11,319	1,797	—		—		1,797	—		13,116
Gain on extinguishment of debt, net	(2,664)	—	—		—		—	—		(2,664)
Gain on bargain purchase	62,305	—	—		—		—	—		62,305

Loss before income taxes	47,629	317,221	(7,108)		(234,077)		76,036	261,135		384,800
Income tax benefit (provision)	(1,068)	(26,248)	2,066	(A)	10,442	(F)	(13,740)	(17,518	) (EE)	(32,326)

Net income (loss)	$46,561	$290,973	$(5,042)		$(223,635)		$62,296	$243,617		$352,474

Basic net income (loss) per share	$0.70	$7.05	—		—		—	—		$2.64	(CC)
Diluted net income (loss) per share	$0.66	$7.01	—		—		—	—		$2.55	(CC)
Weighted average shares outstanding
Basic	66,615	41,290	—		—		—	—		133,325	(CC)
Diluted	71,058	41,525	—		—		—	—		138,241	(CC)

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2021

(in thousands)

		Maersk Drilling Historical
	Noble Successor Historical	Maersk Drilling Historical (IFRS) (Note 4)	Maersk Drilling IFRS-to-GAAP Adjustments (Note 6)		Maersk Drilling Historical Adjusted (U.S. GAAP)	Business Combination Transaction Accounting Adjustments (Note 3)		Topco Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$194,138	$551,088	$—		$551,088	$(59,971	) (FF)	$685,255
Accounts receivable, net	200,419	256,104	—		256,104	—		456,523
Taxes receivable	16,063	27,459	—		27,459	—		43,522
Prepaid expenses and other current assets	45,026	76,822	(7,000	) (F)	69,822	(32,676	) (GG)	82,172

Total current assets	455,646	911,473	(7,000)		904,473	(92,647)		1,267,472

Intangible assets	61,849	—	—		—	—		61,849
Goodwill	—	—	—		—	259,920	(HH)	259,920
Property and equipment, at cost	1,555,975	9,421,623	3,751,931	(E)	13,173,554	(10,592,596	) (II)	4,136,933
Accumulated depreciation	(77,275)	(6,598,042)	(836,995	) (E)	(7,435,037)	7,435,037	(II)	(77,275)

Property and equipment, net	1,478,700	2,823,581	2,914,936		5,738,517	(3,157,559)		4,059,658

Other assets	77,247	46,817	(8,184	) (E)	38,633	(7,559	) (JJ)	108,321

Total assets	$2,073,442	$3,781,871	$2,899,752		$6,681,623	$(2,997,845)		$5,757,220

Current liabilities
Accounts payable	$120,389	$164,158	$—		$164,158	$(10,135	) (KK)	$274,412
Accrued payroll and related costs	48,346	33,728	—		33,728	—		82,074
Current maturities of long-term debt	—	130,097	—		130,097	—		130,097
Taxes payable	28,735	37,500	17,156	(F)	54,656	4,474	(JJ)	87,865
Interest payable	9,788	639	—		639	—		10,427
Other current liabilities	41,136	67,085	—		67,085	—		108,221

Total current liabilities	248,394	433,207	17,156		450,363	(5,661)		693,096

Long-term debt	216,000	907,346	—		907,346	12,419	(LL)	1,135,765
Deferred income taxes	13,195	26,305	73,328	(E)	99,633	(80,777	) (JJ)	32,051
Other liabilities	95,226	94,682	33,545	(F)	128,227	150,250	(JJ)	373,703

Total liabilities	572,815	1,461,540	124,029		1,585,569	76,231		2,234,615

Shareholders’ equity
Common stock	1	62,520	—		62,520	(62,519	) (MM)	2
Additional paid-in-capital	1,393,255	—	—		—	2,072,695	(MM)	3,465,950
Retained earnings (accumulated deficit)	101,982	2,278,838	2,775,723	(E) (F)	5,054,561	(5,105,279	) (MM)	51,264
Accumulated other comprehensive income (loss)	5,389	(21,027)	—		(21,027)	21,027	(MM)	5,389

Total shareholders’ equity	1,500,627	2,320,331	2,775,723		5,096,054	(3,074,076)		3,522,605

Total liabilities and equity	$2,073,442	$3,781,871	$2,899,752		$6,681,623	$(2,997,845)		$5,757,220

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except per share amounts or otherwise indicated)

Note 1. Basis of Presentation

The Pro Forma Financial Information has been prepared by Noble in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” which was adopted in May 2020 and became effective on January 1, 2021. The pro forma adjustments include transaction accounting adjustments, which reflect the application of required accounting for the Business Combination and the Completed Transactions.

The historical consolidated financial statements of Noble were prepared in accordance with U.S. GAAP and shown in U.S. dollars. The historical consolidated financial statements of Maersk Drilling were prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and shown in U.S. dollars. Refer to Note 4 for the adjustments identified by Maersk Drilling to convert Maersk Drilling’s historical financial statements prepared in accordance with IFRS to Noble’s basis of accounting under U.S. GAAP.

Noble adopted fresh start accounting in accordance with ASC Topic 852 upon Noble’s emergence from reorganization under Chapter 11, resulting in reorganized Noble becoming the successor entity (solely for purposes of this section, “Successor”) for financial reporting purposes. In accordance with ASC Topic 852, with the application of fresh start accounting, Noble allocated its reorganization value to its individual assets based on their estimated fair values in conformity with ASC 805. Liabilities subject to compromise of the predecessor entity of Noble (solely for purposes of this section, “Predecessor”) were either reinstated or extinguished as part of the reorganization.

Note 2. Business Combination with Maersk Drilling and Estimated Purchase Consideration

Business Combination Agreement

Subject to the terms and conditions set forth in the Business Combination Agreement, at the Maersk Drilling Merger Effective Time, (i) each Noble Share issued and outstanding immediately prior to the Maersk Drilling Merger Effective Time will be converted into one newly and validly issued, fully paid and non-assessable Topco Share, (ii) each Penny Warrant outstanding immediately prior to the Maersk Drilling Merger Effective Time will cease to represent the right to acquire Noble Shares and will be automatically cancelled, converted into and exchanged for a number of Topco Shares equal to the number of Noble Shares underlying such Penny Warrant, rounded to the nearest whole share, and (iii) each Emergence Warrant outstanding immediately prior to the Maersk Drilling Merger Effective Time will be converted automatically into a Topco Warrant to acquire a number of Topco Shares equal to the number of Noble Shares underlying such Emergence Warrant, with the same terms as were in effect immediately prior to the Maersk Drilling Merger Effective Time under the terms of the applicable warrant agreement. In addition, each Noble RSU Award that is outstanding immediately prior to the Maersk Drilling Merger Effective Time will cease to represent a right to acquire Noble Shares (or value equivalent to Noble Shares) and will be exchanged for restricted share units representing the right to acquire, on the same terms and conditions as were applicable under the Noble RSU Award (including any vesting conditions), that number of Topco Shares equal to the number of Noble Shares subject to such Noble RSU Award immediately prior to the Maersk Drilling Merger Effective Time.

Subject to the terms and conditions set forth in the Business Combination Agreement, following the approval of certain regulatory filings with the DFSA, Topco has agreed to commence the Offer to acquire up to 100% of the then outstanding Maersk Drilling Shares and voting rights of Maersk Drilling, not including any treasury shares held by Maersk Drilling. The Offer is conditioned upon, among other things, holders of at least 80% of the then outstanding Maersk Drilling Shares and voting rights of Maersk Drilling tendering their shares in the Offer (which percentage may be lowered by Topco in its sole discretion to not less than 70%).

In the Offer, Maersk Drilling shareholders may exchange each Maersk Drilling Share at the Exchange Ratio of 1.6137 newly and validly issued, fully paid and non-assessable Topco Shares, and each Maersk Drilling shareholder will have the ability to elect the cash consideration for up to $1,000 of their Maersk Drilling Shares (payable in DKK), subject to an aggregate cash consideration cap of $50 million.

Each of Maersk Drilling and Topco will take steps to procure that each Maersk Drilling RSU Award that is outstanding immediately prior to the Acceptance Time is exchanged, at the Acceptance Time, with the right to receive on the same terms and conditions as were applicable under the Maersk Drilling LTI (including any vesting conditions), that number of Topco Shares equal to the product of (1) the number of Maersk Drilling Shares subject to such Maersk Drilling RSU Award immediately prior to the Acceptance Time and (2) the Exchange Ratio, with any fractional Maersk Drilling Shares rounded to the nearest whole share. Upon such exchange, such Maersk Drilling RSU Awards will cease to represent a right to receive Maersk Drilling Shares (or value equivalent to Maersk Drilling Shares).

Following the closing of the Business Combination, assuming all of the Maersk Drilling Shares are acquired by Topco through the Offer and no cash is paid by Topco in the Offer, Topco will own all of Noble’s and Maersk Drilling’s respective businesses and the former shareholders of Noble and former shareholders of Maersk Drilling will each own approximately 50% of the outstanding Topco Shares (or 50.8% and 49.2%, respectively, assuming Topco pays the full cash consideration cap of $50 million in the Offer and using the volume-weighted average closing price of the Noble Shares as of December 6, 2021), excluding dilution from outstanding Noble warrants and stock-based compensation from Noble and Maersk Drilling.

The acquisition method of accounting for business combinations was used by Noble in accordance with ASC 805, with Noble expected to be the accounting acquirer of Maersk Drilling. The Business Combination Agreement uses the fixed Exchange Ratio of Topco Shares for Maersk Drilling Shares, which is expected to result in a 52% pro forma equity stake for Noble shareholders and 48% pro forma equity stake for Maersk Drilling shareholders in the post-closing combined company (assuming a tender of 100% of Maersk Drilling’s current issued and outstanding share capital and capturing the dilutive impact of outstanding Noble in-the-money warrants after application of the treasury stock method of potential settlement). If any of the cash consideration is elected, existing Maersk Drilling shareholders’ ownership in the post-closing company would be further diluted. Accordingly, Noble shareholders are expected to hold a majority interest in the combined company after the Business Combination is completed. The board of directors will be comprised of seven members, including three individuals designated by Noble, three individuals designated by Maersk Drilling, and Robert W. Eifler, current President and Chief Executive Officer of Noble, who will serve as the President and Chief Executive Officer of the combined company. Of the three individuals designated by Noble, up to two individuals may be designated by the Investor Manager (depending upon the Investor Manager’s percentage ownership of outstanding Topco Shares). Of the three individuals designated by Maersk Drilling, up to two individuals may be designated by APMH Invest (depending upon the APMH Invest percentage ownership of outstanding Topco Shares). Further, the combined company name, ticker symbol, and headquarters will remain consistent with that of Noble. Based on Noble shareholders’ majority equity stake in the combined company, the composition of the board of directors of the combined company, and the other factors noted herein, Noble is expected to be the accounting acquirer of Maersk Drilling in accordance with the guidance of ASC 805.

Purchase Price Consideration

The following table presents the calculation of preliminary purchase price consideration based on an average of the closing price per share of Noble Shares on the NYSE for the seven trailing days ended on March 18, 2022, which is used as a proxy for the market price of the Noble Shares at the closing of the Business Combination. This calculation assumes no cash consideration is elected (table below in thousands, except ratios and per share price):

Preliminary purchase price consideration
Maersk Drilling Shares issued and outstanding as of March 18, 2022	41,291
Fixed exchange ratio	1.6137

Number of Topco Shares issued	66,631
Noble Share price for seven trailing days ended March 18, 2022	$31.02

Preliminary purchase price paid for Maersk Drilling Shares	$2,066,794
Fair value of replacement Maersk Drilling RSU Awards attributable to the purchase price	5,020

Total preliminary purchase price consideration	$2,071,814

The purchase price consideration calculated above and applied in the Pro Forma Financial Information is preliminary and subject to modification based on the final purchase price, which includes any changes to the value of Noble’s Shares and the number of vested Maersk Drilling RSU Awards at the closing of the Business Combination. The final value of Noble’s consideration transferred will be determined based on the actual number of Noble Shares issued, the number of Maersk Drilling Shares outstanding at the closing of the Business Combination, and the market price of the Noble Shares at the closing of the Business Combination. This will likely result in a difference from the preliminary purchase consideration calculated above and that difference may be material. For example, with other assumptions held constant, an increase or decrease of 10% in the price per Noble Shares would increase or decrease the fair value of the preliminary purchase price by $207.2 million. However, a change in the closing share price does not change the number of Topco Shares issued in connection with the Business Combination or the number of underlying Topco Shares issued as replacement for the Maersk Drilling RSU Awards to be granted. The election of cash consideration does not change the purchase price consideration.

Allocation of Purchase Price Consideration to Asset Acquired and Liabilities Assumed

The allocation of the consideration, including any related tax effects, is preliminary and pending finalization of various estimates, inputs and analyses used in the valuation assessment of the specifically identifiable tangible and intangible assets acquired. Since the Pro Forma Financial Information has been prepared by Noble based on preliminary estimates of consideration and fair values attributable to the Business Combination, the actual amounts eventually recorded in accordance with the acquisition method of accounting may differ materially from the information presented.

ASC 805 requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. Any consideration transferred or paid in a business combination in excess of the fair value of the assets acquired and liabilities assumed should be recognized as goodwill. Noble’s management’s estimate as of the date of this prospectus is that the fair value of the net assets and liabilities acquired is less than the purchase price. The excess amount not allocated to the acquired assets and assumed liabilities was recognized as goodwill on the pro forma condensed combined balance sheet as of December 31, 2021. This preliminary determination is subject to further assessment and adjustments by Noble pending additional information sharing between the parties, more detailed third-party appraisals, and other potential adjustments.

In October 2021, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) No. 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (“ASU 2021-08”). Upon the adoption of this update, contract assets and contract liabilities (i.e., deferred revenue) acquired in a business combination will be recognized and measured by the acquirer on the acquisition date in accordance with Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (“ASC 606”) as if the acquirer had originated the contracts, which would generally result in an acquirer recognizing and measuring acquired contract assets and contract liabilities consistent with how they were recognized and measured in the acquiree’s financial statements. Noble adopted ASU 2021-08 on January 1, 2022, prior to the consummation of the Business Combination. Therefore, Maersk Drilling’s historical deferred revenue balance as of December 31, 2021 has been included in the preliminary purchase price allocation in accordance with ASU 2021-08 based on a preliminary assessment of the ASC 606 polices of Noble and Maersk Drilling made by Noble.

The preliminary allocation of the purchase price consideration is as follows:

Estimated Fair Value
Total current assets	$871,797
Property and equipment, net	2,580,958
Other noncurrent assets	31,074

Total assets acquired	3,483,829

Total current liabilities	454,837
Long-term debt	919,765
Deferred income taxes	18,856
Other liabilities	278,477

Total liabilities assumed	1,671,935

Net assets acquired	1,811,894
Goodwill	259,920

Total preliminary purchase price consideration	$2,071,814

Minimum Acceptance Condition

In accordance with the Business Combination Agreement, the Minimum Acceptance Condition, where Topco acquires at least 80% of the then outstanding Maersk Drilling Shares and voting rights of Maersk Drilling (which percentage may be lowered by Topco in its sole discretion to not less than 70%), needs to be met in order to consummate the Business Combination. If more than 90% of the issued and outstanding Maersk Drilling Shares are acquired by Topco, Topco will redeem any Maersk Drilling Shares not exchanged in the Offer by Topco for, at the election of the holder, either Topco Shares or cash (or, for those holders that do not make an election, only cash), under the Compulsory Purchase. Accordingly, upon the consummation of the Business Combination, Topco may own 70% to 90%, or 100%, of the outstanding Maersk Drilling Shares and voting rights of Maersk Drilling.

The Pro Forma Financial Information presented above assumes that Topco acquires 100% of the outstanding Maersk Drilling Shares and voting rights of Maersk Drilling at closing of the Business Combination. If only 70% or 90% of such shares and voting rights are acquired, Topco would recognize $0.6 billion or $0.2 billion, respectively, in noncontrolling interest on the unaudited pro forma condensed combined balance sheet as of December 31, 2021 with a corresponding reduction to additional paid in capital. The table below provides an analysis of the impact on the unaudited pro forma condensed combined statement of operations if only 70% or 90% of the outstanding Maersk Drilling Shares and voting rights of Maersk Drilling are acquired by Topco:

	Assuming 70% of Maersk Drilling Shares are acquired	Assuming 90% of Maersk Drilling Shares are acquired
	Year Ended December 31, 2021	Year Ended December 31, 2021
Numerator
Net income	$352,474	$352,474
Net income attributable to noncontrolling interest(1)	98,767	32,922

Net income attributable to Topco	253,707	319,552

Denominator
Basic shares:
Pro forma weighted average shares outstanding, basic, assuming 100% of Maersk Drilling Shares are acquired	133,325	133,325
Less: Maersk Drilling Shares not acquired	(19,989)	(6,663)

Pro forma weighted average shares outstanding, basic	113,336	126,662

Diluted shares:
Pro forma weighted average shares outstanding, diluted, assuming 100% of Maersk Drilling Shares are acquired(2)	138,241	138,241
Less: Maersk Drilling Shares not acquired	(19,989)	(6,663)

Pro forma weighted average shares outstanding, diluted	$118,252	$131,578

Net income per share attributable to Topco, basic	$2.24	$2.52
Net income per share attributable to Topco, diluted	$2.15	$2.43

(1)

Net income attributable to noncontrolling interest on a pro forma basis is calculated by applying 30% and 10%, respectively, of noncontrolling interest ownership to Maersk Drilling pro forma net income determined as follows:

	Assuming 70% of Maersk Drilling Shares are acquired	Assuming 90% of Maersk Drilling Shares are acquired
	Year Ended December 31, 2021	Year Ended December 31, 2021
Maersk Drilling Historical Adjusted (U.S. GAAP)	$62,296	$62,296
Business Combination Transaction Accounting Adjustments (Note 3)	266,927	266,927

Maersk Drilling pro forma net income	$329,223	$329,223

Noncontrolling interest ownership percentage	30%	10%

Net income attributable to noncontrolling interest	$98,767	$32,922

(2)	The diluted pro forma share count excludes the potentially dilutive effect of 11,097 out-of-the-money Noble warrants.

Note 3. Business Combination Transaction Accounting Adjustments

The Business Combination transaction adjustments below are prepared based on the purchase price assumptions presented in Note 2, Business Combination with Maersk Drilling Merger and Estimated Purchase Consideration, and the assumption that Maersk Drilling shareholders will not opt for the cash consideration of up to $1,000 for each individual shareholder and $50.0 million in aggregate. The election of the cash consideration will impact the Pro Forma Financial Information as it relates to weighted average shares, loss per share, cash and equity. Such impact is further discussed in the relevant pro forma footnotes below.

Condensed Combined Statement of Operations

(AA) Depreciation and amortization

Reflects the removal of historical depreciation expense and the recording of the pro forma depreciation expense based on the estimated fair value of Maersk Drilling’s property and equipment upon the Business Combination. For pro forma purposes it is assumed that the Business Combination occurred on January 1, 2021. The pro forma adjustment to depreciation expense for the twelve months ended December 31, 2021 was calculated as follows:

Twelve Months Ended December 31, 2021
Removal of historical depreciation expense	$(432,726)
Pro forma depreciation expense	124,002

Pro forma adjustment for depreciation and amortization	$(308,724)

Drilling equipment and facilities are depreciated using the straight-line method over their estimated useful lives as of the date placed in service or date of major refurbishment. Estimated useful lives of the acquired drilling equipment range from three to thirty years. Maersk Drilling’s other property and equipment is depreciated using the straight-line method over useful lives ranging from two to forty years.

(BB) Merger and integration costs

Reflects the recognition of the following items in the pro forma statement of operations for the twelve months ended December 31, 2021:

(i) the incremental estimated transaction costs to be incurred directly in connection with the Business Combination, consisting primarily of legal and professional fees. Approximately $21.5 million and $22.2 million of estimated transaction costs are expected to be incurred subsequent to December 31, 2021 by Noble and Maersk Drilling, respectively, and such costs are reflected in the pro forma statement of operations. For the twelve months ended December 31, 2021, $9.7 million and $5.5 million of transaction costs were incurred by Noble and Maersk Drilling, respectively. The costs above are not expected to recur any period beyond twelve months from the close of the Business Combination;

(ii) stock-based compensation expense of $1.8 million due to the accelerated vesting of cash and equity settled Noble RSU Awards held by Noble’s non-employee directors in connection with the Business Combination. This cost is non-recurring and is not expected to have a continuing impact on the combined company’s operating results in future periods; and

(iii) estimated expense of $5.2 million related to the cash-based bonus expected to be paid to executive officers and certain other employees of Maersk Drilling upon completion of the Business Combination. This estimate is preliminary and subject to change based on statutory and other legal contingency matters. This cost is non-recurring and is not expected to have a continuing impact on the combined company’s operating results in future periods.

(CC) Weighted average shares outstanding and income per share

As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented.

The table below presents the components of the numerator and denominator for the pro forma income per share calculation for the periods presented:

Assuming no Cash Consideration Election
Twelve Months Ended December 31, 2021
Numerator
Net income attributable to Topco	$352,474

Denominator
Basic shares:
Topco Shares converted from Noble Shares	60,152
Topco Shares converted from Noble Penny Warrants	6,463
Topco Shares converted from vested Noble RSUs	79
Topco Shares converted from Maersk Drilling Shares	66,631

Pro forma weighted average shares outstanding, basic	133,325

Diluted shares:
Pro forma weighted average shares outstanding, basic	133,325
Dilutive effect of Topco Shares convertible from Noble in-the-money warrants	1,263
Dilutive effect of Topco Shares convertible from unvested Noble RSU Awards	3,180
Dilutive effect of Topco Shares convertible from unvested Maersk Drilling RSU Awards	473

Pro forma weighted average shares outstanding, diluted(1)	138,241

Net income per share attributable to Topco, basic	$2.64
Net income per share attributable to Topco, diluted	$2.55

(1)	The diluted pro forma share count excludes the potentially dilutive effect of 11,097 out-of-the-money Noble warrants.

The pro forma income per share calculation above assumed that Maersk Drilling shareholders will not opt for the cash consideration of up to $1,000 for each individual shareholder and $50.0 million in aggregate. If the maximum cash consideration is elected, the basic and diluted weighted average shares outstanding are estimated to be 131,713 and 136,629 and the basic and diluted pro forma income per share are estimated to be $2.68 and $2.58, respectively, for the twelve months ended December 31, 2021. Such estimates are based on the same share price assumption used in estimating the preliminary purchase price consideration discussed in Note 2, Business Combination with Maersk Drilling and Estimated Purchase Consideration.

(DD) Interest expense

Reflects the elimination of Maersk Drilling’s historical amortization of deferred financing costs as a result of the elimination of deferred financing costs upon applying purchase accounting. No amortization of deferred financing costs would have been recorded during the twelve months ended December 31, 2021 had the Business Combination occurred on January 1, 2021.

(EE) Taxes

Reflects the pro forma adjustments to penalties and interest for tax contingencies booked as income tax benefit (provision) or contract drilling services expense as a result of the Business Combination. The income tax benefit (provision) impact was calculated by applying the appropriate statutory tax rates of the respective tax jurisdictions to which the pro forma adjustments relate.

Condensed Combined Balance Sheet

(FF) Cash and cash equivalents

Adjustment reflects (i) the payment of estimated transaction costs of $43.8 million for legal, professional and success fees incurred subsequent to December 31, 2021 by Noble and Maersk Drilling related to the Business Combination, (ii) the payment of total accrued transaction costs of $8.0 million as of December 31, 2021 for legal, professional and success fees incurred by Noble and Maersk Drilling in connection with the Business Combination, (iii) the payment of $0.9 million to Noble’s non-employee directors due to the accelerated vesting of cash settled Noble RSU Awards in connection with the Business Combination, and (iv) the payment of $7.3 million related to the cash-based bonus expected to be paid to executive officers and certain other employees of Maersk Drilling upon completion of the Business Combination. This adjustment does not reflect the election of any cash consideration. If the Maersk Drilling shareholders opt for the maximum cash consideration of $50.0 million in lieu of Topco Shares, the pro forma cash balance would be $635.3 million as of December 31, 2021.

(GG) Deferred costs

Represents the elimination of Maersk Drilling’s balances related to deferred costs on drilling contracts for items such as mobilization and precontract costs as a result of applying purchase accounting on a pro forma basis. These deferred costs are written off as there are no further performance obligations related to these costs.

(HH) Goodwill

Reflects goodwill due to the purchase price being greater than the fair value of the net assets and liabilities acquired. See Note 2, Business Combination with Maersk Drilling Merger and Estimated Purchase Consideration—Allocation of Purchase Price Consideration to Asset Acquired and Liabilities Assumed.

(II) Property and equipment, net

Represents the preliminary fair value adjustment to Property and equipment to reduce the pro forma adjusted historical net book value, on a U.S. GAAP basis, of Maersk Drilling’s floaters, jackup rigs and related equipment to fair value.

(JJ) Taxes

Reflects the pro forma adjustments to tax contingencies and income tax related accounts on the balance sheet as a result of the Business Combination.

(KK) Accounts payable

Adjustment reflects (i) the payment of accrued cash-based bonuses of $2.1 million expected to be paid to executive officers and certain other employees of Maersk Drilling upon completion of the Business Combination, and (ii) the payment of total accrued transaction costs of $8.0 million as of December 31, 2021 for legal, professional and success fees incurred by Noble and Maersk Drilling in connection with the Business Combination.

(LL) Long-term debt

Represents the elimination of Maersk Drilling’s unamortized deferred financing costs as a result of applying purchase accounting on a pro forma basis.

(MM) Equity

The following adjustments were made to equity captions based on the Business Combination transaction:

Common stock:
Add: Topco converted shares (at par of $0.00001)	$(62,519)

Pro forma adjustment	$(62,519)

Additional paid-in capital:
Add: Topco Shares issued (less par value) to acquire Maersk Drilling	$2,066,793
Add: Fair value of replacement Maersk Drilling RSU Awards attributable to the purchase price	5,020
Add: Unrecognized compensation costs for vested equity settled Noble non-employee director RSUs	882

Pro forma adjustment	$2,072,695

Retained earnings:
Remove Maersk Drilling balance	$(5,054,561)
Subtract: Estimated transaction costs for Business Combination. See adjustment (BB)	(43,751)
Subtract: Unrecognized compensation costs for vested cash settled Noble non-employee director RSUs	(1,767)
Subtract: Estimated Maersk Drilling cash-based transaction bonus	(5,200)

Pro forma adjustment	$(5,105,279)

Accumulated other comprehensive income (loss):
Remove Maersk Drilling balance	$21,027

Pro forma adjustment	$21,027

These adjustments do not reflect the election of any cash consideration. If the Maersk Drilling shareholders opt for the maximum cash consideration of $50.0 million in lieu of Topco Shares, the pro forma equity balance would be $3,472.6 million as of December 31, 2021.

Note 4. Reclassification of Maersk Drilling’s Historical Financial Statement Presentation

The following reclassifications were made as a result of the Business Combination to conform Maersk Drilling’s historical financial information to Noble’s presentation:

Statement of Operations for the Twelve Months Ended December 31, 2021

(in thousands)

Financial Statement Line Item	Maersk Drilling Historical Presentation	Maersk Drilling Historical as Presented
Revenue	$1,267,136	$—
Contract drilling services (revenue)	—	1,267,136
Cost of sales	(920,945)	—
Contract drilling services (expense)	—	859,839
General and administrative	—	80,106
Reimbursables	—	11,000
Reimbursables and other	—	30,000
Impairment losses/reversals	11,034	—
Contract drilling services (expense)	—	(11,034)
Gain/loss on sale of non-current assets	(256,292)	—
Gain on sale of operating assets, net	—	(256,292)
Share of results in joint ventures	(1,424)	—
Interest income and other, net	—	(1,424)
Financial expenses	(75,402)	—
Interest expense, net of amounts capitalized	—	(64,358)
Interest income and other, net	—	(11,044)
Financial income	14,265	—
Interest income and other, net	—	14,265
Tax	(26,248)	—
Income tax benefit (provision)	—	(26,248)

Balance Sheet as of December 31, 2021

(in thousands)

Financial Statement Line Item	Maersk Drilling Historical Presentation	Maersk Drilling Historical as Presented
Cash and bank balances	$556,753	$—
Cash and cash equivalents	—	551,088
Prepaid expenses and other current assets	—	5,665
Trade receivables	237,439	—
Accounts receivable, net	—	237,439
Derivatives (current)	109	—
Prepaid expenses and other current assets	—	109
Other receivables	54,192	—
Prepaid expenses and other current assets	—	12,509
Taxes receivable	—	23,018
Accounts receivable, net	—	18,665
Prepayments	55,745	—
Prepaid expenses and other current assets	—	55,745
Intangible assets	13,401	—
Property and equipment, at cost	—	10,607
Prepaid expenses and other current assets	—	2,794
Right-of-use assets	23,223	—
Other assets	—	23,223
Deferred tax (asset)	16,891	—
Other assets	—	16,891
Property, plant and equipment	2,812,974	—
Property and equipment, at cost	—	9,411,016
Accumulated depreciation	—	(6,598,042)
Financial non-current assets, etc.	6,703	—
Other assets	—	6,703
Trade payables	164,158	—
Accounts payable	—	164,158
Deferred income	39,981	—
Other current liabilities	—	39,981
Provisions (current)	1,825	—
Other current liabilities	—	1,825
Borrowings, current	136,504	—
Current maturities of long-term debt	—	130,097
Other current liabilities	—	6,407
Other payables	64,980	—
Other current liabilities	—	18,872
Accrued payroll and related costs	—	33,728
Taxes payable	—	11,741
Interest payable	—	639
Tax payable	51,600	—
Other liabilities	—	51,600
Borrowings, non-current	925,685	—
Long-term debt	—	907,346
Other liabilities	—	18,339
Provisions (non-current)	8,502	—
Other liabilities	—	8,502
Deferred tax (liability)	26,305	—
Deferred income taxes	—	26,305
Derivatives (non-current)	16,241	—
Other liabilities	—	16,241
Share capital	62,520
Common stock	—	62,520
Reserves and retained earnings	2,257,811	—
Retained earnings (accumulated deficit)	—	2,278,838
Accumulated other comprehensive income (loss)	—	(21,027)

Note 5. Maersk Drilling Rig Disposal

The adjustments outlined below reflect adjustments to Maersk Drilling’s historical income statement for the year ended December 31, 2021 assuming the Maersk Drilling Rig Disposal had occurred on January 1, 2021. For the year ended December 31, 2021, Maersk Drilling recognized a non-recurring after-tax gain of $206.1 million on the Maersk Drilling Rig Disposal.

(A) Maersk Drilling Inspirer rig historical activity

Reflects the pro forma adjustments to eliminate the historical income statement activity attributed to the disposed Inspirer rig, which included foreign currency revaluation gains of $1.1 million presented within interest expense.

(B) Interest expense

Reflects the elimination of historical interest expense of $2.3 million associated with Maersk Drilling’s term loan facility, as the Inspirer rig triggered an $80.0 million mandatory repayment of Maersk Drilling’s outstanding borrowings under its term loan facility.

Note 6. Maersk Drilling IFRS to U.S. GAAP Conversion

The Pro Forma Financial Information reflects the material adjustments necessary to convert Maersk Drilling’s historical financial statements to U.S. GAAP and conform to Noble’s accounting policies based on an initial policy conversion assessment performed by management. Upon the consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. The adjustments outlined below are preliminary and are subject to change as additional information becomes available and as additional analysis is performed.

(C) Leases

Under IFRS, Maersk Drilling recognized right of use assets and lease liabilities for all leases, with the exceptions described in the paragraph below. However, as required by IFRS, Maersk Drilling did not distinguish between operating leases and finance leases and accounted for all leases recorded on the balance sheets similarly to finance leases under U.S. GAAP. Maersk Drilling recorded depreciation on all right-of-use assets and interest expense on all lease liabilities, while a straight-line operating expense is presented for operating leases under U.S. GAAP.

IFRS includes an exemption for leases of low-value assets, where a lessee may elect to recognize lease payments on a straight-line basis over the lease term instead of capitalizing them on the balance sheet. This exemption can be elected on a lease-by-lease basis. U.S. GAAP does not have explicit exemptions for leases of low-value assets, however, Maersk Drilling’s leases of low-value assets were not deemed material for purposes of the Pro Forma Financial Information.

The following table presents the pro forma adjustments to reclassify Maersk Drilling’s historical interest on lease liabilities and depreciation on right-of-use assets to general and administrative expense and contract drilling services expense to align with Noble’s accounting treatment under U.S. GAAP:

Twelve Months Ended December 31, 2021
Elimination of Maersk Drilling’s historical interest on lease liabilities	$1,072
Elimination of Maersk Drilling’s historical depreciation on right-of-use assets	(6,586)
Reclassification of amounts to general and administrative expense	2,794
Reclassification of amounts to contract drilling services expense	4,864

(D) Special items

Maersk Drilling has historically chosen to present as a separate line item within its historical income statements called ‘special items’ that was intended to capture the impact from non-recurring, infrequent or unusual events on the statement of operations. Such presentation of special items is disallowed under U.S. GAAP. The following table presents the pro forma adjustments to reclassify Maersk Drilling’s historical expenses presented within special items to general and administrative expense and contract drilling services expense to align with Noble’s treatment of such items under U.S. GAAP:

Twelve Months Ended December 31, 2021
Special items reclassified to merger and integration costs	$7,592
Special items reclassified to contract drilling services expense	13,135

Total Maersk Drilling special items	$20,727

(E) Impairment of property and equipment

Under IFRS, an asset must not be carried in the financial statements at more than the highest amount to be recovered through its use or sale. If the carrying amount of an asset exceeds the asset’s recoverable amount (i.e., the higher of an asset’s or cash-generating unit’s fair value less costs of disposal or its value in use), the asset is deemed to be impaired and an impairment loss is recognized immediately in profit or loss and the value of the cash-generating unit, or the carrying amount of the asset, is reduced.

Under U.S. GAAP, an impairment loss is triggered for long-lived assets only if the asset’s, or asset group’s, carrying amount is not recoverable (i.e., the asset or asset group’s carrying amount is less than the undiscounted future cash flows expected to be derived from the asset or asset group). Additionally, the reversal of an impairment loss is not permitted. As a result of the differences in impairment calculation, an updated impairment test was prepared for Maersk Drilling as if U.S. GAAP method was applied in 2016 through 2021 to assess the effect of the different accounting treatment between IFRS and U.S. GAAP for impairment. 2016 was selected as the beginning period for the assessment because it was the earliest year in which an impairment on its property and equipment occurred and had a continuing impact on the balance as of December 31, 2021. The analysis has been performed by adjusting the discount rate to zero percent in the impairment models that were used under IFRS and recalculating the impact on depreciation expense and deferred taxes for any impairments that would not have been recorded under U.S. GAAP.

The following table reflects the pro forma adjustments related to impairment to align Maersk Drilling’s historical treatment of impairment under IFRS to the treatment under U.S. GAAP, including (i) the elimination of any previously recognized impairment reversals, (ii) increasing the carrying value of property and equipment to reverse impairment losses which would not have been recorded under U.S. GAAP in prior periods, (iii) adjusting accumulated depreciation balance as of December 31, 2021 and depreciation expense for the year ended December 31, 2021 as a result of the increase in carrying value of property and equipment, and (iv) any related tax effects from the aforementioned adjustments:

As of December 31, 2021
Pro forma Condensed Combined Balance Sheet
Increase to carrying amount of property and equipment	$3,751,931
Increase to accumulated depreciation	(836,995)
Decrease to deferred income tax assets	(8,184)
Increase to deferred income tax liabilities	73,328

Twelve Months Ended December 31, 2021
Pro forma Condensed Combined Statements of Operations
Increase to depreciation expense	$234,077
Cumulative adjustment to income tax benefit (provision)	10,442

(F) Income Taxes

Reflects conversion adjustments recorded for tax positions that are not probable to be sustained under IFRS upon a tax audit and would therefore be fully reserved under U.S. GAAP. Under IFRS, such tax positions are recorded at either a weighted average or the most-likely outcome; whereas under U.S. GAAP, such positions are fully reserved.

Note 7. Noble Pro Forma Results of Operations

The following table provides for the Noble pro forma results of operations for the twelve months ended December 31, 2021 assuming the Noble Reorganization, the Pacific Drilling Merger, and the Noble Rig Disposal had occurred on January 1, 2021.

Unaudited Pro Forma Condensed Combined Statement of Operations

Twelve Months Ended December 31, 2021

(in thousands, except per share amounts)

				Noble Reorganization
	Noble Predecessor Historical Period From January 1, 2021 through February 5, 2021	Noble Successor Historical Period From February 6, 2021 through December 31, 2021	Twelve Months Ended December 31, 2021	Reorganization Adjustments		Fresh Start Adjustments		Pro Forma Noble (including reorganization items, net)	Removal of Noble Reorganization items, net		Noble Post- reorganization Pro Forma
Operating revenues
Contract drilling services	$74,051	$708,131	$782,182	$—		$(5,210	) (c)	$776,972	$—		$776,972
Reimbursables and other	3,430	62,194	65,624	—		—		65,624	—		65,624

	77,481	770,325	847,806	—		(5,210)		842,596	—		842,596

Operating costs and expense
Contract drilling services	46,965	639,442	686,407	920	(a)	—		687,327	—		687,327
Reimbursables	2,737	55,832	58,569	—		—		58,569	—		58,569
Depreciation and amortization	20,622	89,535	110,157	—		(11,123	) (d)	99,034	—		99,034
General and administrative	5,727	62,476	68,203	803	(a)	—		69,006	—		69,006
Merger and integration costs	—	24,792	24,792	—		—		24,792	—		24,792
Gain on sale of operating assets, net	—	(185,934)	(185,934)	—		—		(185,934)	—		(185,934)
Hurricane losses	—	23,350	23,350	—		—		23,350	—		23,350

	76,051	709,493	785,544	1,723		(11,123)		776,144	—		776,144

Operating income (loss)	1,430	60,832	62,262	(1,723)		5,913		66,452	—		66,452
Other income (expense)
Interest expense, net of amounts capitalized	(229)	(31,735)	(31,964)	(3,518	) (b)	—		(35,482)	—		(35,482)
Gain on extinguishment of debt, net	—	—	—	—		—		—	—		—
Interest income and other, net	399	10,945	11,344	—		—		11,344	—		11,344
Reorganization items, net	252,051	—	252,051	—		—		252,051	(252,051	) (k)	—
Gain on bargain purchase	—	62,305	62,305	—		—		62,305	—		62,305

Income (loss) from continuing operations before income taxes	253,651	102,347	355,998	(5,241)		5,913		356,670	(252,051)		104,619
Income tax benefit (provision)	(3,423)	(365)	(3,788)	353	(e)	1,094	(e)	(2,341)	—		(2,341)

Net income (loss)	$250,228	$101,982	$352,210	$(4,888)		$7,007		$354,329	$(252,051)		$102,278

Basic net income (loss) per share	$1.00	$1.61
Diluted net income (loss) per share	$0.98	$1.51
Weighted average shares outstanding
Basic	251,115	63,186
Diluted	256,571	67,628

		Pacific Drilling Merger
	Noble Post- reorganization Pro Forma	Pacific Successor Historical From January 1, 2021 through April 15, 2021	Pacific Drilling Merger Transaction Accounting Adjustments		Noble / Pacific Pro Forma Combined	Noble Rig Disposal Transaction Accounting Adjustments		Noble Pro Forma
Operating revenues
Contract drilling services	$776,972	$30,893	$—		$807,865	$(84,546	) (l)	$723,319
Reimbursables and other	65,624	1,791	—		67,415	(1,874	) (l)	65,541

	842,596	32,684	—		875,280	(86,420)		788,860

Operating costs and expense
Contract drilling services	687,327	43,586	2,108	(f)	733,021	(56,746	) (l)	676,275
Reimbursables	58,569	1,090	—		59,659	(1,008	) (l)	58,651
Depreciation and amortization	99,034	12,026	(7,656	) (g)	103,404	(7,593	) (l)	95,811
General and administrative	69,006	25,441	—		94,447	—		94,447
Merger and integration costs	24,792	—	—		24,792	—		24,792
Gain on sale of operating assets, net	(185,934)	—	—		(185,934)	—		(185,934)
Hurricane losses	23,350	—	—		23,350	—		23,350

	776,144	82,143	(5,548)		852,739	(65,347)		787,392

Operating income (loss)	66,452	(49,459)	5,548		22,541	(21,073)		1,468
Other income (expense)
Interest expense, net of amounts capitalized	(35,482)	(371)	371	(h)	(35,482)	10,683	(l)(m)	(24,799)
Gain on extinguishment of debt, net	—	(2,664)	—		(2,664)	—		(2,664)
Interest income and other, net	11,344	(25)	—		11,319	—		11,319
Reorganization items, net	—	—	—		—	—		—
Gain on bargain purchase	62,305	—	—		62,305	—		62,305

Income (loss) from continuing operations before income taxes	104,619	(52,519)	5,919		58,019	(10,390)		47,629
Income tax benefit (provision)	(2,341)	(263)	(8	) (i)	(2,612)	1,544	(l)	(1,068)

Net income (loss)	$102,278	$(52,782)	$5,911		$55,407	$(8,846)		$46,561

Basic net income (loss) per share								$0.70	(j)
Diluted net income (loss) per share								$0.66	(j)
Weighted average shares outstanding
Basic								66,615	(j)
Diluted								71,058	(j)

Noble Reorganization

Reorganization Adjustments

(a) Stock based compensation

Reflects an increase in stock-based compensation expense based on the new awards issued in connection with the Noble Reorganization.

(b) Interest expense

The adjustment reflects change of interest expense for the Predecessor as a result of the Noble Plan. Under the Noble Plan, all amounts outstanding under the 2017 Credit Facility (as defined in the 2021 Form 10-K), including the interest, were paid in full and all of Noble’s then outstanding senior notes were settled for the Noble Shares, Tranche 1 Warrants and Tranche 2 Warrants. Upon emergence, Noble entered into a senior secured revolving credit agreement (the “Revolving Credit Agreement”) that provides for a $675.0 million senior secured revolving credit facility (with a $67.5 million sublimit for the issuance of letters of credit thereunder) (solely for purposes of this section, the “Successor Revolving Credit Facility”) and issued $216.0 million of senior secured second lien notes (the “Notes”) with an interest rate of LIBOR + 4.75% and 11% payable semi-annually, respectively. The pro forma adjustment to interest expense was calculated as follows:

Twelve Months Ended December 31, 2021
Reversal of Predecessor interest expense	$(229)
Pro forma interest on the Successor Revolving Credit Facility and Notes	3,505
Amortization of Successor deferred financing costs	242

Pro forma adjustment for interest expense	$3,518

Assuming an increase in interest rates on the Revolving Credit Agreement and Notes of 1/8%, pro forma interest would increase by $0.1 million.

Fresh Start Adjustments

(c) Amortization of favorable contract

Adjustment reflects the amortization of favorable contracts with customers as a result of adopting fresh start accounting. The remaining useful life of the favorable contracts range between 1-3 years.

(d) Depreciation and amortization

Reflects the pro forma decrease in depreciation expense based on new preliminary asset values for the Predecessor as a result of adopting fresh start accounting. The pro forma adjustment to depreciation expense was calculated as follows:

Twelve Months Ended December 31, 2021
Removal of Predecessor depreciation expense	$(20,622)
Pro forma depreciation expense	9,499

Pro forma adjustment for depreciation and amortization	$(11,123)

Drilling equipment and facilities are depreciated using the straight-line method over their estimated useful lives as of the date placed in service or date of major refurbishment. Estimated useful lives of Noble’s drilling equipment range from three to thirty years. Other property and equipment is depreciated using the straight-line method over useful lives ranging from two to forty years.

(e) Income tax

Reflects the pro forma adjustment to tax expense as a result of reorganization adjustments and adopting fresh start accounting. The income tax impact was calculated by applying the appropriate statutory tax rate of the respective tax jurisdictions to which the pro forma adjustments relate, and which are reasonably expected to occur.

Pacific Successor Historical from January 1, 2021 through April 15, 2021

The following reclassifications were made as a result of the Pacific Drilling Merger to conform Pacific’s historical financial information to Noble’s presentation:

Financial Statement Line Item	Pacific Historical Presentation	Pacific Historical as Presented
Contract drilling services	$1,791	$—
Reimbursables and other	—	1,791
Operating expense	44,959	—
Contract drilling services (expense)	—	43,586
Reimbursables	—	1,090
Depreciation and amortization	—	283
Other expense	(25)	—
Interest income and other, net	—	(25)

Pacific Drilling Merger

(f) Contract drilling services

Noble has an accounting policy to expense costs for materials and supplies as received or deployed to the drilling units, while Pacific’s historical policy was to carry inventory at average cost and recognize them in earnings upon consumption. Adjustment reflects the change in contract drilling services expense related to Pacific’s materials and supplies inventory during the period from January 1, 2021 through April 15, 2021 to align with Noble’s treatment of such costs.

(g) Depreciation and amortization

Reflects the replacement of historical depreciation expense with the pro forma depreciation expense based on the estimated fair value of Pacific’s property and equipment upon the Pacific Drilling Merger. For pro forma purposes it is assumed that the Pacific Drilling Merger occurred on January 1, 2021. The pro forma adjustment to depreciation expense for the twelve months ended December 31, 2021 was calculated as follows:

Twelve Months Ended December 31, 2021
Removal of historical depreciation expense	$(12,026)
Pro forma depreciation expense	4,370

Pro forma adjustment for depreciation and amortization	$(7,656)

Drilling equipment and facilities are depreciated using the straight-line method over their estimated useful lives as of the date placed in service or date of major refurbishment. Estimated useful lives of Noble’s drilling equipment range from three to thirty years. Other property and equipment is depreciated using the straight-line method over useful lives ranging from two to forty years.

(h) Interest expense

Reflects the elimination of interest expense recorded at the successor entity of Pacific which was associated with the new senior secured delayed draw term loan facility entered into on December 31, 2020. In connection with the Pacific Drilling Merger, the facility was terminated, and the related interest expense removed from the unaudited pro forma condensed combined statement of operations.

(i) Income tax

Reflects the pro forma adjustment to tax expense. The income tax impact was calculated by applying the appropriate statutory tax rates of the respective tax jurisdictions to which the pro forma adjustments relate.

(j) Weighted average shares outstanding

The Noble pro forma weighted average shares outstanding calculation for the twelve months ended December 31, 2021 assumes the Noble Reorganization and the Pacific Drilling Merger had occurred on January 1, 2021. The table below presents the components of the numerator and denominator for the Noble pro forma income per share calculation for the periods presented:

Twelve Months Ended December 31, 2021
Numerator
Net income attributable to Noble	$46,561

Denominator
Basic shares:
Noble ordinary shares (excluding penny warrants)	60,152
Noble penny warrants	6,463

Pro forma weighted average shares outstanding, basic	66,615

Diluted shares:
Pro forma weighted average shares outstanding, basic	66,615
Dilutive effect of Noble in-the-money warrants	1,263
Dilutive effect from unvested Noble RSU Awards	3,180

Pro forma weighted average shares outstanding, diluted	71,058

Net income per share attributable to Noble, basic	$0.70
Net income per share attributable to Noble, diluted	$0.66

(k) Reorganization items

Reflects the removal of Reorganization items within the Predecessor period of Noble. All expenses are directly related to the Noble Reorganization.

Noble Rig Disposal

The adjustments outlined below reflect adjustments to Noble’s historical income statement for the year ended December 31, 2021 assuming the Noble Rig Disposal had occurred on January 1, 2021. For the year ended December 31, 2021, Noble recognized a non-recurring after-tax gain of $168.3 million on the Noble Rig Disposal.

(l) Noble Saudi rigs historical activity

Reflects the pro forma adjustments to eliminate the historical activity attributed to the disposed Noble Saudi jackup rigs from the unaudited pro forma condensed combined statement of operations.

(m) Interest expense

Reflects the elimination of total interest expense of $10.7 million associated with the Successor Revolving Credit Facility, including $1.2 million of pro forma interest expense recorded for the Noble Predecessor historical period and $9.5 million of interest expense recorded during the Noble Successor historical period. The Successor Revolving Credit Facility was fully paid down using the cash proceeds obtained through the Noble Rig Disposal.

SELLING SHAREHOLDERS

This prospectus relates to the resale, from time to time, by the selling shareholders included in the table below and their pledgees, donees, transferees, or any of their successors in interest selling shares received from a named selling shareholder as a gift, partnership distribution or other permitted transfer after the date of this prospectus, which we refer to collectively as the selling shareholders, of up to 39,458,425 Ordinary Shares, including up to 1,341,708 Ordinary Shares issuable upon the exercise of the Warrants. The Tranche 1 Warrants and the Tranche 2 Warrants are exercisable at the option of the holder thereof until February 4, 2028. The Penny Warrants have no stated expiration date; however, the Penny Warrants will expire 30 days after the consummation of a Fundamental Transaction (as defined in the Penny Warrant Agreement) to the extent any Penny Warrants then remain outstanding. This prospectus also relates to an indeterminate number of Ordinary Shares that may become issuable upon exercise of the Warrants as a result of anti-dilution adjustments. The Ordinary Shares are being registered pursuant to registration rights granted to the selling shareholders under the Bankruptcy RRA and the Pacific Drilling Merger RRA.

The information provided below with respect to the selling shareholders has been furnished to us by or on behalf of the selling shareholders and is current as of March 1, 2022, unless otherwise indicated below. The information provided below with respect to the selling shareholders may change over time, and selling shareholders may be added. Any changed or new information given to us by the selling shareholders, including regarding the identity of, and the securities held by, each selling shareholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.

The selling shareholders may offer any or all of their Ordinary Shares for resale from time to time pursuant to this prospectus. However, the selling shareholders are under no obligation to sell any of the Ordinary Shares offered pursuant to this prospectus. Because the selling shareholders may sell none, all or some of the Ordinary Shares owned by them, we cannot estimate the number or percentage of Ordinary Shares that will be beneficially owned by the selling shareholders after this offering and have therefore made certain assumptions with respect thereto as indicated in the table below. In addition, the selling shareholders may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which the selling shareholders provided the information regarding the Ordinary Shares owned by them, all or some of the Ordinary Shares owned by them in transactions exempt from the registration requirements of the Securities Act.

To our knowledge, none of the selling shareholders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than their ownership of the Ordinary Shares, except in connection with (i) the Bankruptcy RRA, (ii) the Plan, (iii) a Restructuring Support Agreement, dated July 31, 2020 (as amended by the First Amendment thereto, dated August 20, 2020), among the Debtors and certain noteholders of Legacy Noble, (iv) a Backstop Commitment Agreement, dated October 12, 2020 (the “Backstop Commitment Agreement”), among the Debtors and the backstop parties thereto (collectively, the “Backstop Parties”), pursuant to which Noble and Finco consummated on the Effective Date a rights offering of Notes and associated Ordinary Shares at an aggregate subscription price of $200 million, (v) the Bankruptcy Relationship Agreement described below, (vi) the Board Observer Agreement described below, (vii) the director designation right described under “Description of Capital Stock—Director Designation Right,” (viii) the Pacific Drilling Merger RRA, (ix) the Pacific Drilling Merger Agreement, (x) the Pacific Drilling Voting Agreements described below, (xi) the Maersk Drilling Voting Agreements and (xii) the New Relationship Agreement.

Pursuant to the Plan, on the Effective Date, Noble, certain funds and accounts (the “Investors”) for which Pacific Investment Management Company LLC (the “Investor Manager”) serves as investment manager, adviser or sub-adviser, as applicable, and certain of the former holders (or investment advisors or managers to such holders) of certain series of Legacy Noble’s then outstanding senior notes entered into a Relationship Agreement (the “Bankruptcy Relationship Agreement”), pursuant to which, among other things, Noble agreed that until the earlier of such time as the Investors cease to hold in the aggregate 35% or more of the Outstanding Ordinary Shares (as defined in the Bankruptcy Relationship Agreement) and the fourth anniversary of the Effective Date, Noble will not remove its Chief

Executive Officer or appoint a replacement Chief Executive Officer unless it obtains the prior written consent of the Investors by the Investor Manager acting on their behalf (such consent not to be unreasonably withheld, conditioned or delayed).

Also on the Effective Date, Noble and the Investor Manager entered into a Board Observer Agreement (the “Board Observer Agreement”), pursuant to which, among other things, Noble agreed that until such time as the Investors ceased to hold in the aggregate 20% or more of the outstanding Ordinary Shares, the Investor Manager would have the right to designate an individual to attend meetings of the Board and of committees of the Board, subject to customary exceptions and conditions. The Board Observer Agreement was terminated in December 2021.

Concurrently with the entry into the Pacific Drilling Merger Agreement, Noble and certain equity holders of Pacific Drilling (each, a “Member” and, collectively, the “Members”), which collectively represented approximately 66% of the issued and outstanding Membership Interests and 64% of the Pacific Warrants, entered into voting and support agreements (collectively, the “Pacific Drilling Voting Agreements”) in connection with the Pacific Drilling Merger Agreement. Among other things, each Pacific Drilling Voting Agreement required that each Member that was party to such Pacific Drilling Voting Agreement (a) vote (or cause to be voted) its Membership Interests (i) in favor of the approval and adoption of the Pacific Drilling Merger, the Pacific Drilling Merger Agreement and all other transactions contemplated by the Pacific Drilling Merger Agreement, (ii) among other things, against any merger agreement or merger (other than the Pacific Drilling Merger Agreement, the Pacific Drilling Merger and the transactions contemplated thereby), any action or any other takeover proposal relating to Pacific Drilling, (b) be bound by certain other covenants and agreements relating to the Pacific Drilling Merger, including the delivery of any notices and documentation required to effect a “Drag-Along Sale” as defined in the Pacific Drilling limited liability company agreement, and (c) be bound by certain transfer restrictions with respect to such securities subject to certain exceptions. The Pacific Drilling Voting Agreements terminated at the effective time of the Pacific Drilling Merger.

Name of Selling Shareholder (1)	Number of Ordinary Shares Beneficially Owned Prior to Offering (2)	Number of Ordinary Shares That May Be Offered Hereby (2)	Number of Ordinary Shares Beneficially Owned After Offering (3)	Percentage of Ordinary Shares Beneficially Owned After Offering (3)
Investors for which Pacific Investment Management Company LLC serves as investment manager, adviser or sub-adviser (4)	25,531,373	25,531,373	—	—%
GoldenTree Funds (5)	9,129,146	2,062,229	7,066,917	9.9	% (6)
Investors for which Goldman Sachs Asset Management, L.P. serves as investment manager, investment adviser or sub-adviser (7)	1,152,259	30,522	1,121,737	1.8%
Entities affiliated with Nomura Corporate Research and Asset Management Inc. (8)	28,966	22,933	6,033	*
PFM Multi-Manager Fixed Income Fund (9)	76	76	—	—%
Sefton Place Fund (10)	151,076	151,076	—	—%
Stichting Blue Sky Active High Yield Fixed Income USA Fund (11)	497	413	84	*
Citadel Equity Fund Ltd. (12)	470,164	157,267	312,897	*
Entities affiliated with Brigade Capital Management, LP (13)	732,936	523,110	209,826	*
Funds and accounts advised or managed by Canyon Capital Advisors LLC (14)	9,149,623	1,829,176	7,320,447	9.9	% (15)
King Street Capital Management, L.P. (16)	2,156,790	1,502,868	653,922	1.0%

Name of Selling Shareholder (1)	Number of Ordinary Shares Beneficially Owned Prior to Offering (2)	Number of Ordinary Shares That May Be Offered Hereby (2)	Number of Ordinary Shares Beneficially Owned After Offering (3)	Percentage of Ordinary Shares Beneficially Owned After Offering (3)
Investors for which Avenue Capital Management II, L.P. or Avenue Europe International Management, L.P. serves as investment manager, investment adviser or sub-adviser (17)	1,649,132	1,649,132	—	—%
Investors for which Hayfin Capital Management LLP serves as investment manager, adviser or sub-adviser (18)	1,385,770	1,385,770	—	—%
Whitebox Advisors LLC (19)	1,138,049	1,138,049	—	—%
Ansonia Holdings Singapore B.V. (20)	148,955	148,955	—	—%
Entities affiliated with The Baupost Group, L.L.C. (21)	104,928	104,928	—	—%
Dupont Pension Trust (22)	7,443	7,443	—	—%
Elcano High Yield Opportunities SIL SA (23)	21,919	20,381	1,538	*
Funds advised or managed by Intermarket Corporation (24)	225,911	225,911	—	—%
Gramercy EM Credit Total Return Fund (25)	2,611	2,611	—	—%
HAL Investments B.V. (26)	218,502	48,403	170,099	*
IPConcept (Luxemburg) S.A. on behalf of Seahawk Equity Long Short Fund (27)	6,442	1,942	4,500	*
KL Special Opportunities Master Fund LTD (28)	904,212	710,447	193,765	*
Natwest Group Pension Fund (29)	30,882	30,882	—	—%
Toluma AS (30)	3,883	3,883	—	—%
Toluma Kreditt AS (31)	5,825	5,825	—	—%
Skips AS Tudor (32)	5,825	5,825	—	—%
ID-Sparinvest Denmark, Filial af Sparinvest S.A., Luxembourg (33)	14,654	14,654	—	—%
Sparinvest S.A. - Luxembourg (34)	28,054	28,054	—	—%
Oceanic Hedge Fund (35)	42,716	42,716	—	—%
B. Stokset (36)	3,884	3,884	—	—%
Kempen Umbrella Fund II N.V. Phoenix Fund (37)	53,544	53,544	—	—%
Van Lanschot Kempen N.V. (38)	97,636	97,636	—	—%
Funds and accounts managed by direct or indirect subsidiaries of FMR LLC (39)	298,028	18,659	279,369	*
Investors for which Invesco Senior Secured Management, Inc. serves as investment manager, adviser or sub-adviser (40)	15,074	15,074	—	—%
M. Brunello (41)	186	186	—	—%
Thomas Kikis (42)	15,533	15,533	—	—%
Kikis Family Holdings, LLC (43)	3,883	3,883	—	—%
Oslo Asset Management Fund PLC/OAM Absolute Return Fund (44)	322,343	320,343	2,000	*
Thrivent High Yield Fund (45)	60,046	40,320	19,726	*
Thrivent High Yield Portfolio (46)	67,479	44,783	22,696	*
P.E. Baardsen (47)	16,055	16,055	—	—%
M. Serdarevic (48)	752	752	—	—%
Employees Retirement System of Texas (49)	926,067	410,925	515,142	*
Sunrise Partners Limited Partnership (50)	260,657	207,818	52,839	*
ValueWorks Limited Partners, LP (51)	155,330	155,330	—	—%

Name of Selling Shareholder (1)	Number of Ordinary Shares Beneficially Owned Prior to Offering (2)	Number of Ordinary Shares That May Be Offered Hereby (2)	Number of Ordinary Shares Beneficially Owned After Offering (3)	Percentage of Ordinary Shares Beneficially Owned After Offering (3)
I. Namdar (52)	164,376	164,376	—	—%
Sjavarsyn ehf. (53)	11,075	11,075	—	—%
Investors for which Shenkman Capital Management, Inc. serves as investment manager, investment adviser or sub-adviser (54)	73,292	73,292	—	—%
Palmer Square Capital Special Situations Fund LP (55)	484	484	—	—%
Highmark Long/Short Credit 4 Fund (56)	6,062	6,062	—	—%
Credit Suisse Securities (USA) LLC (57)	8,053	8,053	—	—%
AB Stena Finans (58)	9,708	9,708	—	—%
Northlight European Fundamental Credit Master Fund (59)	32,812	32,812	—	—%

*	Less than 1%.

(1)

The number of Ordinary Shares shown in the table includes Ordinary Shares that would be held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.

(2)

The number of Ordinary Shares owned prior to the offering and the number of Ordinary Shares that may be offered hereby include both the Ordinary Shares previously issued and the Ordinary Shares issuable upon the exercise of the Warrants. As a result of provisions in the Tranche 1 Warrant Agreement, the Tranche 2 Warrant Agreement and the Penny Warrant Agreement (each as defined herein), certain beneficial owners of the Ordinary Shares do not have the right to exercise Warrants, to the extent that, after giving effect to the issuance of Ordinary Shares after such exercise, such beneficial owner (together with its affiliates and any other person whose Ordinary Shares would be aggregated with such beneficial owner under Section 13(d) of the Exchange Act and the applicable rules and regulations of the SEC (the “Attribution Parties”)) would beneficially own in excess of 9.9% of the number of Ordinary Shares outstanding immediately after giving effect to such issuance (the “exercise blocker”). The numbers shown in the table do not reflect operation of the exercise blocker.

(3)

Assumes (i) the exercise of all Warrants whose Ordinary Shares are being offered hereby and (ii) the selling shareholders sell all of the Ordinary Shares offered pursuant to this prospectus. The percentage of Ordinary Shares beneficially owned is based upon 61,888,616 Ordinary Shares outstanding as of March 1, 2022.

(4)

According to information provided by Pacific Investment Management Company LLC, the number of Ordinary Shares beneficially owned prior to the offering consists of 24,905,547 Ordinary Shares previously issued and 625,826 Ordinary Shares issuable upon the exercise of outstanding Warrants, and the number of Ordinary Shares that may be offered hereby consists of 24,905,547 Ordinary Shares previously issued and 625,826 Ordinary Shares issuable upon the exercise of outstanding Warrants. Pacific Investment Management Company LLC, as the investment manager, adviser or sub-adviser of the funds and accounts who are the holders of record of the referenced Ordinary Shares to be registered, may be deemed to have or to share voting and dispositive power over the referenced Ordinary Shares. The address for such funds and accounts is c/o Pacific Investment Management Company LLC, 650 Newport Center Drive, Newport Beach, California 92660.

(5)

According to information provided by the GoldenTree Funds (as defined herein), the number of Ordinary Shares beneficially owned prior to the offering consists of 3,601,104 Ordinary Shares previously issued and 5,528,042 Ordinary Shares issuable upon the exercise of outstanding Warrants, and the number of Ordinary Shares that may be offered hereby consists of 1,346,347 Ordinary Shares previously issued and 715,882 Ordinary Shares issuable upon the exercise of outstanding Warrants. The number of Ordinary Shares beneficially owned prior to the offering consists of (i) 17,974 Ordinary Shares previously issued, and 23,414 Ordinary Shares issuable upon the exercise of outstanding Warrants, and beneficially owned by Crown Managed Accounts SPC—Crown/GT Segregated Portfolio, (ii) 11,726 Ordinary Shares previously issued and beneficially owned by FS Credit Income Fund, (iii) 57,500 Ordinary Shares previously issued, and 160,271 Ordinary Shares issuable upon the exercise of outstanding Warrants, and beneficially owned by Ginkgo Tree, LLC, (iv) 106,221 Ordinary Shares previously issued, and 154,012 Ordinary Shares issuable upon the exercise of outstanding Warrants, and beneficially owned by GN3 SIP Limited, (v) 386,556 Ordinary Shares previously issued and beneficially owned by GoldenTree Credit Opportunities Master Fund Ltd., (vi) 837,274 Ordinary Shares previously issued, and 762,509 Ordinary Shares issuable upon the exercise of outstanding Warrants, and beneficially owned by GoldenTree Distressed Master Fund III Ltd, (vii) 484,166 Ordinary Shares previously issued, and 797,050 Ordinary Shares issuable upon the exercise of outstanding Warrants, and beneficially owned by Goldentree Distressed Onshore Master Fund III LP, (viii) 15,584 Ordinary Shares previously issued, and 122,598 Ordinary Shares issuable upon the exercise of outstanding Warrants, and beneficially owned by GoldenTree Insurance Fund Series Interests of the SALI Multi-Series Fund, L.P., (ix) 1,003,557 Ordinary Shares previously issued, and 2,545,904 Ordinary Shares issuable upon the exercise of outstanding Warrants, and beneficially owned by GoldenTree Master Fund, Ltd., (x) 26,596 Ordinary Shares previously issued, and 5,211 Ordinary Shares issuable upon the exercise of outstanding Warrants, and beneficially owned by GoldenTree Multi Sector-C LP, (xi) 16,093 Ordinary Shares previously issued and beneficially owned by GoldenTree Multi-Sector Fund Offshore ERISA, Ltd., (xii) 27,667 Ordinary Shares previously issued and beneficially owned by GoldenTree Multi-Sector Master Fund ICAV—GoldenTree Multi-Sector Master Fund Portfolio A, (xiii) 170,564 Ordinary Shares previously issued, and 116,085 Ordinary Shares issuable upon the exercise of outstanding Warrants, and beneficially owned by GoldenTree V1 Master Fund, L.P., (xiv) 32,365 Ordinary Shares previously issued and beneficially owned by Gresham Multi-Asset Credit Fund, Ltd., (xv) 11,354 Ordinary Shares previously issued and beneficially owned by GT Credit Fund LP, (xvi) 160,381 Ordinary Shares previously issued, and 412,965 Ordinary Shares issuable upon the exercise of outstanding Warrants, and beneficially owned by GT G Distressed Fund 2020 LP, (xvii) 16,023 Ordinary Shares previously issued, and 119,613 Ordinary Shares issuable upon the exercise of outstanding Warrants, and beneficially owned by GT NM, L.P., (xviii) 8,023 Ordinary Shares previously issued, and 25,304 Ordinary Shares issuable upon the exercise of outstanding Warrants, and beneficially owned by Guadalupe Fund, LP, (xix) 11,102 Ordinary Shares previously issued and beneficially owned by Healthcare Employees’ Pension Plan—Manitoba, (xx) 25,803 Ordinary Shares previously issued, and 160,989 Ordinary Shares issuable upon the exercise of outstanding Warrants, and beneficially owned by High Yield And Bank Loan Series Trust, (xxi) 7,550 Ordinary Shares previously issued and beneficially owned by Indiana University Health, Inc., (xxii) 18,315 Ordinary Shares previously issued, and 11,707 Ordinary Shares issuable upon the exercise of outstanding Warrants, and beneficially owned by Louisiana State Employees Retirement System, (xxiii) 14,373 Ordinary Shares previously issued, and 19,710 Ordinary Shares issuable upon the exercise of outstanding Warrants, and beneficially owned by MA Multi-Sector Opportunistic Fund, LP, (xxiv) 74,131 Ordinary Shares previously issued, and 90,700 Ordinary Shares issuable upon the exercise of outstanding Warrants, and beneficially owned by San Bernardino County Employees Retirement Association, (xxv) 2,118 Ordinary Shares previously issued and beneficially owned by Syncora Guarantee Inc., (xxvi) 5,125 Ordinary Shares previously issued and beneficially owned by Tolleson High Yield Credit, LP, (xxvii) 10,408 Ordinary Shares previously issued and beneficially owned by Kapitalforeningen MP Invest High Yield obligationer II and (xxviii) 42,555 Ordinary Shares previously issued and beneficially owned by GoldenVest LLC. Excludes 2,666,986 Ordinary Shares issuable upon the exercise of outstanding Warrants that cannot be exercised due to an exercise blocker provision in the applicable Warrant Agreements (see footnote (2) to this table). Crown Managed Accounts SPC—Crown/GT Segregated Portfolio, FS Credit Income Fund, Ginkgo Tree, LLC, GN3 SIP Limited, GoldenTree Credit Opportunities Master Fund Ltd., GoldenTree Distressed Master Fund III Ltd, Goldentree Distressed Onshore Master Fund III LP, GoldenTree Insurance Fund Series Interests of the SALI Multi-Series Fund, L.P., GoldenTree Master Fund, Ltd., GoldenTree Multi Sector-C LP, GoldenTree Multi-Sector Fund Offshore ERISA, Ltd., GoldenTree Multi-Sector Master Fund ICAV—GoldenTree Multi-Sector Master Fund Portfolio A, GoldenTree V1 Master Fund, L.P., Gresham Multi-Asset Credit Fund, Ltd., GT Credit Fund LP, GT G Distressed Fund 2020 LP, GT NM, L.P., Guadalupe Fund, LP, Healthcare Employees’ Pension Plan—Manitoba, High Yield And Bank Loan Series Trust, Indiana University Health, Inc., Louisiana State Employees Retirement System, MA Multi-Sector Opportunistic Fund, LP, San Bernardino County Employees Retirement Association, Syncora Guarantee Inc., Tolleson High Yield Credit, LP, Kapitalforeningen MP Invest High Yield obligationer II and GoldenVest LLC are collectively referred to as the “GoldenTree Funds.” Investment power over the GoldenTree Funds is held by GoldenTree Asset Management LP (the “GoldenTree Advisor”). The general partner of the GoldenTree Advisor is GoldenTree Asset Management LLC (the “GoldenTree General Partner”). Steven A. Tananbaum is the managing member of the GoldenTree General Partner. The address for the GoldenTree Funds is 300 Park Ave, 21st Floor, New York, New York 10022.

(6)	For purposes of the percentage of Ordinary Shares beneficially owned after the offering, see footnotes (2) and (5) to this table.

(7)

According to information provided by Goldman Sachs Asset Management, L.P., the number of Ordinary Shares beneficially owned prior to the offering consists of 1,118,477 Ordinary Shares previously issued and 33,782 Ordinary Shares issuable upon the exercise of outstanding Warrants, and the number of Ordinary Shares that may be offered hereby consists solely of 30,522 Ordinary Shares previously issued. The number of Ordinary Shares that may be offered hereby consists of (i) 884 Ordinary Shares by Goldman Sachs Institutional Funds PLC—Global High Yield Portfolio II, (ii) 4,759 Ordinary Shares by Goldman Sachs Trust—Goldman Sachs High Yield Fund, (iii) 3,897 Ordinary Shares by Goldman Sachs Funds—Goldman Sachs Global High Yield Portfolio, (iv) 5,710 Ordinary Shares by Goldman Sachs Trust—Goldman Sachs High Yield Floating Rate Fund, (v) 4,135 Ordinary Shares by Goldman Sachs Trust—Goldman Sachs Income Builder Fund, (vi) 2,736 Ordinary Shares by Goldman Sachs Lux Investment Funds—High Yield Floating Rate Portfolio (Lux), (vii) 833 Ordinary Shares by UBS Switzerland AG—Wealth Management—High Yield, (viii) 5,098 Ordinary Shares by SEI Investments Company—Broad Opportunistic Credit, (ix) 770 Ordinary Shares by Sidera Funds SICAV—Global High Yield and (x) 1,700 Ordinary Shares by Factory Mutual Insurance Company. Goldman Sachs Asset Management L.P. serves as the investment manager to each of the GSAM funds and accounts. The Fixed Income Portfolio Management Team of Goldman Sachs Asset Management, L.P. may be deemed to have or to share voting and investment power with respect to the Ordinary Shares held by the GSAM funds and accounts. The address for the foregoing persons is 200 West Street, 3rd Floor, New York, New York 10282.

(8)

According to information provided by Nomura Corporate Research and Asset Management Inc. (“NCRAM”), the number of Ordinary Shares beneficially owned prior to the offering consists solely of 28,966 Ordinary Shares previously issued, and the number of Ordinary Shares that may be offered hereby consists solely of 22,933 Ordinary Shares previously issued. The registered holders of the referenced Ordinary Shares to be registered are the following funds and accounts under the management of NCRAM: Nomura Funds Ireland plc—US High Yield Bond Fund, California Public Employees’ Retirement System, Stichting PGGM Depositary, American Century Investment Trust – NT High Income Fund, The Regents of the University of California, General Dynamics Corporation Group Trust, American Century Investment Trust – High Income Fund, Teachers’ Retirement System of the City of New York, New York City Employees’ Retirement System, Kapitalforeningen MP Invest High yield obligationer V, Mars Associates Retirement Plan, PensionDanmark Pensionforsikringsaktieselskab, The State of Connecticut Acting Through Its treasurer, Kapitalforeningen Industriens Pension Portfolio, High Yield obligationer III, Stichting Bewaarder Syntrus Achmea Global High Yield Pool, New York City Board of Education Retirement System, Barclays Multi-Manager Fund PLC, Best Investment Corporation, Aegon Custody B.V., Montgomery County Employees’ Retirement System, Pensionskasse SBB, New York City Police Pension Fund, Investeringsforeningen Lagernes Invest, L3Harris Pension Master Trust, National Railroad Retirement Investment Trust, Ohio Public Employees Retirement System, PACE High Yield Investments, Stichting Pensioenfonds Hoogovens, Delta Master Trust, Commonwealth of Massachusetts Employees Deferred Compensation Plan, Louisiana State Employees’ Retirement System, Pinnacol Assurance, Suzuka Inka, New York City Fire Department Pension Fund, Northern Multi-Manager High Yield Opportunity Fund, Stichting Mars Pensioenfonds, Nomura Multi Managers Fund II—US High Yield Bond, Blue Cross and Blue Shield Association National Retirement Trust, Government of Guam Retirement Fund and Montgomery County Consolidated Retiree Health Benefits Trust (collectively, the “NCRAM Accounts”). NCRAM is the investment manager or sub-investment manager of the NCRAM Accounts and holds the power to direct investments and/or vote the securities held by the NCRAM Accounts. Nomura Holdings, Inc. is the ultimate parent holding company of NCRAM, which, in its capacity as a parent company, disclaims beneficial ownership of the Ordinary Shares except to the extent of its direct or indirect economic interest in NCRAM. The address for NCRAM is 309 W. 49th St., Worldwide Plaza, New York, New York 10019.

(9)

According to information provided by PFM Multi-Manager Fixed Income Fund, the number of Ordinary Shares beneficially owned prior to the offering consists solely of 76 Ordinary Shares previously issued, and the number of Ordinary Shares that may be offered hereby consists solely of 76 Ordinary Shares previously issued. PFM Multi-Manager Fixed Income Fund is part of the PFM Multi-Manager Series Trust. PFM Asset Management LLC serves as the investment advisor for the PFM Multi-Manager Series Trust. The address for PFM Asset Management LLC is 213 Market Street, Harrisburg, Pennsylvania 17101.

(10)

According to information provided by Sefton Place Advisors, the number of Ordinary Shares beneficially owned prior to the offering consists solely of 151,076 Ordinary Shares previously issued, and the number of Ordinary Shares that may be offered hereby consists solely of 151,076 Ordinary Shares previously issued. Sefton Place Advisors, as the investment adviser of Sefton Place Fund, may be deemed to have voting and investment power over the referenced Ordinary Shares. The address for Sefton Place Fund is c/o Sefton Place Advisors, 25 Green Street, Mayfair, W1K 7AX, London, United Kingdom.

(11)

According to information provided by Stichting Blue Sky Active High Yield Fixed Income USA Fund, the number of Ordinary Shares beneficially owned prior to the offering consists solely of 497 Ordinary Shares previously issued, and the number of Ordinary Shares that may be offered hereby consists solely of 413 Ordinary Shares previously issued. The address for Stichting Blue Sky Active High Yield Fixed Income USA Fund is Prof. E.M. Meijerslaan 1, 1183 AV Amstelveen, The Netherlands.

(12)

According to information provided by Citadel Equity Fund Ltd. (“CEFL”), the number of Ordinary Shares beneficially owned prior to the offering consists of 157,267 Ordinary Shares previously issued and 312,897 Ordinary Shares issuable upon the exercise of outstanding Warrants, and the number of Ordinary Shares that may be offered hereby consists solely of 157,267 Ordinary Shares previously issued. Ordinary Shares are held by CEFL. Citadel Advisors LLC (“Citadel Advisors”) is the portfolio manager of CEFL. Citadel Advisors Holdings LP (“CAH”) is the sole member of Citadel Advisors. Citadel GP LLC (“CGP”) is the general partner of CAH. Kenneth Griffin owns a controlling interest in CGP. Mr. Griffin, as the owner of a controlling interest in CGP, may be deemed to have shared power to vote and/or shared power to dispose of the securities held by the underlying holder. The foregoing should not be construed as an admission that Mr. Griffin or any of the Citadel related entities listed above is the beneficial owner of any securities of Noble other than the securities actually owned by such person (if any). The address for CEFL is 601 Lexington Avenue, New York, New York 10022.

(13)

According to information provided by Brigade Capital Management, LP, the number of Ordinary Shares beneficially owned prior to the offering consists solely of 732,936 Ordinary Shares previously issued, and the number of Ordinary Shares that may be offered hereby consists solely of 523,110 Ordinary Shares previously issued. The number of Ordinary Shares beneficially owned prior to the offering and the number of Ordinary Shares that may be offered hereby consist of (i) 2,744 Ordinary Shares beneficially owned by Big River Group Fund SPC LLC prior to the offering and 2,744 Ordinary Shares that may be offered hereby; (ii) 5,876 Ordinary Shares beneficially owned by Blue Falcon Limited prior to the offering and 3,548 Ordinary Shares that may be offered hereby; (iii) 116,357 Ordinary Shares beneficially owned by Brigade Credit Fund II Ltd. prior to the offering and 116,357 Ordinary Shares that may be offered hereby; (iv) 3,236 Ordinary Shares beneficially owned by Brigade Debt Funding I, Ltd. prior to the offering and 1,935 Ordinary Shares that may be offered hereby; (v) 2,648 Ordinary Shares beneficially owned by Brigade Debt Funding II, Ltd. prior to the offering and 1,584 Ordinary Shares that may be offered hereby; (vi) 2,996 Ordinary Shares beneficially owned by Brigade Diversified Credit CIT prior to the offering and 2,996 Ordinary Shares that may be offered hereby; (vii) 243,383 Ordinary Shares beneficially owned by Brigade Leveraged Capital Structures Fund Ltd. prior to the offering and 145,973 Ordinary Shares that may be offered hereby; (viii) 2,619 Ordinary Shares beneficially owned by City of Phoenix Employees’ Retirement Plan prior to the offering and 2,619 Ordinary Shares that may be offered hereby; (ix) 6,095 Ordinary Shares beneficially owned by Delta Master Trust prior to the offering and 6,095 Ordinary Shares that may be offered hereby; (x) 1,948 Ordinary Shares beneficially owned by FCA Canada Inc. Elected Master Trust prior to the offering and 1,948 Ordinary Shares that may be offered hereby; (xi) 16,032 Ordinary Shares beneficially owned by FedEx Corporation Employees’ Pension Trust prior to the offering and 11,436 Ordinary Shares that may be offered hereby; (xii) 8,127 Ordinary Shares beneficially owned by Future Directions Credit Opportunities Fund prior to the offering and 8,127 Ordinary Shares that may be offered hereby; (xiii) 10,947 Ordinary Shares beneficially owned by Goldman Sachs Trust II—Goldman Sachs Multi-Manager Non-Core Fixed Income Fund prior to the offering and 6,556 Ordinary Shares that may be offered hereby; (xiv) 3,205 Ordinary Shares beneficially owned by JPMorgan Chase Retirement Plan Brigade prior to the offering and 3,205 Ordinary Shares that may be offered hereby; (xv) 26,677 Ordinary Shares beneficially owned by Los Angeles County Employees Retirement Association prior to the offering and 21,615 Ordinary Shares that may be offered hereby; (xvi) 22,818 Ordinary Shares beneficially owned by Mediolanum Best Brands prior to the offering and 22,818 Ordinary Shares that may be offered hereby; (xvii) 3,603 Ordinary Shares beneficially owned by New York City Fire Department Pension Fund, Subchapter Two prior to the offering and 2,157 Ordinary Shares that may be offered hereby; (xviii) 6,857 Ordinary Shares beneficially owned by New York City Police Pension Fund, Subchapter 2 prior to the offering and 4,105 Ordinary Shares that may be offered hereby; (xix) 3,456 Ordinary Shares beneficially owned by Northrop Grumman Pension Master Trust prior to the offering and 3,456 Ordinary Shares that may be offered hereby; (xx) 48,535 Ordinary Shares beneficially owned by Panther BCM LLC prior to the offering and 29,111 Ordinary Shares that may be offered hereby; (xxi) 19,964 Ordinary Shares beneficially owned by SAS Trustee Corporation prior to the offering and 14,306 Ordinary Shares that may be offered hereby; (xxii) 8,212 Ordinary Shares beneficially owned by SC Credit Opportunities Mandate, LLC prior to the offering and 6,702 Ordinary Shares that may be offered hereby; (xxiii) 10,619 Ordinary Shares beneficially owned by SEI Global Master Fund Plc the SEI High Yield Fixed Income Fund prior to the offering and 10,619 Ordinary Shares that may be offered hereby; (xxiv) 24,510 Ordinary Shares beneficially owned by SEI Institutional Investments Trust-High Yield Bond Fund prior to the offering and 24,510 Ordinary Shares that may be offered hereby; (xxv) 1,654 Ordinary Shares beneficially owned by SEI Institutional Managed Trust—Multi-Strategy Alternative Fund prior to the offering and 1,654 Ordinary Shares that may be offered hereby; (xxvi) 15,164 Ordinary Shares beneficially owned by SEI Institutional Managed Trust-High Yield Bond Fund prior to the offering and 15,164 Ordinary Shares that may be offered hereby; (xxvii) 37,281 Ordinary Shares beneficially owned by TCorpIM High Yield Fund prior to the offering and 22,287 Ordinary Shares that may be offered hereby; (xxviii) 12,873 Ordinary Shares beneficially owned by Teachers’ Retirement System of the City of New York prior to the offering and 12,873 Ordinary Shares that may be offered hereby; (xxix) 16,269 Ordinary Shares beneficially owned by The Coca-Cola Company Master Retirement Trust prior to the offering and 12,379 Ordinary Shares that may be offered hereby; (xxx) 4,231 Ordinary Shares beneficially owned by U.S. High Yield Bond Fund prior to the offering and 4,231 Ordinary Shares that may be offered hereby; and (xxxi) 44,000 Ordinary Shares beneficially owned by Brigade Cavalry Fund Ltd. prior to the offering. The address for Brigade Capital Management, LP is 399 Park Avenue, 16th Floor, New York, New York 10022.

(14)

According to information provided by Canyon Capital Advisors LLC (“CCA”), on behalf of the Canyon Funds (as defined below), the number of Ordinary Shares beneficially owned prior to the offering consists of 2,937,983 Ordinary Shares previously issued and 6,211,640 Ordinary Shares issuable upon the exercise of outstanding Warrants, and the number of Ordinary Shares that may be offered hereby consists of 629,176 Ordinary Shares previously issued and 1,200,000 Ordinary Shares issuable upon the exercise of outstanding Warrants. The number of Ordinary Shares beneficially owned prior to the offering consists of (i) 33,529 Ordinary Shares previously issued and held by Canyon-ASP Fund, L.P.; (ii) 43,436 Ordinary Shares previously issued, and 21,891 Ordinary Shares issuable upon the exercise of outstanding Warrants, and held by Canyon Balanced Master Fund, Ltd.; (iii) 12,238 Ordinary Shares previously issued, and 21,582 Ordinary Shares issuable upon the exercise of outstanding Warrants, and held by Canyon Distressed TX (A) LLC; (iv) 66,952 Ordinary Shares previously issued, and 41,204 Ordinary Shares issuable upon the exercise of outstanding Warrants, and held by The Canyon Value Realization Master Fund, L.P.; (v) 13,821 Ordinary Shares previously issued and held by Canyon Blue Credit Investment Fund L.P.; (vi) 13,178 Ordinary Shares previously issued and held by Canyon-EDOF (Master) L.P.; (vii) 6,348 Ordinary Shares previously issued, and 2,770 Ordinary Shares issuable upon the exercise of outstanding Warrants, and held by Canyon-GRF Master Fund II, L.P.; (viii) 33,001 Ordinary Shares previously issued, and 4,522 Ordinary Shares issuable upon the exercise of outstanding Warrants, and held by Canyon NZ-DOF Investing, L.P.; (ix) 3,079 Ordinary Shares previously issued, and 1,464 Ordinary Shares issuable upon the exercise of outstanding Warrants, and held by EP Canyon Ltd.; (x) 29,318 Ordinary Shares previously issued, and 8,271 Ordinary Shares issuable upon the exercise of outstanding Warrants, and held by Canyon Value Realization Fund, L.P.; (xi) 2,490,001 Ordinary Shares previously issued, and 5,526,902 Ordinary Shares issuable upon the exercise of outstanding Warrants, and held by Canyon CZR Holdings LLC; (xii) 193,082 Ordinary Shares previously issued, and 552,199 Ordinary Shares issuable upon the exercise of outstanding Warrants, and held by Canyon Distressed Opportunity Master Fund III, L.P.; and (xiii) 30,835 Ordinary Shares issuable upon the exercise of outstanding Warrants held by Canyon Distressed TX (B) LLC. No Ordinary Shares are being registered or sold hereunder on behalf of Canyon Distressed TX (B) LLC. Certain of the Canyon Funds cannot exercise all Warrants held by them due to the exercise blocker provision in the applicable Warrant Agreements (see footnote (2) to this table). Due to (i) the operation of the exercise blocker and (ii) the number of Ordinary Shares previously issued to, and the number of Ordinary Shares issuable upon the exercise of outstanding Warrants collectively held by, the Canyon Funds and its Attribution Parties as of March 1, 2022, and assuming all Ordinary Shares included by the Canyon Funds in this offering are sold, the Canyon Funds may only exercise 4,234,210 Warrants. Canyon-ASP Fund, L.P., Canyon Balanced Master Fund, Ltd., Canyon Distressed TX (A) LLC, The Canyon Value Realization Master Fund, L.P., Canyon Blue Credit Investment Fund L.P., Canyon-EDOF (Master) L.P., Canyon-GRF Master Fund II, L.P., Canyon NZ-DOF Investing, L.P., EP Canyon Ltd., Canyon Value Realization Fund, L.P., Canyon CZR Holdings LLC, Canyon Distressed Opportunity Master Fund III, L.P. and Canyon Distressed TX (B) LLC are collectively referred to as the “Canyon Funds.” CCA serves as the investment advisor, co-investment advisor or manager of the Canyon Funds. Canyon Partners Real Estate LLC (“CPRE”) serves as the co-investment advisor of Canyon Blue Credit Investment Fund L.P. Mitchell R. Julis and Joshua S. Friedman control entities which own 100% of CCA and CPRE. By virtue of the relationships described in this footnote, the entities and individuals named herein may be deemed to share beneficial ownership of the Ordinary Shares held by the other entities named herein. Each entity and individual named in this footnote expressly disclaims any such beneficial ownership, except to the extent of its individual pecuniary interests therein. The Canyon Funds, CCA and CPRE are each an affiliate of a broker-dealer, but each is not itself a broker-dealer. The securities identified in the table above for the Canyon Funds were acquired in the ordinary course of business and at the time of acquisition, none of the Canyon Funds had an agreement or understanding, directly or indirectly, with any person to distribute the securities. The address for the Canyon Funds is c/o Canyon Capital Advisors LLC, 2728 N. Harwood Street, 2nd Floor, Dallas, Texas 75201.

(15)	For purposes of the percentage of Ordinary Shares beneficially owned after the offering, see footnotes (2) and (14) to this table.

(16)

According to information provided by King Street Capital Management, L.P. (“KSCM”), the number of Ordinary Shares beneficially owned prior to the offering consists of 1,691,295 Ordinary Shares previously issued and 465,495 Ordinary Shares issuable upon the exercise of outstanding Warrants, and the number of Ordinary Shares that may be offered hereby consists solely of 1,502,868 Ordinary Shares previously issued. The number of Ordinary Shares beneficially owned prior to the offering consists of (i) 1,550,945 Ordinary Shares previously issued and beneficially owned prior to the offering by Sage Meridian, L.L.C., (ii) 66,665 Ordinary Shares previously issued, and 187,923 Ordinary Shares issuable upon the exercise of outstanding Warrants, and beneficially owned prior to the offering by King Street Capital, L.P. and (iii) 73,685 Ordinary Shares previously issued, and 277,572 Ordinary Shares issuable upon the exercise of outstanding Warrants, and beneficially owned prior to the offering by King Street Capital Master Fund, Ltd. KSCM, as manager or investment manager of the aforementioned entities, may be deemed to be the beneficial owner of the Ordinary Shares. The general partner of KSCM is King Street Capital Management GP, L.L.C. (“KSCM GP”). Brian J. Higgins is the managing member of KSCM GP. The Ordinary Shares that may be deemed to be beneficially owned by KSCM may be deemed to be beneficially owned by KSCM GP and Mr. Higgins by virtue of their relationship with KSCM. The address for KSCM is 299 Park Avenue, 40th Floor, New York, New York 10171.

(17)

According to information provided by Avenue Capital Management II, L.P. and Avenue Europe International Management, L.P. (the “Avenue Investment Managers”), the number of Ordinary Shares beneficially owned prior to the offering consists solely of 1,649,132 Ordinary Shares previously issued, and the number of Ordinary Shares that may be offered hereby consists solely of 1,649,132 Ordinary Shares previously issued. The number of Ordinary Shares beneficially owned prior to the offering consists of (i) 274,170 Ordinary Shares beneficially owned by Avenue Energy Opportunities Fund II, L.P., (ii) 1,089,729 Ordinary Shares beneficially owned by Avenue Energy Opportunities Fund II AIV, L.P, (iii) 159,897 Ordinary Shares beneficially owned by Avenue Energy Opportunities Fund, L.P, (iv) 18,799 Ordinary Shares beneficially owned by Avenue Europe Opportunities Master Fund, L.P., (v) 3,461 Ordinary Shares beneficially owned by Avenue PPF Opportunities Fund, L.P., (vi) 13,761 Ordinary Shares beneficially owned by Avenue-ASRS Opportunities Fund, L.P., (vii) 17,455 Ordinary Shares beneficially owned by Avenue Europe Special Situations Fund III (Euro), L.P., (viii) 59,737 Ordinary Shares beneficially owned by Avenue Europe Special Situations Fund III (U.S.), L.P., (ix) 11,432 Ordinary Shares beneficially owned by Avenue Special Opportunities Fund II, L.P. and (x) 691 Ordinary Shares beneficially owned by Avenue Strategic Opportunities Fund, L.P. Avenue Capital Management II, L.P. and Avenue Europe International Management, L.P. serve as the investment managers to each of the foregoing Avenue funds and accounts. The Avenue Investment Managers may be deemed to have or to share voting and investment power with respect to the Ordinary Shares held by the foregoing Avenue funds and accounts. Avenue Capital Management II GenPar, LLC is the general partner of Avenue Capital Management II, L.P. Avenue Europe International Management GenPar, LLC is the general partner of Avenue Europe International Management, L.P. Marc Lasry is the managing member of each of Avenue Capital Management II GenPar, LLC and Avenue Europe International Management GenPar, LLC. Mr. Lasry may be deemed to be the indirect beneficial owner of the securities reported by the foregoing Avenue funds and accounts by reason of his ability to direct the vote and/or disposition of such securities, and his pecuniary interest in such shares (within the meaning of Rule 16a-1(a)(2) under the Exchange Act) is a fractional interest in such amount. The address for the foregoing persons is 11 West 42nd Street, 9th Floor, New York, New York 10036.

(18)

According to information provided by Hayfin Capital Management LLP, the number of Ordinary Shares beneficially owned prior to the offering consists solely of 1,385,770 Ordinary Shares previously issued, and the number of Ordinary Shares that may be offered hereby consists solely of 1,385,770 Ordinary Shares previously issued. The number of Ordinary Shares that may be offered hereby consists of (i) 1,040,674 Ordinary Shares owned by Hayfin Direct Lending Fund II LP, (ii) 78,697 Ordinary Shares owned by Hayfin Onyx LP, (iii) 98,404 Ordinary Shares owned by Hayfin Opal III LP, (iv) 57,699 Ordinary Shares owned by Hayfin PT LP, (v) 78,818 Ordinary Shares owned by Hayfin Rest LP and (vi) 31,478 Ordinary Shares owned by Hayfin Topaz LP. The address for Hayfin Capital Management LLP is One Eagle Place, London, SW1Y 6AF United Kingdom.

(19)

According to information provided by Whitebox Advisors LLC, the number of Ordinary Shares beneficially owned prior to the offering consists solely of 1,138,049 Ordinary Shares previously issued, and the number of Ordinary Shares that may be offered hereby consists solely of 1,138,049 Ordinary Shares previously issued. The number of Ordinary Shares owned prior to the offering and the number of Ordinary Shares that may be offered hereby consist of (i) 175,787 Ordinary Shares beneficially owned by Whitebox Caja Blanca Fund, LP (“Caja”); (ii) 118,768 Ordinary Shares beneficially owned by Whitebox Relative Value Partners, LP (“Relative Value”); (iii) 35,989 Ordinary Shares beneficially owned by Whitebox Credit Partners, LP (“Credit”); (iv) 30,588 Ordinary Shares beneficially owned by Whitebox GT Fund, LP (“GT”); (v) 631,015 Ordinary Shares beneficially owned by Whitebox Multi-Strategy Partners, LP (“Multi”); and (vi) 145,902 Ordinary Shares beneficially owned by Pandora Select Partners, LP (“Pandora” and together with Caja, Relative Value, Credit, GT and Multi, the “Whitebox Funds”). Whitebox Advisors LLC is the investment manager of the Whitebox Funds and holds voting and dispositive power over the shares. The address for Whitebox Advisors LLC is 3033 Excelsior Boulevard, Suite 500, Minneapolis, Minnesota 55416.

(20)

According to information provided by Ansonia Holdings Singapore B.V., the number of Ordinary Shares beneficially owned prior to the offering consists solely of 148,955 Ordinary Shares previously issued, and the number of Ordinary Shares that may be offered hereby consists solely of 148,955 Ordinary Shares previously issued. The address for Ansonia Holdings Singapore B.V. is 1 Temasek Avenue, #37-02A, Millenia Tower, Singapore, 039192.

(21)

According to information provided by The Baupost Group, L.L.C. (“Baupost”), the number of Ordinary Shares beneficially owned prior to the offering consists solely of 104,928 Ordinary Shares previously issued, and the number of Ordinary Shares that may be offered hereby consists solely of 104,928 Ordinary Shares previously issued. Baupost is a registered investment adviser and acts as the investment adviser and general partner to certain private investment limited partnerships on whose behalf these Ordinary Shares were indirectly purchased. Baupost Group GP, L.L.C. (“Baupost GP”), as the manager of Baupost, and Seth A. Klarman (“Mr. Klarman”), as the sole managing member of Baupost GP and a controlling person of Baupost, may be deemed to have beneficial ownership of the Ordinary Shares beneficially owned by Baupost. Baupost GP and Mr. Klarman disclaim beneficial ownership of the Ordinary Shares except to the extent of their pecuniary interest therein, if any. The address for Baupost, Baupost GP and Mr. Klarman is 10 St. James Ave., Suite 1700, Boston, Massachusetts 02116.

(22)

According to information provided by the Dupont Pension Trust, the number of Ordinary Shares beneficially owned prior to the offering consists solely of 7,443 Ordinary Shares previously issued, and the number of Ordinary Shares that may be offered hereby consists solely of 7,443 Ordinary Shares previously issued. The address for the Dupont Pension Trust is Chestnut Run Plaza Building, C735-1 974 Centre Road Wilmington, Delaware 19805.

(23)

According to information provided by Elcano High Yield Opportunities SIL SA, the number of Ordinary Shares beneficially owned prior to the offering consists solely of 21,919 Ordinary Shares previously issued, and the number of Ordinary Shares that may be offered hereby consists solely of 20,381 Ordinary Shares previously issued. The address for Elcano High Yield Opportunities SIL SA is C/Serrano 37, Madrid (28001), Spain.

(24)

According to information provided by Intermarket Corporation, the number of Ordinary Shares beneficially owned prior to the offering consists solely of 225,911 Ordinary Shares previously issued, and the number of Ordinary Shares that may be offered hereby consists solely of 225,911 Ordinary Shares previously issued. The number of Ordinary Shares beneficially owned prior to the offering and the number of Ordinary Shares that may be offered hereby consist of (i) 94,891 Ordinary Shares beneficially owned by Fernwood Associates LLC, (ii) 20,323 Ordinary Shares beneficially owned by Fernwood Foundation Fund LLC and (iii) 110,697 Ordinary Shares beneficially owned by Fernwood Restructurings Limited. The address for Intermarket Corporation is 888 Seventh Avenue, 27th Floor, New York, New York 10106.

(25)

According to information provided by Gramercy EM Credit Total Return Fund, the number of Ordinary Shares beneficially owned prior to the offering consists solely of 2,611 Ordinary Shares previously issued, and the number of Ordinary Shares that may be offered hereby consists solely of 2,611 Ordinary Shares previously issued. The address for Gramercy EM Credit Total Return Fund is 20 Dayton Ave, Greenwich, Connecticut 06830.

(26)

According to information provided by HAL Investments B.V., the number of Ordinary Shares beneficially owned prior to the offering consists solely of 218,502 Ordinary Shares previously issued, and the number of Ordinary Shares that may be offered hereby consists solely of 48,403 Ordinary Shares previously issued. The address for HAL Investments B.V. is Weena 696, Rotterdam, the Netherlands.

(27)

According to information provided by IPConcept (Luxemburg) S.A. (“IPConcept”) on behalf of Seahawk Equity Long Short Fund (“Seahawk”), the number of Ordinary Shares beneficially owned prior to the offering consists solely of 6,442 Ordinary Shares previously issued, and the number of Ordinary Shares that may be offered hereby consists solely of 1,942 Ordinary Shares previously issued. Such Ordinary Shares are beneficially owned by IPConcept on behalf of Seahawk. The address for IPConcept is 4 Rue Thomas Edison, Strassen 1445, Luxembourg.

(28)

According to information provided by KL Special Opportunities Master Fund LTD, the number of Ordinary Shares beneficially owned prior to the offering consists solely of 904,212 Ordinary Shares previously issued, and the number of Ordinary Shares that may be offered hereby consists solely of 710,447 Ordinary Shares previously issued. The address for KL Special Opportunities Master Fund LTD is c/o Kite Lake Capital Management (UK) LLP, One Knightsbridge Green, London, SWIX 7QA.

(29)

According to information provided by Natwest Group Pension Fund, the number of Ordinary Shares beneficially owned prior to the offering consists solely of 30,882 Ordinary Shares previously issued, and the number of Ordinary Shares that may be offered hereby consists solely of 30,882 Ordinary Shares previously issued. The address for Natwest Group Pension Fund is 250 Bishopsgate, London EC2m 4AA, United Kingdom.

(30)

According to information provided by Toluma AS, the number of Ordinary Shares beneficially owned prior to the offering consists solely of 3,883 Ordinary Shares previously issued, and the number of Ordinary Shares that may be offered hereby consists solely of 3,883 Ordinary Shares previously issued. The address for Toluma AS is Strandveien 20, NO-1366 Lysaker, Norway.

(31)

According to information provided by Toluma Kreditt AS, the number of Ordinary Shares beneficially owned prior to the offering consists solely of 5,825 Ordinary Shares previously issued, and the number of Ordinary Shares that may be offered hereby consists solely of 5,825 Ordinary Shares previously issued. The address for Toluma Kreditt AS is Strandveien 20, NO-1366 Lysaker, Norway.

(32)

According to information provided by Skips AS Tudor, the number of Ordinary Shares beneficially owned prior to the offering consists solely of 5,825 Ordinary Shares previously issued, and the number of Ordinary Shares that may be offered hereby consists solely of 5,825 Ordinary Shares previously issued. The address for Skips AS Tudor is Strandveien 20, NO-1366 Lysaker, Norway.

(33)

According to information provided by ID-Sparinvest Denmark, Filial af Sparinvest S.A., Luxembourg (“ID-Sparinvest”), the number of Ordinary Shares beneficially owned prior to the offering consists solely of 14,654 Ordinary Shares previously issued, and the number of Ordinary Shares that may be offered hereby consists solely of 14,654 Ordinary Shares previously issued. The number of Ordinary Shares that may be offered hereby consists of (i) 10,096 Ordinary Shares beneficially owned by Sparinvest Virksomhedsobligationer HY KL and (ii) 4,558 Ordinary Shares beneficially owned by Sparinvest Virksomhedsobligationer HY Kort KL. The address for ID-Sparinvest is Sparinvest, Normansvej 1, DK-8920 Randers NV, Denmark.

(34)

According to information provided by Sparinvest S.A.—Luxembourg (“Sparinvest S.A.”), the number of Ordinary Shares beneficially owned prior to the offering consists solely of 28,054 Ordinary Shares previously issued, and the number of Ordinary Shares that may be offered hereby consists solely of 28,054 Ordinary Shares previously issued. The number of Ordinary Shares that may be offered hereby consists of (i) 17,958 Ordinary Shares beneficially owned by Sparinvest Pool High Yield Bonds A and (ii) 10,096 Ordinary Shares beneficially owned by Sparinvest Pool Short Dated High Yield A. The address for Sparinvest S.A. is Sparinvest S.A, 28 Boulevard Royal, L-2449 Luxembourg, Luxembourg.

(35)

According to information provided by Oceanic Hedge Fund, the number of Ordinary Shares beneficially owned prior to the offering consists solely of 42,716 Ordinary Shares previously issued, and the number of Ordinary Shares that may be offered hereby consists solely of 42,716 Ordinary Shares previously issued. The address for Oceanic Hedge Fund is 3rd Floor, St Georges Court, Upper Church Street, Douglas, Isle of Man, IM1 1EE, United Kingdom.

(36)

According to information provided by B. Stokset, the number of Ordinary Shares beneficially owned prior to the offering consists solely of 3,884 Ordinary Shares previously issued, and the number of Ordinary Shares that may be offered hereby consists solely of 3,884 Ordinary Shares previously issued.

(37)	According to information provided by Kempen Umbrella Fund II N.V. Phoenix Fund, the number of Ordinary Shares beneficially owned prior to the offering consists solely of 53,544 Ordinary Shares previously issued, and the number of Ordinary Shares that may be offered hereby consists solely of 53,544 Ordinary Shares previously issued. The address for Kempen Umbrella Fund II N.V. Phoenix Fund is Beethovenstraat 300, 1077 WZ, Amsterdam, North Holland, Netherlands.

(38)

According to information provided by Van Lanschot Kempen N.V., the number of Ordinary Shares beneficially owned prior to the offering consists solely of 97,636 Ordinary Shares previously issued, and the number of Ordinary Shares that may be offered hereby consists solely of 97,636 Ordinary Shares previously issued. The address for Van Lanschot Kempen N.V. is Hooge Steenweg 29, 5211 JN’s-Hertogenbosch, Netherlands.

(39)

According to information provided by Fidelity Management & Research Company LLC, the number of Ordinary Shares beneficially owned prior to the offering consists of 49,250 Ordinary Shares previously issued and 248,778 Ordinary Shares issuable upon the exercise of outstanding Warrants, and the number of Ordinary Shares that may be offered hereby consists solely of 18,659 Ordinary Shares previously issued. The number of Ordinary Shares beneficially owned prior to the offering and the number of Ordinary Shares that may be offered hereby consist of (i) 4,947 Ordinary Shares beneficially owned prior to the offering by Fidelity Canadian Balanced Fund and 231 Ordinary Shares that may be offered hereby, (ii) 38,221 Ordinary Shares beneficially owned prior to the offering by Fidelity American High Yield Fund and 788 Ordinary Shares that may be offered hereby, (iii) 3,360 Ordinary Shares beneficially owned prior to the offering by Fidelity U.S. High Yield Institutional Trust, (iv) 4,662 Ordinary Shares beneficially owned prior to the offering by Custody Bank of Japan, Ltd. Re: Fidelity Strategic Income Fund (Mother) and 145 Ordinary Shares that may be offered hereby, (v) 1,404 Ordinary Shares beneficially owned prior to the offering by Fidelity Summer Street Trust: Fidelity Global High Income Fund and 58 Ordinary Shares that may be offered hereby, (vi) 487 Ordinary Shares beneficially owned prior to the offering by FMR Capital, Inc. High Income 1 Pilot Portfolio - Portfolio Number 5028, (vii) 599 Ordinary Shares beneficially owned prior to the offering by FMR Capital, Inc. High Income 2 Pilot Portfolio - Portfolio Number 5559, (viii) 61,772 Ordinary Shares beneficially owned prior to the offering by Fidelity Central Investment Portfolios LLC: Fidelity High Income Central Fund and 1,017 Ordinary Shares that may be offered hereby, (ix) 167,104 Ordinary Shares beneficially owned prior to the offering by Master Trust Bank of Japan Ltd. Re: Fidelity US High Yield Mother Fund and 3,588 Ordinary Shares that may be offered hereby, (x) 2,689 Ordinary Shares beneficially owned prior to the offering by Custody Bank of Japan, Ltd. Re: Fidelity High Yield Bond Open Mother Fund and 49 Ordinary Shares that may be offered hereby, (xi) 4,432 Ordinary Shares beneficially owned prior to the offering by Fidelity Contrafund: Fidelity Advisor New Insights Fund and 4,432 Ordinary Shares that may be offered hereby, (xii) 251 Ordinary Shares beneficially owned prior to the offering by Fidelity U.S. All Cap Fund and 251 Ordinary Shares that may be offered hereby, (xiii) 2,887 Ordinary Shares beneficially owned prior to the offering by Fidelity Concord Street Trust: Fidelity Mid-Cap Stock Fund and 2,887 Ordinary Shares that may be offered hereby, (xiv) 146 Ordinary Shares beneficially owned prior to the offering by Fidelity Mid-Cap Stock Commingled Pool and 146 Ordinary Shares that may be offered hereby, (xv) 68 Ordinary Shares beneficially owned prior to the offering by Fidelity Concord Street Trust: Fidelity Mid-Cap Stock K6 Fund and 68 Ordinary Shares that may be offered hereby, (xvi) 1,334 Ordinary Shares beneficially owned prior to the offering by Fidelity Mt. Vernon Street Trust: Fidelity New Millennium Fund and 1,334 Ordinary Shares that may be offered hereby, (xvii) 1,410 Ordinary Shares beneficially owned prior to the offering by Fidelity Advisor Series I: Fidelity Advisor High Income Advantage Fund and 1,410 Ordinary Shares that may be offered hereby and (xviii) 2,255 Ordinary Shares beneficially owned prior to the offering by Fidelity Funds SICAV / Fidelity Funds—US High Yield and 2,255 Ordinary Shares that may be offered hereby. These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company LLC (“FMR Co LLC”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company LLC carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The principal business address of FMR LLC is 245 Summer Street, V13H, Boston, Massachusetts 02110.

(40)

According to information provided by Invesco Senior Secured Management, Inc., the number of Ordinary Shares beneficially owned prior to the offering consists solely of 15,074 Ordinary Shares previously issued, and the number of Ordinary Shares that may be offered hereby consists solely of 15,074 Ordinary Shares previously issued. The number of Ordinary Shares beneficially owned prior to the offering and the number of Ordinary Shares that may be offered hereby consist of (i) 306 Ordinary Shares owned by BOC Pension Investment Fund, (ii) 286 Ordinary Shares owned by Invesco Floating Rate Income Fund, (iii) 929 Ordinary Shares owned by Invesco Senior Loan Fund, (iv) 10,402 Ordinary Shares owned by Invesco Zodiac Funds Invesco US Senior Loan Fund, (v) 248 Ordinary Shares owned by Sentry Insurance a Mutual Company, (vi) 1,528 Ordinary Shares owned by Invesco Dynamic Credit Opportunities Fund and (vii) 1,375 Ordinary Shares owned by Invesco Senior Income Trust. The address for Invesco Senior Secured Management, Inc. is 225 Liberty Street, New York, New York 10281.

(41)

According to information provided by M. Brunello, the number of Ordinary Shares beneficially owned prior to the offering consists solely of 186 Ordinary Shares previously issued, and the number of Ordinary Shares that may be offered hereby consists solely of 186 Ordinary Shares previously issued.

(42)

According to information provided by Thomas Kikis, the number of Ordinary Shares beneficially owned prior to the offering consists solely of 15,533 Ordinary Shares previously issued, and the number of Ordinary Shares that may be offered hereby consists solely of 15,533 Ordinary Shares previously issued.

(43)

According to information provided by Kikis Family Holdings, LLC, the number of Ordinary Shares beneficially owned prior to the offering consists solely of 3,883 Ordinary Shares previously issued, and the number of Ordinary Shares that may be offered hereby consists solely of 3,883 Ordinary Shares previously issued.

(44)

According to information provided by Oslo Asset Management Fund PLC/OAM Absolute Return Fund (“Oslo”), the number of Ordinary Shares beneficially owned prior to the offering consists solely of 322,343 Ordinary Shares previously issued, and the number of Ordinary Shares that may be offered hereby consists solely of 320,343 Ordinary Shares previously issued. The address for Oslo is Henrik Ibsens Gate 20, 0255 Oslo, Norway.

(45)

According to information provided by Thrivent High Yield Fund, the number of Ordinary Shares beneficially owned prior to the offering consists solely of 60,046 Ordinary Shares previously issued, and the number of Ordinary Shares that may be offered hereby consists solely of 40,320 Ordinary Shares previously issued. The address for Thrivent High Yield Fund is 901 Marquette Avenue, Suite 2500, Minneapolis, Minnesota 55402.

(46)

According to information provided by Thrivent High Yield Portfolio, the number of Ordinary Shares beneficially owned prior to the offering consists solely of 67,479 Ordinary Shares previously issued, and the number of Ordinary Shares that may be offered hereby consists solely of 44,783 Ordinary Shares previously issued. The address for Thrivent High Yield Portfolio is 901 Marquette Avenue, Suite 2500, Minneapolis, Minnesota 55402.

(47)

According to information provided by P.E. Baardsen, the number of Ordinary Shares beneficially owned prior to the offering consists solely of 16,055 Ordinary Shares previously issued, and the number of Ordinary Shares that may be offered hereby consists solely of 16,055 Ordinary Shares previously issued.

(48)

According to information provided by M. Serdarevic, the number of Ordinary Shares beneficially owned prior to the offering consists solely of 752 Ordinary Shares previously issued, and the number of Ordinary Shares that may be offered hereby consists solely of 752 Ordinary Shares previously issued.

(49)

According to information provided by Employees Retirement System of Texas, the number of Ordinary Shares beneficially owned prior to the offering consists solely of 926,067 Ordinary Shares previously issued, and the number of Ordinary Shares that may be offered hereby consists solely of 410,925 Ordinary Shares previously issued. The address for Employees Retirement System of Texas is P.O. Box 13207, Austin, Texas 78711.

(50)

According to information provided by Sunrise Partners Limited Partnership, the number of Ordinary Shares beneficially owned prior to the offering consists solely of 260,657 Ordinary Shares previously issued, and the number of Ordinary Shares that may be offered hereby consists solely of 207,818 Ordinary Shares previously issued. Paloma Partners Management Company (“PPMC”) is a general partner and the investment adviser to Sunrise Partners Limited Partnership. S. Donald Sussman controls PPMC and Thomas Einhorn is a portfolio manager for PPMC with respect to the Ordinary Shares held by Sunrise Partners Limited Partnership, and therefore they have shared voting and investment power over such securities. Each of Mr. Sussman and Mr. Einhorn disclaims beneficial ownership of such securities except to the extent of his pecuniary interests therein, if any. The address for Sunrise Partners Limited Partnership is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(51)

According to information provided by ValueWorks Limited Partners, LP, the number of Ordinary Shares beneficially owned prior to the offering consists solely of 155,330 Ordinary Shares previously issued, and the number of Ordinary Shares that may be offered hereby consists solely of 155,330 Ordinary Shares previously issued. The address for ValueWorks Limited Partners, LP is One World Trade Center, Suite 84-G, New York, New York 10007.

(52)

According to information provided by I. Namdar, the number of Ordinary Shares beneficially owned prior to the offering consists solely of 164,376 Ordinary Shares previously issued, and the number of Ordinary Shares that may be offered hereby consists solely of 164,376 Ordinary Shares previously issued.

(53)

According to information provided by Sjavarsyn ehf., the number of Ordinary Shares beneficially owned prior to the offering consists solely of 11,075 Ordinary Shares previously issued, and the number of Ordinary Shares that may be offered hereby consists solely of 11,075 Ordinary Shares previously issued. The address for Sjavarsyn ehf. is Aegisida 78, IS-107 Reykjavik, Iceland.

(54)

According to information provided by Shenkman Capital Management, Inc. (“Shenkman”), the number of Ordinary Shares beneficially owned prior to the offering consists solely of 73,292 Ordinary Shares previously issued, and the number of Ordinary Shares that may be offered hereby consists solely of 73,292 Ordinary Shares previously issued. The number of Ordinary Shares beneficially owned prior to the offering and the number of Ordinary Shares that may be offered hereby consist of (i) 47,662 Ordinary Shares beneficially owned by the PNC Financial Services Group, Inc. Pension Plan and (ii) 25,630 Ordinary Shares beneficially owned by P SCM Energy HY Ltd. Shenkman, as investment manager, investment adviser or sub-adviser of the aforementioned entities, may be deemed to be the beneficial owner of the Ordinary Shares held by these selling shareholders. The Ordinary Shares that may be deemed to be beneficially owned by Shenkman may be deemed to be beneficially owned by Mark R. Shenkman by virtue of his relationship with Shenkman. The foregoing should not be construed as an admission that Mr. Shenkman or any of the entities listed above is the beneficial owner of any Ordinary Shares other than the securities actually owned by such person (if any). The address for Shenkman is 461 Fifth Avenue, 22nd Floor, New York, New York 10017.

(55)

According to information provided by Palmer Square Capital Special Situations Fund LP, the number of Ordinary Shares beneficially owned prior to the offering consists solely of 484 Ordinary Shares previously issued, and the number of Ordinary Shares that may be offered hereby consists solely of 484 Ordinary Shares previously issued. The address for Palmer Square Capital Special Situations Fund LP is 1900 Shawnee Mission Pkwy, Ste. 315, Mission Woods, Kansas 66205.

(56)

According to information provided by Highmark Long/Short Credit 4 Fund, the number of Ordinary Shares beneficially owned prior to the offering consists solely of 6,062 Ordinary Shares previously issued, and the number of Ordinary Shares that may be offered hereby consists solely of 6,062 Ordinary Shares previously issued. The address for Highmark Long/Short Credit 4 Fund is Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

(57)

According to information provided by Credit Suisse Securities (USA) LLC, the number of Ordinary Shares beneficially owned prior to the offering consists solely of 8,053 Ordinary Shares previously issued, and the number of Ordinary Shares that may be offered hereby consists solely of 8,053 Ordinary Shares previously issued. Such Ordinary Shares were issued to Credit Suisse Securities (USA) LLC pursuant to the Pacific Drilling Merger Agreement. The address for Credit Suisse Securities (USA) LLC is 11 Madison Avenue, New York, New York 10010.

(58)

According to information provided by AB Stena Finans, the number of Ordinary Shares beneficially owned prior to the offering consists solely of 9,708 Ordinary Shares previously issued, and the number of Ordinary Shares that may be offered hereby consists solely of 9,708 Ordinary Shares previously issued. The address for AB Stena Finans is 405 19 Gothenburg, Sweden.

(59)

According to information provided by Northlight European Fundamental Credit Master Fund, the number of Ordinary Shares beneficially owned prior to the offering consists solely of 32,812 Ordinary Shares previously issued, and the number of Ordinary Shares that may be offered hereby consists solely of 32,812 Ordinary Shares previously issued. The address for Northlight European Fundamental Credit Master Fund is 33 Glasshouse St, London, W1B 5DG, United Kingdom.

DESCRIPTION OF CAPITAL STOCK

The following is a description of our capital stock and related provisions of Noble’s Amended and Restated Articles of Association (the “Articles”) and Amended and Restated Memorandum of Association (the “Memorandum”), the Emergence Warrant Agreements (as defined herein) and the Penny Warrant Agreement. This description is only a summary and does not purport to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the Articles, the Memorandum, the Emergence Warrant Agreements and the Penny Warrant Agreement, each of which is filed as an exhibit to the registration statement of which this prospectus forms a part, and the applicable provisions of Cayman Islands law. In the following description, a “shareholder” is a holder of Ordinary Shares.

As of March 28, 2022, there were 63,092,165 Ordinary Shares outstanding and 5,263,182 Penny Warrants issued and outstanding. In addition, as of March 28, 2022, 6,272,963 Tranche 1 Warrants, 8,317,842 Tranche 2 Warrants and 2,777,980 Tranche 3 Warrants (as defined herein) were outstanding and exercisable.

At the Maersk Drilling Merger Effective Time, subject to the terms and conditions set forth in the Business Combination Agreement, (i) each Ordinary Share issued and outstanding immediately prior to the Maersk Drilling Merger Effective Time will be converted into one newly and validly issued, fully paid and non-assessable Topco Share, (ii) each Penny Warrant outstanding immediately prior to the Maersk Drilling Merger Effective Time will cease to represent the right to acquire Ordinary Shares and will be automatically cancelled, converted into and exchanged for a number of Topco Shares equal to the number of Ordinary Shares underlying such Penny Warrant, rounded to the nearest whole share, and (iii) each Emergence Warrant outstanding immediately prior to the Maersk Drilling Merger Effective Time will be converted automatically into a Topco Warrant. For additional information, see “Prospectus Summary—Business Combination with Maersk Drilling.”

Ordinary Shares

Authorized Share Capital

Pursuant to the Memorandum, the share capital of Noble is $6,000 divided into 500,000,000 ordinary shares of a par value of $0.00001 each and 100,000,000 shares of a par value of $0.00001 each, each of such class or classes having the rights as the Board may determine from time to time.

Voting

The holders of Ordinary Shares will be entitled to one vote per share. The Articles do not provide for cumulative voting.

There are no limitations imposed by Cayman Islands law or the Articles on the right of nonresident shareholders to hold or vote their Ordinary Shares.

All or any of the rights attached to any class of shares (unless otherwise provided by the terms of issue of the shares of that class) may be varied only with the consent in writing of the holders of not less than two thirds of the issued shares of that class, or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Under Cayman Islands law, some matters, like altering the Memorandum or the Articles, changing the name of Noble, voluntarily winding up Noble or resolving to be registered by way of continuation in a jurisdiction outside the Cayman Islands, require the approval of shareholders by a special resolution. A special resolution is a resolution passed by the holders of at least two thirds of the shares voted at a general meeting or approved in writing by all shareholders of Noble entitled to vote at a general meeting of Noble.

Quorum for General Meetings

The presence of shareholders who, present in person (which, in the case of a corporate shareholder shall include being present by a representative) or by proxy, together represent at least the majority of the total voting rights of all the shareholders entitled to vote in relation to the meeting. The matters set forth below require the presence of at least two thirds of the total voting rights of all the shareholders entitled to vote in relation to the meeting:

•	the adoption by Noble of a resolution to remove a director; or

•	the adoption by Noble of a resolution to amend, vary, suspend the operation of, disapply or cancel:

•	Articles 21.1, 21.2 and 21.11, which relate to the convening of, and proceedings and procedures at, general meetings;

•	Article 26, which relates to the number and qualifications of the directors of Noble;

•	Article 28, which relates to the appointment and removal of directors of Noble;

•	Article 29, which relates to vacancies on the Board; or

•	Article 48, which relates to transactions with Interested Shareholders (as defined in the Articles).

The shareholders present at a duly constituted general meeting may continue to transact business until adjournment, despite the withdrawal of shareholders that leaves less than a quorum.

Dividend Rights

Subject to any rights and restrictions of any other class or series of shares, the Board may, from time to time, declare dividends on the shares issued and authorize payment of the dividends out of Noble’s lawfully available funds. The Board may declare that any dividend be paid wholly or partly by the distribution of shares of Noble or specific assets.

Although Noble does not expect to pay periodic cash dividends on Ordinary Shares in the foreseeable future, any future declaration and payment of dividends by Noble would be:

•	dependent upon its results of operations, financial condition, cash requirements and other relevant factors;

•	subject to the discretion of the Board;

•	subject to restrictions contained in debt instruments; and

•	payable only out of its accumulated profits or its share premium account in accordance with Cayman Islands law.

The share premium account is the excess of the purchase price for shares issued over the nominal or par value of those shares.

Rights Upon Liquidation

Upon the liquidation of Noble, after creditors of Noble have been paid in full and the full amounts that holders of any issued shares ranking senior to the Ordinary Shares as to distribution on liquidation or winding up are entitled to receive have been paid or set aside for payment, the holders of Ordinary Shares are entitled to receive, pro rata, any remaining assets of Noble available for distribution. The liquidator may deduct from the amount payable in respect of those Ordinary Shares any liabilities the holder has to or with Noble.

No Sinking Fund

The Ordinary Shares have no sinking fund provisions.

No Liability for Further Calls or Assessments

The Ordinary Shares are duly and validly issued, fully paid and nonassessable.

No Preemptive Rights

Holders of Ordinary Shares will have no preemptive or preferential right to purchase any securities of Noble.

Redemption and Conversion

The Ordinary Shares will not be convertible into shares of any other class or series or be subject to redemption either by Noble or the holder of the shares unless the manner of redemption has been determined, by a special resolution of the shareholders, before the issue of such Ordinary Shares.

Repurchase

Under the Articles, Noble may purchase any issued Ordinary Shares in the circumstances and on the terms as are agreed by Noble and the holder of the shares whether or not Noble has made a similar offer to all or any other of the holders of Ordinary Shares.

Restrictions on Transfer

Subject to the rules of the NYSE and any other stock exchange on which the Ordinary Shares may be listed, the Board may, in its absolute discretion and without assigning any reason, decline to register any transfer of shares.

Other Classes or Series of Shares

The Board may from time to time authorize by means of a board resolution the issuance of preferred shares in one or more series of preferred shares, and in the resolution or resolutions providing for the issue of such shares, the Board is expressly authorized to fix for each such series the number of shares which shall constitute such series, voting power, full or limited, or no voting power, and designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof. Such a “blank check” preferred share provision could have certain “anti-takeover” effects. See “—Anti-Takeover Provisions.”

Compulsory Acquisition of Shares Held by Minority Holders

An acquiring party is generally able to acquire compulsorily the Ordinary Shares of minority holders in one of two ways:

•

By a procedure under the Cayman Islands Companies Act (the “Companies Act”), known as a “scheme of arrangement.” A scheme of arrangement is made by obtaining the consent of the Cayman Islands company, the consent of the court and approval of the arrangement by holders of Ordinary Shares (1) representing a majority in number of the shareholders present at the meeting held to consider the arrangement and (2) holding at least 75% of all the issued Ordinary Shares other than those held by the acquiring party, if any. If a scheme of arrangement receives all necessary consents and approvals, all holders of ordinary shares of a company would be compelled to sell their shares under the terms of the scheme of arrangement.

•

By acquiring pursuant to a tender offer 90% of the Ordinary Shares not already owned by the acquiring party (the “offeror”). If an offeror has, within four months after the making of an offer for all the Ordinary Shares not owned by the offeror, obtained the approval of not less than 90% of all the shares to which the offer relates, the offeror may, at any time within two months after the end of that four-month period, require any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, nontendering shareholders will be compelled to sell their shares, unless within one month from the date on which the notice to compulsorily acquire was given to the nontendering shareholder, the nontendering shareholder is able to convince the court to order otherwise. The Companies Act also provides that a resolution of shareholders shall not be required in circumstances where a parent company seeks to merge with a subsidiary company (that is, a company in which it owns 90% of the issued and outstanding shares). In that event, providing that the remaining requirements for a merger have been met, once the offeror has acquired 90% of the target it will be able effectively to “squeeze out” the remaining minority shareholders without having to wait out the aforementioned four-month period.

Registration Rights

Bankruptcy Registration Rights Agreement

On the Effective Date, Noble entered into the Bankruptcy RRA with the Bankruptcy RRA Holders. Under the Bankruptcy RRA, Bankruptcy RRA Holders have certain demand and piggyback registration rights, subject to the limitations set forth in the Bankruptcy RRA. Pursuant to their underwritten offering registration rights, Bankruptcy RRA Holders have the right to demand that Noble register underwritten offerings of any or all of their Registrable Securities (as defined in the Bankruptcy RRA) pursuant to an effective registration statement, subject to certain conditions, including that the aggregate proceeds expected to be received from such an offering is equal to or greater than $20 million, unless such demand is not pursuant to a shelf registration statement, in which case certain Bankruptcy RRA Holders may require that Noble register an underwritten offering for an amount that would enable all remaining Registrable Securities to be included in such offering. In addition, the Bankruptcy RRA requires Noble to register for resale such Registrable Securities pursuant to Rule 415 under the Securities Act, including by filing a registration statement on Form S-1 or Form S-3 by the applicable deadline set forth in the Bankruptcy RRA.

Pacific Drilling Merger Registration Rights Agreement

On April 15, 2021, in connection with the closing of the Pacific Drilling Merger, Noble entered into the Pacific Drilling Merger RRA with the Pacific Drilling Merger RRA Holders, pursuant to which, among other things, Noble is required to file with the SEC a registration statement registering for resale the Ordinary Shares issuable to the Pacific Drilling Merger RRA Holders upon consummation of the Pacific Drilling Merger, and subject to certain limitations set forth therein, certain Pacific Drilling Merger RRA Holders have customary shelf, demand and piggyback registration rights. In addition, pursuant to the Pacific Drilling Merger RRA, certain Pacific Drilling Merger RRA Holders have the right to require Noble, subject to certain limitations set forth therein, to effect a distribution of any or all of their Ordinary Shares by means of an underwritten offering. Noble is not obligated to effect any underwritten offering unless the dollar amount of the registrable securities of the Pacific Drilling Merger RRA Holder(s) demanding such underwritten offering to be included therein is reasonably likely to result in gross sale proceeds of at least $20 million.

Maersk Drilling Merger Registration Rights Agreement

At the closing of the Business Combination, Topco will enter into the Maersk Drilling Merger RRA with APMH Invest pursuant to which, among other things, and subject to certain limitations set forth therein, APMH Invest will have customary demand and piggyback registration rights. In addition, pursuant to the Maersk Drilling Merger RRA, APMH Invest will have the right to require Topco, subject to certain limitations set forth therein, to effect a distribution of any or all of its Topco Shares by means of an underwritten offering. Topco is not obligated to effect any underwritten offering unless the dollar amount of the securities of APMH Invest to be sold is reasonably likely to result in gross sale proceeds of at least $20 million.

Transfer Agent

The transfer agent and registrar for the Ordinary Shares is Computershare Inc., a Delaware corporation (“Computershare”).

Listing

Our Ordinary Shares are listed on the NYSE under the symbol “NE.”

Anti-Takeover Provisions

General

The Articles have provisions that could have an anti-takeover effect. These provisions are intended to enhance the ability of the Board to deal with unsolicited takeover attempts by increasing the likelihood of continuity and stability in the composition of the Board. These provisions could have the effect of discouraging transactions that may involve an actual or threatened change of control of Noble.

Number of Directors

The Articles provide that the Board will consist of not less than three directors nor more than nine directors, the exact number to be set from time to time by an ordinary resolution. An ordinary resolution is a resolution passed by the holders of more than 50% of the shares voted at a general meeting or approved in writing by all shareholders of Noble entitled to vote at a general meeting of Noble.

Advance Notice Provisions

The Articles establish an advance notice procedure that must be followed by shareholders if they wish to nominate candidates for election as directors at an annual general meeting of shareholders. The Articles provide generally that, if a shareholder desires to nominate a candidate for election as a director at an annual general meeting, then such shareholder must give us notice not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual general meeting. The notice must contain specified information concerning the shareholder submitting the proposal. These procedures do not apply to the Investor Director (as defined herein).

Action Only by Unanimous Written Consent

Subject to the terms of any other class of shares in issue, any action required or permitted to be taken by the holders of Ordinary Shares must be taken at a duly called annual or extraordinary general meeting of shareholders or by written resolution signed by all of the holders of Ordinary Shares. Extraordinary general meetings may be called by a majority of the entire Board, the Chairman of the Board, the Chief Executive Officer or by shareholders holding at least 30% of paid up voting share capital of Noble.

Preferred Shares

The Board is authorized, without obtaining any vote or consent of the holders of any class or series of shares, unless expressly provided by the terms of issue of a class or series, to issue from time to time any other classes or series of shares with the designations and relative powers, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or terms or conditions of redemption as they consider fit. The Board could authorize the issuance of preferred shares with terms and conditions that could discourage a takeover or other transaction that holders of some or a majority of the Ordinary Shares might believe to be in their best interests or in which holders might receive a premium for their shares over the then market price of the shares. No preferred shares have been established as of the date of this prospectus.

Quorum Requirements

The special quorum provisions contained in the Articles require the presence of shareholders who, present in person (which, in the case of a corporate shareholder shall include being present by a representative) or by proxy, together represent at least the majority of the total voting rights of all the shareholders entitled to vote in relation to the meeting. The matters set forth below require the presence of at least two thirds of the total voting rights of all the shareholders entitled to vote in relation to the meeting:

•	the adoption by Noble of a resolution to remove a director; or

•	the adoption by Noble of a resolution to amend, vary, suspend the operation of, disapply or cancel:

•	Articles 21.1, 21.2 and 21.11, which relate to the convening of, and proceedings and procedures at, general meetings;

•	Article 26, which relates to the number and qualifications of the directors of Noble;

•	Article 28, which relates to the appointment and removal of directors of Noble;

•	Article 29, which relates to vacancies on the Board; or

•	Article 48, which relates to transactions with Interested Shareholders (as defined in the Articles).

Restrictions on Business Combinations

As a Cayman Islands company, Noble is not subject to Section 203 of the Delaware General Corporation Law, which restricts business combinations with interested shareholders. However, Article 48 of the Articles contains provisions that largely mirror the intention of Section 203 and generally restrict “business combinations” between Noble and an “interested shareholder.” Specifically, “business combinations” between an “interested shareholder” and Noble are prohibited for a period of three years after the time the interested shareholder acquired its shares, unless:

•	the business combination or the transaction resulting in the person becoming an interested shareholder is approved by the Board prior to the date the interested shareholder acquired Noble’s shares;

•	the interested shareholder acquired at least 85% of Noble’s shares in the transaction in which it became an interested shareholder; or

•

the business combination is approved by a majority of the Board and by the affirmative vote of disinterested shareholders holding at least two thirds of the shares generally entitled to vote which are not owned by the interested shareholder.

For purposes of Article 48, “business combinations” is defined broadly to include mergers, consolidations of majority owned subsidiaries, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of Noble, and most transactions that would increase the interested shareholder’s proportionate share ownership in Noble. “Interested shareholder” is defined as a person who, together with any affiliates and/or associates of that person, beneficially owns, directly or indirectly, 15% or more of the issued voting shares of Noble.

Notwithstanding the foregoing, Article 48 of the Articles will not apply to a business combination with any interested shareholder that is a “qualifying interested shareholder.” A “qualifying interested shareholder” means any person that becomes an interested shareholder as a result of the issuance of Ordinary Shares, Penny Warrants and Emergence Warrants to such person or any of its affiliates or associates on the Effective Date pursuant to the Plan (including Ordinary Shares issued pursuant to the Backstop Commitment Agreement); provided that if at any time a qualifying interested shareholder owns, directly or indirectly (together with its associates and affiliates), less than the “specified ownership percentage” of the voting shares of Noble for 365 consecutive days, such person shall cease to be a qualifying interested shareholder on such 365th day. “Specified ownership percentage” means 15% of the combined voting power of the voting shares of Noble; provided that if a qualifying interested shareholder owns, directly or indirectly (together with its associates and affiliates), less than 15% of the combined voting power of the voting shares of Noble as the result of the issuance by Noble of additional voting shares, then, with respect to such qualifying interested shareholder, the specified ownership percentage means 10% of the combined voting power of the voting shares of Noble until such time, if any, as such qualifying interested shareholder owns, directly or indirectly (together with its associates and affiliates), 15% or more of the combined voting power of the voting shares of Noble, in which case the specified ownership percentage with respect to such person shall again mean 15% of the combined voting power of the voting shares of Noble. The acquisition of additional voting shares by any qualifying interested shareholder on or following the Effective Date will not result in such person ceasing to constitute a qualifying interested shareholder.

Director Designation Right

Pursuant to the Articles, subject to certain conditions and limitations, for so long as the Designated Entities (as defined below) hold, in the aggregate, no fewer than 20% of the outstanding and issued Ordinary Shares, the Designated Entities (with such right exercised by their designating party) shall be entitled to nominate, and the Board shall appoint, and remove one director (the “Investor Director”). For so long as the Designated Entities hold, in aggregate, no fewer than 20% of the outstanding and issued Ordinary Shares, the Investor Director may be removed by, and only by, the affirmative vote or written consent of the designating party. If the designating party entitled to designate a person to fill any directorship fails to do so, then such directorship shall remain vacant until filled by such designating party. “Designated Entities” means the funds and accounts for which the same person serves as investment manager, advisor or sub-advisor (as applicable) on the Effective Date and which funds and accounts own, in the aggregate, in excess of 35% of the issued and outstanding Ordinary Shares upon effectiveness of the Plan on the Effective Date. The Investor Manager is currently the designating party for the Designated Entities. The Investor Manager has designated an Investor Director, pursuant to which the Board appointed Paul Aronzon to serve as a director on April 19, 2021.

Emergence Warrants

On the Effective Date and pursuant to the Plan, Noble entered into (i) a Tranche 1 Warrant Agreement (the “Tranche 1 Warrant Agreement”) with Computershare and Computershare Trust Company, N.A., a federally chartered trust company, as warrant agent (together with Computershare, the “Warrant Agent”), which provides for Noble’s issuance of an aggregate of 8,333,081 seven-year warrants with Black Scholes protection (the “Tranche 1 Warrants”) to purchase Ordinary Shares, (ii) a Tranche 2 Warrant Agreement (the “Tranche 2 Warrant Agreement”) with the Warrant Agent, which provides for Noble’s issuance of an aggregate of 8,333,081 seven-year warrants with Black Scholes protection (the “Tranche 2 Warrants”) to purchase Ordinary Shares, and (iii) a Tranche 3 Warrant Agreement (the “Tranche 3 Warrant Agreement” and, collectively with the Tranche 1 Warrant Agreement and the Tranche 2 Warrant Agreement, the “Emergence Warrant Agreements”) with the Warrant Agent, which provides for Noble’s issuance of an aggregate of 2,777,698 five-year warrants with no Black Scholes protection (the “Tranche 3 Warrants” and, collectively with the Tranche 1 Warrants and the Tranche 2 Warrants, the “Emergence Warrants”) to purchase Ordinary Shares. On the Effective Date and pursuant to the Plan, Noble issued 8,333,081 Tranche 1 Warrants and 8,333,081 Tranche 2 Warrants to the holders of certain series of Legacy Noble’s then outstanding senior notes and 2,777,698 Tranche 3 Warrants to the holders of Legacy Noble’s ordinary shares outstanding prior to the Effective Date.

Exercise

The Tranche 1 Warrants are exercisable from the Effective Date until 5:00 p.m., Eastern time, on February 4, 2028, at which time all unexercised Tranche 1 Warrants will expire and the rights of the holders of such Tranche 1 Warrants to purchase Ordinary Shares will terminate. The Tranche 1 Warrants are initially exercisable for one Ordinary Share per Tranche 1 Warrant at an exercise price of $19.27 per Tranche 1 Warrant (as may be adjusted from time to time pursuant to the Tranche 1 Warrant Agreement, the “Tranche 1 Exercise Price”).

The Tranche 2 Warrants are exercisable from the Effective Date until 5:00 p.m., Eastern time, on February 4, 2028, at which time all unexercised Tranche 2 Warrants will expire and the rights of the holders of such Tranche 2 Warrants to purchase Ordinary Shares will terminate. The Tranche 2 Warrants are initially exercisable for one Ordinary Share per Tranche 2 Warrant at an exercise price of $23.13 per Tranche 2 Warrant (as may be adjusted from time to time pursuant to the Tranche 2 Warrant Agreement, the “Tranche 2 Exercise Price”).

The Tranche 3 Warrants are exercisable from the Effective Date until 5:00 p.m., Eastern time, on February 4, 2026, at which time all unexercised Tranche 3 Warrants will expire and the rights of the holders of such Tranche 3 Warrants to purchase Ordinary Shares will terminate. The Tranche 3 Warrants are initially exercisable for one Ordinary Share per Tranche 3 Warrant at an exercise price of $124.40 per Tranche 3 Warrant (as may be adjusted from time to time pursuant to the Tranche 3 Warrant Agreement, the “Tranche 3 Exercise Price” and, each of the Tranche 1 Exercise Price, the Tranche 2 Exercise Price and the Tranche 3 Exercise Price, an “Exercise Price”).

Each of the Emergence Warrants is exercisable by a holder paying the applicable Exercise Price therefor in cash or on a cashless basis, at the election of the holder, upon the terms and subject to the conditions set forth in the applicable Emergence Warrant Agreement.

Anti-Dilution Adjustments

The number of Ordinary Shares for which an Emergence Warrant is exercisable, and the applicable Exercise Price therefor, are subject to adjustment from time to time upon the occurrence of certain events, including share sub-division, consolidation, capitalization, certain offers by Noble to repurchase Ordinary Shares, dividends and distributions of cash, other securities or other property and certain rights offerings.

No Rights as Shareholders

Pursuant to the Emergence Warrant Agreements, no holder of Emergence Warrants shall have or exercise any rights held by holders of Ordinary Shares solely by virtue thereof as a holder of Emergence Warrants, including the right to vote and to receive dividends and other distributions as a holder of Ordinary Shares.

Black Scholes Protection for Fundamental Transactions

Each of the Tranche 1 Warrant Agreement and the Tranche 2 Warrant Agreement entitles the holders of Tranche 1 Warrants and Tranche 2 Warrants, respectively, to Black Scholes protection for the value thereof upon the consummation of a Fundamental Transaction (as defined in the Tranche 1 Warrant Agreement or the Tranche 2 Warrant Agreement, as applicable). If (i) Noble consummates a Fundamental Transaction while any of the Tranche 1 Warrants or the Tranche 2 Warrants remain outstanding and (ii) the consideration to which holders of Ordinary Shares are entitled consists in whole or in part of cash, then Noble will pay for each such Emergence Warrant an amount of cash equal to the greater of (A) the product of (1) the number of Ordinary Shares underlying such Emergence Warrant (the “Warrant Share Number”) and (2) the amount, if any, by which (x) such cash consideration exceeds (y) the applicable Exercise Price multiplied by the percentage of the total consideration for the Fundamental Transaction paid or payable in cash (the “Cash Consideration Percentage”), and (B) the value of such Emergence Warrant as determined in accordance with the Tranche 1 Warrant Agreement or the Tranche 2 Warrant Agreement (as applicable) based on Black Scholes option pricing inputs as of the date of the consummation of the Fundamental Transaction (the “Black Scholes Value”) multiplied by the Cash Consideration Percentage. In addition, if (i) Noble consummates a Fundamental Transaction while any of the Tranche 1 Warrants or the Tranche 2 Warrants remain outstanding, (ii) holders of Ordinary Shares are entitled to consideration other than cash or Equity Consideration (as defined in the Tranche 1 Warrant Agreement or the Tranche 2 Warrant Agreement, as applicable) (the “Other Consideration”) and (iii) (1) the Warrant Share Number multiplied by the amount, if any, by which (w) the fair market value of the Other Consideration exceeds

(x) the Exercise Price multiplied by the percentage of the total consideration for the Fundamental Transaction represented by the Other Consideration (the “Other Consideration Percentage”) is less than (2) (y) the Black Scholes Value multiplied by (z) the Other Consideration Percentage, then Noble will pay for each such Emergence Warrant an amount of cash equal to the product of the Black Scholes Value multiplied by the Other Consideration Percentage.

Mandatory Exercise

Each of the Tranche 1 Warrant Agreement and the Tranche 2 Warrant Agreement provides that, from and after the date on which the Mandatory Exercise Condition (as described below) has occurred and is continuing, each of Noble, on the one hand, and holders of Tranche 1 Warrants or Tranche 2 Warrants representing at least 20% of the Tranche 1 Warrants or the Tranche 2 Warrants (as applicable) issued on the Effective Date (the “Required Mandatory Exercise Warrantholders”), on the other hand, have the right and option (but not the obligation) to (i) in the case of Noble, cause all of the Tranche 1 Warrants or the Tranche 2 Warrants (as applicable), and (ii) in the case of the electing Required Mandatory Exercise Warrantholders, cause all of their respective Tranche 1 Warrants or Tranche 2 Warrants (as applicable), to be automatically exercised on a cashless basis upon the terms and subject to the conditions set forth therein (a “Mandatory Exercise”). Pursuant to each of the Tranche 1 Warrant Agreement and the Tranche 2 Warrant Agreement, the “Mandatory Exercise Condition” has occurred if (i) Noble meets or exceeds certain trading price and volume thresholds or (ii) three and one-half years have elapsed since the Effective Date. A Mandatory Exercise entitles the holder of each Emergence Warrant subject thereto to (i) the number of Ordinary Shares issuable upon exercise of such Emergence Warrant on a cashless basis and (ii) an amount payable in cash, Ordinary Shares or a combination thereof (in Noble’s sole discretion) equal to the Black Scholes Value multiplied by a fraction, (A) the numerator of which is (x) the number of Ordinary Shares issuable upon exercise of such Emergence Warrant on a cash basis minus (y) the number of Ordinary Shares issuable upon exercise of such Emergence Warrant on a cashless basis, and (B) the denominator of which is the number of Ordinary Shares issuable upon exercise of such Emergence Warrant on a cash basis.

Penny Warrants

On the Effective Date, in connection with the effectuation of the Plan, Noble entered into an Ordinary Share Purchase Warrant Agreement (the “Penny Warrant Agreement” and, collectively with the Emergence Warrant Agreements, the “Warrant Agreements”) with the Warrant Agent which provides for Noble’s issuance of an aggregate of up to 6,463,182 Ordinary Share Purchase Warrants (the “Penny Warrants”) to purchase an aggregate of 6,463,182 Ordinary Shares. Each Penny Warrant permits the holder thereof (a “Penny Warrantholder”), upon the terms and subject to the limitations on exercise and the conditions set forth in such Penny Warrant Agreement, including that a Penny Warrantholder may not exercise any Penny Warrant if doing so would result in the Penny Warrantholder beneficially owning, for purposes of Section 13(d) of the Exchange Act and applicable rules, in excess of 9.9% of the Ordinary Shares, subject to the terms of the Penny Warrant Agreement, at any time and from time to time after the issuance date, to subscribe for and purchase from Noble one Ordinary Share at an exercise price of $0.01 per share (subject to adjustment as provided in the Penny Warrant Agreement). The Penny Warrants have no stated expiration date; however, the Penny Warrants will expire 30 days after the consummation of a Fundamental Transaction (as defined in the Penny Warrant Agreement) to the extent any Penny Warrants then remain outstanding. In the event of a Fundamental Transaction, the Penny Warrants will be converted into the right to receive upon exercise such consideration in the Fundamental Transaction as the Penny Warrantholder would have been entitled to receive with respect to the Ordinary Shares that would otherwise have been deliverable on exercise of the Penny Warrants held by the Penny Warrantholder.

Pursuant to the Penny Warrant Agreement, no holder of Penny Warrants shall have or exercise any rights held by holders of Ordinary Shares solely by virtue thereof as a holder of Penny Warrants, including the right to vote and, except as provided in the Penny Warrant Agreement, to receive dividends and other distributions as a holder of Ordinary Shares prior to the issuance to the holder of Penny Warrants of the Ordinary Shares which such holder is then entitled to receive upon the due exercise of the Penny Warrants.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain United States (for purposes of this section, “U.S.”) federal income tax considerations of owning and disposing of the Ordinary Shares by a U.S. Holder (defined below).

This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Tax Code”), the U.S. Treasury Regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions and published administrative rules and pronouncements of the U.S. Internal Revenue Service (the “IRS”), all as in effect on the date hereof (collectively, “Applicable U.S. Tax Law”). Changes in the rules or new interpretations of the rules may have retroactive effect and could significantly affect the U.S. federal income tax considerations described below. We have not requested, and will not request, any ruling or determination from the IRS or any other taxing authority with respect to the tax considerations discussed herein, and the discussion below is not binding upon the IRS or the courts. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position than any position discussed herein.

This summary does not address state, local or non-income tax considerations, nor does it purport to address all aspects of U.S. federal income taxation that may be relevant to a U.S. Holder in light of its individual circumstances or to a U.S. Holder that may be subject to special tax rules (such as persons who are related to the Debtors within the meaning of the Tax Code, persons liable for alternative minimum tax, persons whose functional currency is not the U.S. dollar, U.S. expatriates, persons who actually or constructively own or will own 10% or more (by vote or value) of the equity interest of Noble (and any person that is related to Noble), broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax exempt organizations, controlled foreign corporations, passive foreign investment companies, partnerships (or other entities treated as partnerships or other pass-through entities), beneficial owners of partnerships (or other entities treated as partnerships or other pass-through entities), subchapter S corporations, persons who hold the Ordinary Shares as part of a straddle, hedge, conversion transaction or other integrated investment, persons using a mark-to-market method of accounting and persons who are in bankruptcy). Furthermore, this summary assumes that the Ordinary Shares are held only as “capital assets” (within the meaning of section 1221 of the Tax Code). This summary does not address the material U.S. federal income tax considerations of the Business Combination.

For purposes of this discussion, a “U.S. Holder” is a holder of Ordinary Shares that is: (1) an individual citizen or resident of the United States for U.S. federal income tax purposes; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of the source of such income; or (4) a trust (A) if a court within the United States is able to exercise primary jurisdiction over the trust’s administration and one or more United States persons (within the meaning of section 7701(a)(30) of the Tax Code) have authority to control all substantial decisions of the trust or (B) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

If a partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) is a holder of Ordinary Shares, the tax treatment of a partner (or other beneficial owner) generally will depend upon the status of the partner (or other beneficial owner) and the activities of the entity. Partners (or other beneficial owners) of partnerships (or other entities treated as partnerships or other pass-through entities) that are holders of Ordinary Shares should consult their respective tax advisors regarding the U.S. federal income tax considerations of the Ordinary Shares.

THE FOLLOWING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF ORDINARY SHARES. ALL HOLDERS OF ORDINARY SHARES ARE URGED TO

CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, NON-U.S., NON-INCOME AND OTHER TAX CONSIDERATIONS OF THE ORDINARY SHARES.

Dividends Paid on the Ordinary Shares

Subject to the discussion below regarding the passive foreign investment company (“PFIC”) rules, any distributions made by Noble out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes and including any taxes withheld from such distributions) with respect to the Ordinary Shares generally should be taxable to a U.S. Holder as foreign source ordinary dividend income. Distributions in excess of current and accumulated earnings and profits should be treated as a non-taxable return of capital to the extent of a U.S. Holder’s basis in the Ordinary Shares and thereafter as capital gain. Noble does not intend to determine its earnings and profits on the basis of U.S. federal income tax principles and, as a result, U.S. Holders should expect to treat all distributions on the Ordinary Shares as dividends.

In general, dividends paid with respect to the Ordinary Shares to certain non-corporate U.S. Holders will be treated as “qualified dividend income,” which is taxable to such U.S. Holder at preferential capital gain tax rates provided that (i) the Ordinary Shares are readily tradable on an established securities market in the United States (such as the NYSE) or Noble is eligible for the benefits of a comprehensive income tax treaty with the United States that the IRS has determined is satisfactory and that includes an exchange of information program, (ii) as discussed below under “—PFIC,” Noble is not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year, and (iii) certain holding period and other requirements are satisfied. For purposes of clause (i) above, the Ordinary Shares should be treated as readily tradable on an established securities market in the United States so long as they are listed on the NYSE.

Sale, Exchange or Other Disposition of the Ordinary Shares

Unless a non-recognition provision applies, and subject to the discussion below under “—PFIC,” U.S. Holders generally will recognize capital gain or loss upon the sale, exchange or other disposition of the Ordinary Shares. Such capital gain or loss will be long-term capital gain or loss if, at the time of the sale, exchange or other disposition, the U.S. Holder held the Ordinary Shares for more than one year. Long-term capital gains of an individual taxpayer generally are taxed at preferential rates. The deductibility of capital losses is subject to certain limitations.

PFIC

A special set of U.S. federal income tax rules applies to ownership interests in a PFIC. A non-U.S. corporation is a PFIC in any taxable year in which, after taking into account certain look-through rules, either (i) at least 75% of its gross income is passive income or (ii) at least 50% of the average value (determined on a quarterly basis) of its assets is attributable to assets that produce or are held to produce passive income. In making this determination, the non-U.S. corporation is treated as earning its proportionate share of any income and owning its proportionate share of any assets of a subsidiary corporation in which it owns, directly or indirectly, a 25% or greater interest, by value. Passive income generally includes, but is not limited to, dividends, interest, rents, royalties and capital gains. If Noble is a PFIC at any time during which a U.S. Holder owns the Ordinary Shares, the U.S. Holder would be subject to additional U.S. information return filing requirements and the potentially materially adverse rules discussed below. While it is not free from doubt, we believe that Noble has not been, and will not become, a PFIC with respect to any taxable year.

If Noble is classified as a PFIC for any taxable year during which a U.S. Holder owns Ordinary Shares, the PFIC rules may alter the tax consequences of owning the Ordinary Shares with respect to gains from the sale, exchange or other disposition of, and “excess distributions” with respect to, the Ordinary Shares. Under the “default PFIC regime,” in general, an “excess distribution” is any distribution to a U.S. Holder that is greater than 125% of the average annual distributions received by the U.S. Holder (including return of capital distributions)

during the three preceding taxable years or, if shorter, a U.S. Holder’s holding period. If Noble is classified as a PFIC for any taxable year during which a U.S. Holder owns Ordinary Shares, gains from the sale, exchange or other disposition of, and “excess distributions” with respect to, the Ordinary Shares would be allocated ratably over a U.S. Holder’s entire holding period and taxed at the highest ordinary income tax rate in effect for each such taxable year (subject to certain exceptions). Moreover, interest would be charged retroactively at the rate applicable to underpayments of tax (with respect to each such tax year’s ratable allocation) through the date of the sale, exchange or other disposition of, and “excess distributions” with respect to, the Ordinary Shares.

Noble does not intend to prepare or provide the information that would enable a U.S. Holder to make a “qualified electing fund” election to opt out of the default PFIC regime. U.S. Holders should consult with their tax advisors with respect to whether the unfavorable PFIC rules may be avoidable by electing to mark the Ordinary Shares to market.

The rules relating to PFICs are extremely complex and U.S. Holders are urged to consult their tax advisors regarding the tax considerations of owning Ordinary Shares in the event that Noble is treated as a PFIC during any taxable year during which a U.S. Holder will own Ordinary Shares.

The above discussion assumes Noble is not treated as a controlled foreign corporation (a “CFC”) under Applicable U.S. Tax Law, but no assurance can be made in that regard. U.S. Holders are urged to consult their tax advisors regarding the tax considerations of owning Ordinary Shares in the event that Noble is treated as a CFC.

Foreign Asset Reporting

Each U.S. Holder that is an individual that holds, or that is a corporation, partnership or trust formed or availed for the purpose of holding, “specified foreign financial assets” with an aggregate value in excess of $50,000 on the last day of the tax year or more than $75,000 at any time during the tax year (or such larger values as specified in the applicable Treasury Regulations), generally is required to file an information report with respect to such assets with its tax returns. A U.S. Holder is urged to consult its tax advisors regarding its information reporting obligations, if any, with respect to its ownership and disposition of the Ordinary Shares.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to amounts paid to a U.S. Holder in respect of the Ordinary Shares and the proceeds received by a U.S. Holder from the sale, exchange or other disposition of the Ordinary Shares, unless such U.S. Holder is an exempt recipient, such as a corporation. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number or a certification that it is not subject to backup withholding.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

CAYMAN ISLANDS TAX CONSIDERATIONS

The following is a discussion on certain Cayman Islands income tax consequences of an investment in our securities. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws

Payments of dividends and capital in respect of our securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities nor will gains derived from the disposal of the securities be subject to Cayman Islands income or corporate tax. The Cayman Islands currently have no income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect of the issue of our securities or on an instrument of transfer in respect of our securities.

The Company has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has applied for and received an undertaking from the Financial Secretary of the Cayman Islands in the following form.

The Tax Concessions Act (As Revised) Undertaking as to Tax Concessions

In accordance with the provision of section 6 of The Tax Concessions Act (As Revised), the Financial Secretary undertakes with the Company:

1.	That no law which is hereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

2.	In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

2.1	on or in respect of the shares, debentures or other obligations of the Company; or

2.2	by way of the withholding in whole or part, of any relevant payment as defined in Section 6(3) of the Tax Concessions Act (As Revised).

3.	These concessions shall be for a period of 20 years from November 30, 2020.

PLAN OF DISTRIBUTION

The selling shareholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from a named selling shareholder as a gift, partnership distribution or other permitted transfer after the date of this prospectus (all of whom may be selling shareholders), may sell some or all of the securities covered by this prospectus from time to time on any stock exchange or automated interdealer quotation system on which our Ordinary Shares are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling shareholders may sell the securities by one or more of the following methods, without limitation:

•	block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of any stock exchange on which our Ordinary Shares are listed;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	privately negotiated transactions;

•	“at-the-market” offering transactions;

•	short sales, either directly or with a broker-dealer or affiliate thereof;

•	through the writing of options on the Ordinary Shares, whether or not the options are listed on an options exchange;

•	through loans or pledges of the Ordinary Shares to a broker-dealer or an affiliate thereof;

•

by entering into transactions with third parties who may (or may cause others to) issue securities convertible or exchangeable into, or the return of which is derived in whole or in part from the value of, our Ordinary Shares;

•	through the distribution by any selling shareholder to its partners, members or equity holders;

•	one or more underwritten offerings on a firm commitment or best efforts basis; and

•	any combination of any of these methods of sale.

For example, the selling shareholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of our Ordinary Shares. These brokers, dealers or underwriters may act as principals, or as an agent of a selling shareholder. Broker-dealers may agree with a selling shareholder to sell a specified number of Ordinary Shares at a stipulated price. If the broker-dealer is unable to sell the Ordinary Shares acting as agent for a selling shareholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire Ordinary Shares as principals may thereafter resell the Ordinary Shares from time to time in transactions on any stock exchange or automated interdealer quotation system on which the Ordinary Shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

A selling shareholder may also enter into hedging and/or monetization transactions. For example, a selling shareholder may:

•

enter into transactions with a broker-dealer or affiliate of a broker-dealer or other third party in connection with which that other party will become a selling shareholder and engage in short sales of our Ordinary Shares under this prospectus, in which case the other party may use Ordinary Shares received from the selling shareholder to close out any short position;

•	sell short our Ordinary Shares under this prospectus and use Ordinary Shares held by the selling shareholder to close out any short position;

•

enter into options, forwards or other transactions that require the selling shareholder to deliver, in a transaction exempt from registration under the Securities Act, Ordinary Shares to a broker-dealer or an affiliate of a broker-dealer or other third party who may then become a selling shareholder and publicly resell or otherwise transfer Ordinary Shares under this prospectus;

•

loan or pledge Ordinary Shares to a broker-dealer or affiliate of a broker-dealer or other third party who may then become a selling shareholder and sell the loaned shares or, in an event of default in the case of a pledge, become a selling shareholder and sell the pledged shares, under this prospectus. As and when a selling shareholder takes such actions, the number of securities offered under this prospectus on behalf of such selling shareholder will decrease. The plan of distribution for that selling shareholder’s Ordinary Shares will otherwise remain unchanged; or

•

enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the selling shareholder or borrowed from the selling shareholder or others to settle those sales or to close out any related open borrowings of Ordinary Shares, and may use securities received from the selling shareholder in settlement of those derivatives to close out any related open borrowings of Ordinary Shares. The third party in such sale transactions may be an underwriter and, if applicable, will be identified as such in the applicable prospectus supplement (or a post-effective amendment).

The selling shareholders may also sell Ordinary Shares pursuant to Rule 144 under the Securities Act.

We do not know of any arrangements by the selling shareholders for the sale of our Ordinary Shares.

To the extent required under the Securities Act, the aggregate amount of selling shareholders’ Ordinary Shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the Ordinary Shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling shareholder and/or purchasers of selling shareholders’ Ordinary Shares for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling shareholders and any underwriters, brokers, dealers or agents that participate in the distribution of the Ordinary Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the Ordinary Shares sold by them may be deemed to be underwriting discounts and commissions.

The selling shareholders and other persons participating in the sale or distribution of the Ordinary Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the Ordinary Shares by the selling shareholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of ordinary shares in the market and to the activities of the selling shareholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the Ordinary Shares to engage in market-making activities with respect to the particular Ordinary Shares being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the Ordinary Shares and the ability of any person or entity to engage in market-making activities with respect to the Ordinary Shares.

To the extent permitted by applicable law, this plan of distribution may be modified in a prospectus supplement or otherwise.

We agreed to register the Ordinary Shares under the Securities Act and to keep the registration statement of which this prospectus is a part effective for a specified period of time. We have also agreed to indemnify the selling shareholders against certain liabilities, including liabilities under the Securities Act. The selling shareholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act.

We will not receive any proceeds from sales of any Ordinary Shares by the selling shareholders.

We cannot assure you that the selling shareholders will sell all or any portion of the Ordinary Shares offered hereby. All of the foregoing may affect the marketability of the securities offered hereby.

LEGAL MATTERS

The validity of the Ordinary Shares offered hereby will be passed upon for us by Maples and Calder (Cayman) LLP, Cayman Islands legal counsel.

EXPERTS

The consolidated financial statements of Noble Corporation (Successor) as of December 31, 2021, and for the period from February 6, 2021 through December 31, 2021 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to Noble Corporation’s Annual Report on Form 10-K for the year ended December 31, 2021 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to Noble Corporation’s emergence from bankruptcy and adoption of fresh start accounting on February 5, 2021 as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Noble Holding Corporation plc (formerly known as Noble Corporation plc) (Predecessor) as of December 31, 2020, and for the period from January 1, 2021 through February 5, 2021, and for each of the two years in the period ended December 31, 2020 incorporated in this prospectus by reference to Noble Corporation’s Annual Report on Form 10-K for the year ended December 31, 2021 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Noble Corporation plc’s (subsequently renamed Noble Holding Corporation plc) petition on July 31, 2020 with the United States Bankruptcy Court for the Southern District of Texas for reorganization under the provisions of Chapter 11 of the Bankruptcy Code, and emergence from bankruptcy and adoption of fresh start accounting on February 5, 2021 as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Pacific Drilling Company LLC as of December 31, 2020 (Successor), and of Pacific Drilling S.A. for the year ended December 31, 2020 (Predecessor), have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 financial statements refers to a change in the basis for presentation for Pacific Drilling Company LLC’s emergence from bankruptcy.

The financial statements of The Drilling Company of 1972 A/S as of December 31, 2021, 2020 and 2019 and for the years then ended included in Noble Finco Limited’s Registration Statement on Form S-4 dated March 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers Statsautoriseret Revisionspartnerselskab, independent auditors, given on the authority of said firm as experts in auditing and accounting.

NOBLE CORPORATION

Ordinary Shares

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following is a statement of the expenses (other than underwriting discounts and commissions) to be incurred by us in connection with a distribution of the securities registered under this registration statement.

SEC registration fee		$110,575.17
Accounting fees and expenses		*
Legal fees and expenses		*
Printing and engraving expenses		*
Transfer agent fees and expenses		*
Miscellaneous		*

Total	$	*

*

Estimated expenses are not presently known. The foregoing sets forth the general categories of expenses (other than underwriting discounts and commissions) that the registrant anticipates it will incur in connection with the offering of securities under this registration statement. An estimate of the aggregate expenses in connection with the issuance and distribution of the securities being offered will be included in the applicable prospectus supplement.

Item 15.	Indemnification of Directors and Officers

Noble Corporation (“Noble”) is an exempted company incorporated in the Cayman Islands with limited liability. Cayman Islands law does not limit the extent to which a company’s articles of association may provide for the indemnification of its directors, officers, employees and agents except to the extent that such provision may be held by the Cayman Islands courts to be contrary to public policy.

Noble’s articles of association provide the following:

Article 44.1 of Noble’s articles of association provides that every Noble director and officer and every former Noble director and officer shall be indemnified out of Noble’s assets against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No indemnified person shall be liable to Noble for any loss or damage incurred by Noble as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such indemnified person. No person shall be found to have committed actual fraud, wilful neglect or wilful default unless or until a court of competent jurisdiction shall have made a finding to that effect.

Article 44.2 of Noble’s articles of association provides that Noble shall advance to each indemnified person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any action, suit, proceeding or investigation involving such indemnified person for which indemnity will or could be sought. In connection with any advance of any expenses under Noble’s articles of association, the indemnified person shall execute an undertaking to repay the advanced amount to Noble if it shall be determined by final judgment or other final adjudication that such indemnified person was not entitled to indemnification pursuant to Article 44.2. If it shall be determined by a final judgment or other final adjudication that such indemnified person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to Noble (without interest) by the indemnified person.

Article 44.3 of Noble’s articles of association provides that the directors, on behalf of Noble, may purchase and maintain insurance for the benefit of any director or officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to Noble. Without prejudice to the generality of the foregoing, Noble shall use commercially reasonable efforts to purchase and maintain insurance for the benefit of the Investor Director (as defined in Noble’s articles of association) against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to Noble.

Noble has entered into an indemnity agreement with each of its directors and executive officers to supplement the indemnification protection available under Noble’s articles of association referred to above. These indemnity agreements generally provide that Noble will indemnify the parties thereto to the fullest extent permitted by law.

Noble also maintains insurance to protect itself and its directors, officers, employees and agents against expenses, liabilities and losses incurred by such persons in connection with their services in the foregoing capacities.

Item 16.	Exhibits

Exhibit Number	Description

2.1	Modified Second Amended Joint Plan of Reorganization of Noble Corporation plc (n/k/a Noble Holding Corporation plc), a company incorporated under the laws of England and Wales (“Legacy Noble”), and its Debtor Affiliates (filed as Exhibit 2.1 to Legacy Noble’s Current Report on Form 8-K filed on November 23, 2020 and incorporated herein by reference).

2.2†	Agreement and Plan of Merger, dated as of March 25, 2021, by and among Noble Corporation, a Cayman Islands company (“Noble”), Duke Merger Sub, LLC and Pacific Drilling Company LLC (filed as Exhibit 2.1 to Noble’s Current Report on Form 8-K filed on March 25, 2021 and incorporated herein by reference).

2.3†	Purchase and Sale Agreement, dated as of August 25, 2021, by and among Noble Finance Company, Noble Drilling (TVL) Ltd., Noble SA Limited, Noble Rig Holding I Limited, Noble Rig Holding 2 Limited, Noble Drilling Arabia Co. Ltd. and ADES International Holding Limited (filed as Exhibit 2.1 to Noble’s Current Report on Form 8-K filed on August 26, 2021 and incorporated herein by reference).

2.4†	Amendment No. 1 to Purchase and Sale Agreement, dated as of October 15, 2021, by and among Noble Finance Company, Noble Drilling (TVL) Ltd., Noble SA Limited, Noble Rig Holding I Limited, Noble Rig Holding 2 Limited, Noble Drilling Arabia Co. Ltd., ADES International Holding Limited and ADES Saudi Limited Company (filed as Exhibit 2.7 to Noble’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 and incorporated herein by reference).

2.5†	Business Combination Agreement, dated as of November 10, 2021, by and among Noble Corporation, Noble Finco Limited, Noble Newco Sub Limited and The Drilling Company of 1972 A/S (filed as Exhibit 2.1 to Noble’s Current Report on Form 8-K filed on November 10, 2021 and incorporated herein by reference).

3.1	Amended and Restated Memorandum of Association of Noble Corporation (filed as Exhibit 3.1 to Noble’s Current Report on Form 8-K filed on February 8, 2021 and incorporated herein by reference).

3.2	Amended and Restated Articles of Association of Noble Corporation (filed as Exhibit 3.2 to Noble’s Current Report on Form 8-K filed on February 8, 2021 and incorporated herein by reference).

3.3	Form of Articles of Association of Noble Finco Limited (filed as Exhibit 3.1 to Noble’s Current Report on Form 8-K filed on November 10, 2021 and incorporated herein by reference).

4.1	Indenture, dated as of February 5, 2021, among Noble Finance Company, the subsidiaries of Noble Finance Company party thereto, as guarantors, and U.S. Bank National Association, a national banking association, as collateral agent and trustee (including the form of Second Lien Note attached thereto) (filed as Exhibit 4.1 to Noble’s Current Report on Form 8-K filed on February 8, 2021 and incorporated herein by reference).

4.2	Supplemental Indenture, dated as of December 17, 2021, among Pacific Drilling S.A., as guarantor, and U.S. Bank National Association, a national banking association, as collateral agent and trustee (filed as Exhibit 4.2 to Amendment No. 2 to Noble’s Registration Statement on Form S-3/A dated December 22, 2021 (No. 333-255406) and incorporated herein by reference).

4.3	Tranche 1 Warrant Agreement, dated as of February 5, 2021, by and between Noble Corporation and Computershare Inc. and Computershare Trust Company, N.A. (filed as Exhibit 10.2 to Noble’s Current Report on Form 8-K filed on February 8, 2021 and incorporated herein by reference).

4.4	Tranche 2 Warrant Agreement, dated as of February 5, 2021, by and between Noble Corporation and Computershare Inc. and Computershare Trust Company, N.A. (filed as Exhibit 10.3 to Noble’s Current Report on Form 8-K filed on February 8, 2021 and incorporated herein by reference).

4.5	Tranche 3 Warrant Agreement, dated as of February 5, 2021, by and between Noble Corporation and Computershare Inc. and Computershare Trust Company, N.A. (filed as Exhibit 10.4 to Noble’s Current Report on Form 8-K filed on February 8, 2021 and incorporated herein by reference).

4.6	Penny Warrant Agreement, dated as of February 5, 2021, by and between Noble Corporation and Computershare Inc. and Computershare Trust Company, N.A. (filed as Exhibit 10.5 to Noble’s Current Report on Form 8-K filed on February 8, 2021 and incorporated herein by reference).

4.7	Equity Registration Rights Agreement, dated as of February 5, 2021, by and among Noble Corporation and the holders party thereto (filed as Exhibit 10.6 to Noble’s Current Report on Form 8-K filed on February 8, 2021 and incorporated herein by reference).

4.8	Registration Rights Agreement, dated as of April 15, 2021, by and among Noble Corporation and the holders party thereto (filed as Exhibit 10.1 to Noble’s Current Report on Form 8-K filed on April 16, 2021 and incorporated herein by reference).

4.9	Form of Registration Rights Agreement, by and among Noble Finco Limited and the holders party thereto (filed as Exhibit 10.4 to Noble’s Current Report on Form 8-K filed on November 10, 2021 and incorporated herein by reference).

4.10	Amendment No. 1 to Tranche 1 Warrant Agreement, dated as of December 27, 2021, by and between Noble Corporation and Computershare Inc. and Computershare Trust Company, N.A. (filed as Exhibit 10.59 to Noble’s Annual Report on Form 10-K for the year ended December 31, 2021 and incorporated herein by reference).

4.11	Amendment No. 1 to Tranche 2 Warrant Agreement, dated as of December 27, 2021, by and between Noble Corporation and Computershare Inc. and Computershare Trust Company, N.A. (filed as Exhibit 10.60 to Noble’s Annual Report on Form 10-K for the year ended December 31, 2021 and incorporated herein by reference).

5.1#	Legal Opinion of Maples and Calder (Cayman) LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of KPMG LLP.

23.4	Consent of PricewaterhouseCoopers Statsautoriseret Revisionspartnerselskab.

23.5#	Consent of Maples and Calder (Cayman) LLP (included as part of Exhibit 5.1).

24.1#	Powers of Attorney (included on the signature page of the initial filing of the Registration Statement).

107#	Filing Fees Table.

†	Certain portions of the exhibit have been omitted. Noble agrees to furnish a supplemental copy with any omitted information to the Securities and Exchange Commission (“SEC”) upon request.

#	Previously filed.

Item 17.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sugar Land, State of Texas, on April 13, 2022.

NOBLE CORPORATION

By:	/s/ Robert W. Eifler
Robert W. Eifler
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert W. Eifler Robert W. Eifler	Director, President and Chief Executive Officer (Principal Executive Officer)	April 13, 2022

/s/ Richard B. Barker Richard B. Barker	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	April 13, 2022

/s/ Laura D. Campbell Laura D. Campbell	Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	April 13, 2022

* Patrick J. Bartels, Jr.	Director	April 13, 2022

* Alan J. Hirshberg	Director	April 13, 2022

* Ann D. Pickard	Director	April 13, 2022

* Charles M. Sledge	Director	April 13, 2022

* Melanie M. Trent	Director	April 13, 2022

* Paul Aronzon	Director	April 13, 2022

* By:	/s/ Richard B. Barker
Richard B. Barker, Attorney-in-Fact